UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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XPERI CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting

of Stockholders

Friday, April 27, 2018

8:00 a.m., Local Time

Hyatt Regency Westlake

880 S Westlake Blvd,

Westlake Village, CA 91361

The Annual Meeting of the Stockholders of Xperi Corporation (the “Company”) will be held on Friday, April 27, 2018 at 8:00 a.m. local time, at Hyatt Regency Westlake, 880 S. Westlake Blvd., Westlake Village, CA 91361, for the following purposes:

1.	To elect seven (7) members of the Board of Directors to hold office until the next annual meeting or until their successors are duly elected and qualified;

2.	To approve the Company’s Seventh Amended and Restated 2003 Equity Incentive Plan;

3.	To approve the Company’s Amended and Restated 2003 Employee Stock Purchase Plan;

4.	To hold an advisory vote to approve executive compensation;

5.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accountants of the Company for its year ending December 31, 2018; and

6.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice. The Board of Directors has fixed the close of business on March 5, 2018 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting of Stockholders, or at any adjournments of the Annual Meeting of Stockholders.

We are pleased to be furnishing proxy materials to stockholders primarily over the Internet. We believe that this process expedites stockholders’ receipt of proxy materials and lowers the costs of printing and distributing our annual meeting materials. On or about March 16, 2018, a Notice of Internet Availability of Proxy Materials was mailed to our stockholders containing instructions on how to access our 2018 Proxy Statement and 2017 Annual Report on Form 10-K, and how to vote online. The Notice also included instructions on how you can receive a copy of your annual meeting materials, including the notice of annual meeting, proxy statement, and proxy card by mail, via e-mail or by downloading them online. If you choose to receive your annual meeting materials by mail, the notice of annual meeting, proxy statement from the Board of Directors, proxy card and annual report will be enclosed. If you choose to receive your annual meeting materials via e-mail, the e-mail will contain voting instructions and links to the annual report and the proxy statement on the Internet, both of which are available at http://www.proxyvote.com and on our website at http://ir.xperi.com/. If you access http://www.proxyvote.com using the instructions on the Notice, you will also be given the option to elect to receive future proxy materials by e-mail or in printed form by mail. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to the annual meeting materials and a link to the proxy voting site. Your election to receive future proxy materials by e-mail or in printed form by mail will remain in effect until you terminate such election.

In order to ensure your representation at the Annual Meeting of Stockholders, you are requested to submit your proxy over the Internet, by telephone or by mail. If you attend the Annual Meeting of Stockholders and file with the Secretary of the Company an instrument revoking your proxy or a duly executed proxy bearing a later date, your proxy will not be used.

All stockholders are cordially invited to attend the Annual Meeting of Stockholders.

By Order of the Board of Directors
XPERI Corporation
/s/ Paul E. Davis
PAUL E. DAVIS Secretary

San Jose, California

March 14, 2018

Xperi Corporation

3025 Orchard Parkway

San Jose, CA 95134

PROXY STATEMENT FOR THE ANNUAL MEETING

OF STOCKHOLDERS

TO BE HELD ON APRIL 27, 2018

This proxy statement is furnished in connection with the solicitation of proxies for use prior to or at the Annual Meeting of Stockholders (the “Annual Meeting”) of Xperi Corporation (together with its subsidiaries, herein referred to as the “Company” or “Xperi”), a Delaware corporation, to be held at 8:00 a.m. Pacific Daylight Time on Friday, April 27, 2018 and at any adjournments or postponements thereof for the following purposes:

●	To elect seven (7) members of the Board of Directors to hold office until the next annual meeting or until their successors are duly elected and qualified;
●	To approve the Company’s Seventh Amended and Restated 2003 Equity Incentive Plan;
●	To approve the Company’s Amended and Restated 2003 Employee Stock Purchase Plan;
●	To hold an advisory vote to approve executive compensation;
●	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accountants of the Company for its year ending December 31, 2018; and
●	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

We made this proxy statement and accompanying form of proxy available to stockholders beginning on March 16, 2018.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on April 27, 2018:

This proxy statement, form of proxy and the Company’s 2017 Annual Report on Form 10-K are available electronically at http://www.proxyvote.com and on our website at http://ir.xperi.com.

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. Page references are supplied to help you find further information in this Proxy Statement.

References to “Xperi,” “we,” “us” and “our” refer to Xperi Corporation and its consolidated subsidiaries. References to “GAAP” refer to generally accepted accounting principles in the United States of America. References to “RSUs” refer to time-based vesting restricted stock units. References to “PSUs” refer to performance-based vesting restricted stock units.

XPERI - Proxy Statement	1

Business Highlights

2017 was a year of change for our company, and despite some challenges, we achieved a number of significant milestones, which we believe will drive meaningful long-term shareholder value.

●	We launched new innovative technologies such as Virtual:X, Connected Radio, and DMS, our Driver Monitoring System, that will drive increased penetration and average selling prices in the home, mobile and automotive markets.
●	We accelerated certain investments in machine learning and next generation smart technologies that we believe will provide avenues for greater growth in the mid-term.
●	We completed the first major step in our long-term IP licensing strategy by successfully settling our litigation with Broadcom and entering into a multi-year license agreement.
●	We updated and refined Xperi’s long-term strategy, adjusting it to reflect key market trends and better position us to drive long term growth, increased cash flow and enhanced shareholder value.

Importantly, we generated $147 million in operating cash flow, returned approximately $55 million to shareholders in the form of dividends and stock repurchases, and paid down $100 million of debt just after year-end.

Financial Performance

●	Total revenue was $373.7 million for the year ended December 31, 2017, including the impact of purchase accounting in the amount of $51.6 million, as compared with $259.6 million for the year ended December 31, 2016.
●	We generated $147.3 million in operating cash flow for the fiscal year ended December 31, 2017, compared to $153.9 million in 2016.

Strategic Performance

During 2017, we accomplished the following:

●	Acquisitions: We successfully completed the integration of Tessera and DTS, meeting our synergy targets, and now operate as one company.
●	Capital allocation: In 2017 we bought back 0.7 million shares at an average price of $23.46 for a total of $15.3 million dollars. Additionally, during the year we paid out $39.5 million dollars in dividends.
●	Product licensing:
○	Our automotive business for the year was up more than 19 percent compared to last year driven by continued penetration of HD Radio in new cars sold in North America, which reached approximately 50% as we exited the year.
○	Our newest audio technologies including, DTS:X and Virtual:X, doubled in revenue – and we expect them to double again in 2018.
○	We re-organized all product licensing business units under home, mobile, and automotive as a strategic step towards realizing Xperi’s vision.
●	Semiconductor and intellectual property licensing:
○	we made significant progress engaging various existing and potential customers around our intellectual property portfolio.
○	We completed the first major step in our long-term IP licensing strategy by successfully settling our litigation with Broadcom and entering into a multi-year license agreement.
○	We filed what we believe were well-planned and executed legal matters against Samsung.
○	Invensas continued to make excellent progress in developing, optimizing and commercializing our broad portfolio of innovative semiconductor technologies.
○	We reached a significant milestone in transferring DBI technology to multiple high-volume manufacturing facilities.
○	DBI technology is now available from SMIC, one of the leading semiconductor foundries in the world.
○	In addition, Teledyne Dalsa, one of the world’s foremost pure-play MEMS foundries, is ready to offer DBI technology to its foundry customers.

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Governance Highlights

We are committed to high standards of corporate governance. The Company’s corporate governance program features the following:

●	a strong independent chairman of the Board;
●	a Board that is up for election annually and has been since the Company’s initial public offering in 2003;
●	all of our directors, other than our CEO, are independent;
●	we have no stockholder rights plan in place;
●	regularly updated charters for each of the Board’s committees, which clearly establish the roles and responsibilities of each such committee;
●	regular executive sessions among our non-employee and independent directors;
●	a Board that enjoys unrestricted access to the Company’s management, employees and professional advisers;
●	each director nominee attended at least 75% of the aggregate of the total number of Board meetings and total number of meetings of Board committees on which such director served during the time such director served on the Board or committees;
●	a clear Code of Business Conduct and Ethics that is reviewed regularly for best practices;
●	a clear set of Corporate Governance Guidelines that is reviewed regularly for best practices;
●	a clawback policy that provides that our Compensation Committee or Board of Directors may require the forfeiture, recovery or reimbursement of incentive compensation from an executive officer in the event of restatement of the Company’s financial results due to its material noncompliance with any financial reporting requirement under United States securities laws;
●	policy prohibiting hedging, pledging or shorting of company stock by all employees and directors;
●	longest tenure of any director is less than six years;
●	majority voting for directors in non-contested elections;
●	the Compensation Committee’s engagement of an independent compensation consultant; and
●	minimum stock ownership requirement to ensure that our directors and executives remain aligned with the interests of the Company and its stockholders.

XPERI - Proxy Statement	3

Board Nominees

				Independent
Name	Age	Director Since	Experience/ Qualification	Yes	No	Committee Memberships	Other Company Boards
John Chenault	70	2013	• Public Company CFO • Extensive experience in semiconductor industry • Audit Committee experience and financial expertise			• Audit Committee Chair	• Ichor Holdings, Ltd.
David Habiger	49	2016	• Public Company CEO • Extensive experience in digital media and entertainment • Audit Committee experience and financial expertise • Member of the National Association of Corporate Directors			• Audit Committee • Nominating and Governance Committee	• Control4 Corporation • Echo Global Logistics, Inc • Grubhub • Stamps.com
Richard S. Hill	66	2012	• Public Company CEO • Extensive experience in semiconductor industry			• Board Chair • Nominating and Governance Committee	• Autodesk, Inc. • Arrow Electronics, Inc. • Cabot Microelectronics Corporation • Marvell Technology Group Ltd.
Jon Kirchner	50	2017	• Public Company CEO • Extensive experience in digital media and entertainment			None	• Free Stream Media Corp (Samba TV)
V. Sue Molina	70	2018	• Extensive accounting and finance expertise • Experience in advising Boards and past service on Boards of public companies			None
George A. Riedel	60	2013	• CEO • Extensive experience in licensing technology and telecom industry			• Audit Committee • Compensation Committee
Christopher A. Seams	55	2013	• Public Company Executive • Extensive experience in semiconductor industry • Member of IEEE			• Compensation Committee Chair	• Nanometrics

John Chenault has served on the Board since March 2013. Mr. Chenault served as Chief Financial Officer of Novellus Systems, a semiconductor company, and served in other roles at Novellus, including Vice President of Corporate Development, Vice President of Operations and Administration, Executive Vice President of Worldwide Sales and Service and Executive Vice President of Business Operations.

David C. Habiger has served on the Board since December 2016. Mr. Habiger is a Senior Advisor at Silver Lake Partners and a Venture Partner with the Pritzker Group. Mr. Habiger served as the interim CEO at Textura Corporation, a software company focused on construction management, from May 2015 until its sale to Oracle Corporation in June 2016. He is a member of the National Association of Corporate Directors and is on the Advisory Board of the University of Chicago Center for Entrepreneurship.

Richard S. Hill has served on the Board since August 2012 and as Chairman of the Board since March 2013. Mr. Hill previously served as the Chief Executive Officer and member of the board of directors of Novellus Systems Inc., where he had worked for nearly 20 years.

4	XPERI - Proxy Statement

Jon Kirchner has served on the Board and as Chief Executive Officer since June 2017. Previously he was president of Xperi following the completion of the acquisition of DTS in December 2016. Mr. Kirchner served as DTS’s Chairman of the board of directors and Chief Executive Officer from 2010 to December 2016 and had been a member of DTS’s board of directors from 2002 to December 2016. He served as DTS’s Chief Executive Officer from 2001 to 2010 and served in a number of senior leadership roles at DTS from 1993 to 2001. Prior to joining DTS, Mr. Kirchner worked for the consulting and audit groups at Price Waterhouse LLP (now PricewaterhouseCoopers LLP).

V. Sue Molina has served on the Board since February 2018. Previously, she served as a board member at DTS, Inc., a wholly owned subsidiary of the Company, from January 2008 to December 2016, where she served as the chair of the Audit Committee and was a member of the Nominating and Corporate Governance Committee. Up until her retirement in May 2004, Ms. Molina was a tax partner at Deloitte and Touche LLP. Additionally, she spent 20 years with Ernst and Young LLP, including her last 10 years as a partner. Ms. Molina also served as the chair of the Compensation Committee and as a member of the Audit Committee for Sucampo Pharmaceuticals, Inc.

George A. Riedel has served on the Board since May 2013. Mr. Riedel was most recently the Chairman and CEO of Cloudmark, Inc., having stepped down in January 2017, and was previously in senior roles at Nortel Networks Corporation, Juniper Networks, Inc., and McKinsey & Company. He is currently a Senior Lecturer at Harvard Business School.

Christopher A. Seams has served on the Board since March 2013. Mr. Seams was most recently the Chief Executive Officer and a member of the board of directors of Deca Technologies, a subsidiary of Cypress Semiconductor Corporation, and was previously the Executive Vice President of Sales & Marketing at Cypress Semiconductor Corporation. Mr. Seams is a senior member of the Institute of Electrical and Electronics Engineers (“IEEE”), a member of NACD and ACCD, served on the Engineering Advisory Council for Texas A&M University and was a board member of Joint Venture Silicon Valley.

Approval of the Company’s Seventh Amended and Restated 2003 Equity Incentive Plan

We operate in a highly competitive and challenging marketplace in which our success depends to a great extent on our ability to attract and retain high-caliber employees. Our Compensation Committee believes that offering an equity incentive plan to eligible employees of the Company and its participating subsidiaries assists with these challenges. Such a plan provides eligible employees with a convenient means of acquiring an equity interest in the Company, to enhance such employees’ sense of participation in the affairs of the Company and its participating subsidiaries, and to provide an incentive for continued employment. The Company provides these benefits through our existing Sixth Amended and Restated 2003 Equity Incentive Plan (the “Existing Plan”), which was first adopted in 2003 and most recently amended and restated in 2015. The purpose of the Existing Plan is to promote the success and enhance the value of the Company by linking the interests of employees of the Company and its subsidiaries to those of our stockholders, and providing such persons with a chance to share in the value created by their efforts. With the acquisition of DTS, the Company now has a larger employee population, creating the need to update the Existing Plan.

As of February 15, 2018, a total of just 781,833 shares remained available under the Existing Plan. Under the proposed Seventh Amended and Restated 2003 Equity Incentive Plan (the “Restated Plan”) an additional 4,350,000 shares will be reserved for issuance. If the requested increase in the number of shares authorized for issuance is not approved, we do not expect to have sufficient shares to meet our anticipated needs in 2018 and thereafter.

Approval of the Company’s Amended and Restated 2003 Employee Stock Purchase Plan

We operate in a highly competitive and challenging marketplace in which our success depends to a great extent on our ability to attract and retain high-caliber employees. Our Compensation Committee believes that offering an employee stock purchase plan to eligible employees of the Company and its participating subsidiaries assists with these challenges. Such a plan provides eligible employees with a convenient means of acquiring an equity interest in the Company through payroll deductions, to enhance such employees’ sense of participation in the affairs of the

XPERI - Proxy Statement	5

Company and its participating subsidiaries, and to provide an incentive for continued employment. The Company provides these benefits to our U.S employees through our existing 2003 Employee Stock Purchase Plan (the “Existing ESPP”), which was first adopted in 2003 and most recently amended in 2014. The purpose of the Existing ESPP is to promote the success and enhance the value of the Company by linking the interests of employees of the Company and its subsidiaries to those of our stockholders, and providing such persons with a chance to share in the value created by their efforts. With the acquisition of DTS, the Company now has a larger employee population, creating the need to update the Existing ESPP.

As of February 15, 2018, a total of just 120,430 shares remained available for issuance under the Existing ESPP. Under the proposed amended and restated 2003 Employee Stock Purchase Plan (the “Restated ESPP”), an additional 1,000,000 shares will be added to the share reserve. If the requested increase in the number of shares authorized for issuance is not approved, we do not expect to have sufficient shares to meet our anticipated needs in 2018 and thereafter under the Existing ESPP.

Executive Compensation

Philosophy

The executive compensation program emphasizes performance-based compensation and the amount of compensation paid to our executives varies significantly based on overall strategic and financial performance. The primary objective of our executive compensation program is to build long-term stockholder value. Our approach to executive compensation is to pay for current results and strategic actions taken that are expected to translate into improved future financial performance. We hold our executives to stringent performance standards and, as a result, our executive compensation plans are designed to pay competitively if strategic and financial performance objectives are met and less so if targeted performance levels are not achieved, as was the case in 2017.

Compensation Practices

●	Clawback policy

●	Minimum stock ownership guidelines

●	Double-trigger change in control agreements

●	No guaranteed bonuses under our annual bonus plan and extremely limited perquisites

●	Prohibition of hedging and pledging shares

●	No stock option exchanges or repricing without stockholder approval

Auditors

The Audit Committee appointed PricewaterhouseCoopers LLP as independent registered public accountants for the Company and its subsidiaries for the fiscal year ending December 31, 2018. We are asking our stockholders to ratify this appointment.

Voting Matters
	Board Vote Recommendation	Page Reference (for more detail)
Proposal 1 – Election of Directors	FOR	11
Proposal 2 – Approval of the Company’s Seventh Amended and Restated 2003 Equity Incentive Plan	FOR	26
Proposal 3 – Approval of the Company’s Amended and Restated 2003 Employee Stock Purchase Plan	FOR	40
Proposal 4 – Advisory Vote to Approve Executive Compensation	FOR	86
Proposal 5 – Ratification of Independent Registered Public Accountants	FOR	87

6	XPERI - Proxy Statement

About the Meeting

What is the Purpose of the Annual Meeting?

At the annual meeting, stockholders will vote on: (1) the election of seven (7) directors; (2) the approval of the Company’s Seventh Amended and Restated 2003 Equity Incentive Plan; (3) the approval of the Company’s Amended and Restated 2003 Employee Stock Purchase Plan; (4) the compensation of our named executive officers, on an advisory (non–binding) basis; (5) the ratification of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accountants for the fiscal year 2018; and (6) any other business that may properly come before the meeting.

Who is Entitled to Vote?

Only holders of record of our common stock as of the close of business on March 5, 2018 are entitled to receive notice of, and to vote at, the Annual Meeting. The outstanding common stock constitutes the only class of our securities entitled to vote at the Annual Meeting, and each holder of common stock shall be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. At the close of business on March 5, 2018, there were 49,439,923 shares of common stock issued and outstanding, which were held by approximately 21 holders of record.

What are the Board of Directors’ Recommendations on the Proposals?

The Board’s recommendation is set forth together with the description of each proposal in this Proxy Statement. In summary, the Board unanimously recommends a vote FOR the nominees for director, FOR the approval of the Company’s Seventh Amended and Restated 2003 Equity Incentive Plan, FOR the approval of the Company’s Amended and Restated 2003 Employee Stock Purchase Plan, FOR non-binding approval of the compensation of our named executive officers, and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountants of the Company.

How do I Vote My Shares at the Annual Meeting?

Stockholders whose shares are registered in their own names may vote by proxy by mail, over the Internet or by telephone. Instructions for voting by proxy over the Internet or by mail are set forth on the Notice of Internet Availability of Proxy Materials mailed to you, or on the proxy card mailed to you if you chose to receive materials by mail. Instructions for voting by proxy by telephone are available on the Internet site identified on the Notice of Internet Availability of Proxy Materials or on the proxy card mailed to you if you chose to receive materials by mail. The Internet and telephone voting facilities will close at 11:59 pm Eastern Daylight Time on April 26, 2018. If you access http://www.proxyvote.com using the instructions on the Notice, you will also be given the option to elect to receive future proxy materials by e-mail or in printed form by mail. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive future proxy materials by e-mail or in printed form by mail will remain in effect until you terminate such election.

If you sign and return a proxy card by mail but do not give voting instructions, your shares will be voted (1) FOR ALL of the seven (7) nominees named in Proposal No. 1 in this proxy statement; (2) FOR the Company’s Seventh Amended and Restated 2003 Equity Incentive Plan; (3) FOR the Company’s Amended and Restated 2003 Employee Stock Purchase Plan (4) FOR the approval of compensation of our named executive officers (NEOs) as disclosed in this proxy statement; (5) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accountants for the Company for the year ending December 31, 2018; and (6) as the proxy holders deem advisable, in their discretion, on other matters that may properly come before the Annual Meeting.

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If your shares are held in street name, the voting instruction form sent to you by your broker, bank or other nominee should indicate whether the institution has a process for beneficial holders to provide voting instructions over the Internet or by telephone. A number of banks and brokerage firms participate in a program that permits stockholders whose shares are held in street name to direct their vote over the Internet or by telephone. If your bank or brokerage firm gives you this opportunity, the voting instructions from the bank or brokerage firm that accompany this proxy statement will tell you how to use the Internet or telephone to direct the vote of shares held in your account. If your voting instruction form does not include Internet or telephone information, please complete and return the voting instruction form in the self-addressed, postage-paid envelope provided by your broker. Stockholders who vote by proxy over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers.

If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the Annual Meeting, you must bring to the Annual Meeting a legal proxy from the broker, bank or other nominee who is the record holder of the shares, authorizing you to vote at the Annual Meeting.

Can I Change My Vote After I Return My Proxy Card?

Yes, any proxy may be revoked at any time before it is exercised by filing with the Company’s Secretary an instrument revoking it or by submitting prior to the time of the Annual Meeting a duly executed proxy bearing a later date. Stockholders who have voted by proxy over the Internet or by telephone or have executed and returned a proxy and who then attend the Annual Meeting and desire to vote in person are requested to so notify the Secretary in writing prior to the time of the Annual Meeting. We request that all such written notices of revocation to the Company be addressed to Paul E. Davis, Secretary, Xperi Corporation, at the address of our principal executive offices at 3025 Orchard Parkway, San Jose, California 95134. Our telephone number is (408) 321-6000. Stockholders may also revoke their proxy by entering a new vote over the Internet or by telephone.

What Does it Mean if I Get More than One Proxy Card?

If your shares are registered differently or are in more than one account, you may receive more than one proxy card. Sign and return all proxy cards to ensure that all of your shares are voted.

What does “Householding” mean and How Does it Affect Me?

We have adopted a procedure approved by the SEC known as “householding.” This procedure allows multiple stockholders residing at the same address the convenience of receiving a single copy of our Annual Report on Form 10-K and proxy statement, if they have elected to receive proxy materials by mail. This allows us to save money by reducing the number of documents we must print and mail, and helps protect the environment as well. Householding is available to both registered stockholders (i.e., those stockholders with certificates registered in their name) and street name holders (i.e., those stockholders who hold their shares through a brokerage).

If you are a registered stockholder that has requested to receive proxy materials by mail and you have consented to our mailing of proxy materials and other stockholder information only to one account in your household, as identified by you, we will deliver or mail a single copy of our Annual Report on Form 10-K and proxy statement for all registered stockholders residing at the same address. Your consent will be perpetual unless you revoke it, which you may do at any time by contacting the Householding Department of Broadridge Financial Solutions, Inc., at 51 Mercedes Way, Edgewood, NY 11717, or by calling 1-800-542-1061. If you revoke your consent, we will begin sending you individual copies of future mailings of these documents within 30 days after we receive your revocation notice. If you received a householded mailing this year, and you would like to receive additional copies of our Annual Report on Form 10-K and proxy statement mailed to you, please call Investor Relations at (408) 321-6000, send an e-mail request to ir@xperi.com, or write to c/o Investor Relations, Xperi Corporation, 3025 Orchard Parkway, San Jose, CA 95134 and we will promptly deliver the requested copy.

8	XPERI - Proxy Statement

Registered stockholders that have requested to receive proxy materials by mail and have not consented to householding will continue to receive copies of our Annual Reports on Form 10-K and our proxy statements for each registered stockholder residing at the same address. As a registered stockholder, you may elect to participate in householding and receive only a single copy of the Annual Reports on Form 10-K and proxy statements for all registered stockholders residing at the same address by contacting Broadridge as outlined above.

Stockholders who hold their shares through a brokerage may elect to participate in householding or revoke their consent to participate in householding by contacting their respective brokers.

What is a Quorum?

A quorum of stockholders is necessary to take action at the Annual Meeting. Stockholders representing a majority of the outstanding shares of our common stock present in person or represented by proxy will constitute a quorum. We will appoint an election inspector for the meeting to determine whether or not a quorum is present and to tabulate votes cast by proxy or in person at the Annual Meeting.

What Vote is Required to Approve Each Proposal?

Proposal 1—Election of Directors

The Company has adopted a majority vote standard for non-contested director elections and a plurality vote standard for contested director elections. The voting standard is discussed further under the section entitled “Proposal No. 1—Election of Directors—Required Vote and Board of Directors Recommendation.”

Proposal 2—Approval of the Company’s Seventh Amended and Restated 2003 Equity Incentive Plan

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required to approve the Xperi Corporation Seventh Amended and Restated 2003 Equity Incentive Plan. Abstentions have the same effect as negative votes on this proposal. Broker non-votes will not be counted for any purpose in determining whether this proposal has been approved.

Proposal 3—Approval of the Company’s Amended and Restated 2003 Employee Stock Purchase Plan

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required to approve the Xperi Corporation Amended and Restated 2003 Employee Stock Purchase Plan. Abstentions have the same effect as negative votes on this proposal. Broker non-votes will not be counted for any purpose in determining whether this proposal has been approved.

Proposal 4—Advisory Vote to Approve Executive Compensation

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required to approve the non-binding executive compensation proposal. Abstentions have the same effect as negative votes on this proposal. Broker non-votes will not be counted for any purpose in determining whether this proposal has been approved.

Proposal 5—Ratification of Independent Registered Public Accountants

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants. Abstentions have the same effect as negative votes on this proposal. Broker non-votes will not be counted for any purpose in determining whether this proposal has been approved.

XPERI - Proxy Statement	9

What are Broker Non-Votes?

If your shares are held by a broker, bank or other stockholder of record, in nominee name or otherwise (typically referred to as being held in “street name”) and you do not instruct your broker how to vote your shares, your broker will not have discretion to vote your shares on any of the non-routine matters. A broker non-vote occurs when a broker, bank or other stockholder of record, exercising its fiduciary powers submits a proxy for the annual meeting but does not vote on a particular proposal because such holder does not have discretionary voting authority with respect to that proposal and has not received voting instructions from the beneficial owner. Under the rules that govern brokers, brokers have the discretion to vote on routine matters, but not on non-routine matters. Typically, the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants is treated as a routine matter, and the election of directors and other proposals presented in this proxy statement are not. However, when a matter to be voted on at a stockholders meeting is the subject of a contested solicitation, banks, brokers and other nominees do not have discretion to vote your shares on that matter.

Broker non-votes will be counted as shares present for the purpose of determining the presence of a quorum. We encourage you to provide instructions to your broker regarding the voting of your shares.

What Happens if I Abstain?

Proxies marked “abstain” will be counted as shares present for the purpose of determining the presence of a quorum, but for purposes of determining the outcome of a proposal, they will be treated as a “no” or “none” vote depending upon the matter to be voted upon – please see “What vote is required to approve each proposal?” above for the specific result of an abstention vote.

How Will Xperi Solicit Proxies?

We have retained Broadridge to assist in the distribution of proxy materials. The costs and expenses of preparing and mailing proxy solicitation materials for the annual meeting and other costs of the proxy solicitation will be borne by us. Certain of our officers, employees and third parties may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors’ recommendations. Such solicitations may be made by telephone, facsimile transmission or personal solicitation. No additional compensation will be paid to officers, directors or regular employees for such services. We may pay fees to third party solicitors. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in sending proxy material to stockholders.

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Proposal 1—Election of Directors

The Board of Directors has nominated the seven (7) individuals identified under “Director Nominees” below for election as directors, all of whom are currently directors of the Company. Each of the nominees has agreed to be named in this proxy statement and to serve as a director if elected. Our Board of Directors is currently comprised of eight (8) members. Mr. Brown is not standing for re-election. Directors are elected at each annual meeting and hold office until their successors are duly elected and qualified at the next annual meeting. In the absence of instructions to the contrary, the persons named as proxy holders in the accompanying proxy intend to vote in favor of the election of the seven (7) nominees designated below to serve until the 2019 Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified.

John Chenault Director Since 2013 Age 70

Skills and Qualifications:

●	Public Company CFO
●	Extensive experience in semiconductor industry
●	Audit Committee experience and financial expertise
●	M.B.A. from Western Illinois

Current Directorships:

●	Ichor Holdings, Ltd.

Past Directorships:

●	Ultra Clean Technology

Current Xperi Committee Assignments:

●	Audit Committee Chair

John Chenault has served on the Board since March 2013. Mr. Chenault served as Chief Financial Officer of Novellus Systems, a semiconductor company, from April 2005 to September 2005, at which point he retired. Prior to that, he served as Vice President of Corporate Development from February 2005 to April 2005, Vice President of Operations and Administration from September 2003 to February 2005, Executive Vice President of Worldwide Sales and Service from February 2002 to September 2003 and Executive Vice President of Business Operations from July 1997 to January 2002. Mr. Chenault has served on the board of directors of Ichor Holdings, Ltd. since October 2015. Mr. Chenault also served on the board of directors of Ultra Clean Technology from June 2009 to July 2015. Mr. Chenault received a Bachelor of Business degree in Economics and an M.B.A. from Western Illinois University. The Board believes Mr. Chenault brings his extensive management, financial expertise and operations experience in the semiconductor industry to his role as a member of the Board.

XPERI - Proxy Statement	11

David C. Habiger Director Since 2016 Age 49

Skills and Qualifications:

●	Public Company CEO
●	Extensive experience in digital media and entertainment
●	Audit Committee experience and financial expertise
●	Recipient of Ernst & Young Entrepreneur of the Year Award
●	Chosen as one of the Digital Power 50 by the Hollywood Reporter
●	Selected as one of Corporate Leader Magazine’s 40 under 40 Business Leaders
●	Member of the National Association of Corporate Directors
●	Serves on the Advisory Board of the University of Chicago Center for Entrepreneurship
●	M.B.A. from the University of Chicago

Current Directorships:

●	Control4 Corporation
●	Echo Global Logistics, Inc. (Audit Committee Chair)
●	GrubHub Inc.
●	Stamps.com Inc.

Past Directorships:

●	Immersion Corporation
●	Enova International, Inc
●	RealD Inc.
●	Textura Corporation
●	DTS
●	Sonic Solutions

Current Xperi Committee Assignments:

●	Audit Committee Member
●	Nominating and Governance Committee Member

David C. Habiger has served on the Board since December 2016. Mr. Habiger served as a director of DTS from March 2014 until its acquisition by the Company in December 2016. Mr. Habiger has been a Senior Advisor at Silver Lake Partners since December 2012, a Venture Partner with the Pritzker Group since January 2013 and an advisor at MDP since February 2014. Mr. Habiger served as the CEO at Textura Corporation, a software company focused on construction management, from May 2015 until its sale to Oracle in June 2016. From May 2011 to August 2012, he served as the Chief Executive Officer of NDS Group Ltd., a provider of video software and content security solutions. Mr. Habiger worked with the founding members of Sonic Solutions (“Sonic”), a computer software company, from 1992 to 2011 and served as President and Chief Executive Officer of Sonic from 2005 to 2011. He serves as a director for Control4 Corporation, Echo Global Logistics, Inc., GrubHub Inc., and Stamps.com Inc., and previously served as a director for Enova International, Inc., Immersion Corporation, RealD Inc., Textura Corporation, DTS, and Sonic Solutions. He is a member of the National Association of Corporate Directors and is on the Advisory Board of the University of Chicago Center for Entrepreneurship. Mr. Habiger received a bachelor’s degree in business administration from St. Norbert College and an M.B.A. from the University of Chicago. The Board believes that Mr. Habiger brings extensive experience in the digital media and entertainment industries and his in-depth knowledge and understanding of the consumer electronics industry to his role as a member of the Board.

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Richard S. Hill Director Since 2012 Chairman Since 2013 Age 66

Skills and Qualifications:

●	Public Company CEO
●	Extensive experience in semiconductor industry
●	B.S. in Bioengineering from the University of Illinois in Chicago
●	M.B.A. from Syracuse University

Current Directorships:

●	Autodesk, Inc.
●	Arrow Electronics, Inc.
●	Cabot Microelectronics Corporation
●	Marvell Technology Group Ltd.

Past Directorships:

●	LSI Corporation
●	Planar Systems, Inc.
●	Yahoo Inc.

Current Xperi Committee Assignments:

●	Chairman of the Board
●	Nominating and Governance Committee Member

Richard S. Hill has served as a member of the Board since August 2012 and as Chairman of the Board since March 2013. Mr. Hill also served as the Company’s Interim Chief Executive Officer from April 15, 2013 until May 29, 2013. Mr. Hill previously served as the Chief Executive Officer and member of the board of directors of Novellus Systems Inc., until its acquisition by Lam Research Corporation in June 2012. During his nearly 20 years leading Novellus Systems, a designer, manufacturer, and marketer of semiconductor equipment used in fabricating integrated circuits, Mr. Hill grew annual revenues from approximately $100 million to over $1 billion. Presently, Mr. Hill is Chairman of Marvell Technology Group Ltd. (“Marvell”), a producer of storage, communications and consumer semiconductor products, and a member of its board of directors. Mr. Hill served as Interim Chief Executive Officer of Marvell from May 2016 until July 2016. Mr. Hill is also a member of the boards of directors of Autodesk, Inc., a multinational software corporation that makes software for the architecture, engineering, construction, manufacturing, media, and entertainment industries, Arrow Electronics, Inc., a global provider of products and services to industrial and commercial users of electronic components and enterprise computing, and Cabot Microelectronics Corporation, the leading global supplier of chemical mechanical planarization (CMP) slurries and a growing CMP pad supplier to the semiconductor industry. Mr. Hill previously served on the board of directors of LSI Corporation, Planar Systems and Yahoo Inc.. Mr. Hill received a B.S. in Bioengineering from the University of Illinois in Chicago and an M.B.A. from Syracuse University. The Board believes that Mr. Hill brings extensive expertise in executive management and engineering for technology and defense-related companies to his role as Chairman of the Board.

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Jon Kirchner Director Since 2017 Age 50

Skills and Qualifications:

●	Public Company CEO
●	Extensive experience in digital media and entertainment industry
●	Recipient of Ernst & Young Technology Entrepreneur of the Year Award
●	Recipient of Digital 25: Leaders in Emerging Entertainment Award from Producers Guild of America
●	B.A. in Economics from Claremont McKenna College

Current Directorships:

●	Free Stream Media Corporation (Samba TV)

Past Directorships:

●	DTS

Jon E. Kirchner has served on the Board and as Chief Executive Officer since June 2017. Previously he was president of Xperi following the completion of the acquisition of DTS in December 2016. He served as DTS’s Chairman of the board of directors and Chief Executive Officer from 2010 to December 2016 and had been a member of DTS’s board of directors from 2002 to December 2016. From 2001 to 2010, he served as DTS’s Chief Executive Officer. Prior to his tenure as Chief Executive Officer, Mr. Kirchner served at DTS from 1993 to 2001 in a number of senior leadership roles including President, Chief Operating Officer and Chief Financial Officer. Prior to joining DTS, Mr. Kirchner worked for the consulting and audit groups at Price Waterhouse LLP (now PricewaterhouseCoopers LLP), an international accounting firm. In 2012, Mr. Kirchner received the Ernst & Young Technology Entrepreneur of the Year Award for Greater Los Angeles. In 2011, Mr. Kirchner was honored by the Producers Guild of America, receiving the “Digital 25: Leaders in Emerging Entertainment” award for being among the visionaries that have made significant contributions to the advancement of digital entertainment and storytelling. Mr. Kirchner currently serves on the board of directors of Free Stream Media Corporation (Samba TV), a leader in developing cross platform TV experiences for consumers and advertisers. Mr. Kirchner is a Certified Public Accountant and received a B.A. in Economics, cum laude, from Claremont McKenna College. The Board believes that Mr. Kirchner brings his experience in the senior management of public companies, including service as chairman, president, Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, his extensive experience in the digital media and entertainment industries, as well as his knowledge of the Company as its Chief Executive Officer, to his role as a member of the Board.

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V. Sue Molina Director Since 2018 Age 70

Skills and Qualifications:

●	Extensive accounting and financial expertise
●	Experience in advising Boards
●	Past service on Boards of public companies
●	B.S.B.A. and a Masters of Accounting degree from the University of Arizona

Current Directorships:

●	Vital Voices Global Partnership

Past Directorships:

●	DTS
●	Sucampo Pharmaceuticals, Inc.

V. Sue Molina has served on the Board since February 2018. Most recently she served on the Board of Directors of DTSfrom January 2008 until December 2016, and served as Chair of the Audit Committee and Nominating and Corporate Governance Committee. From November 1997 until her retirement in May 2004, Ms. Molina was a tax partner at Deloitte & Touche LLP, an international accounting firm, serving from 2000 until May 2004 as the national partner in charge of Deloitte’s Initiative for the Retention and Advancement of Women. Prior to that, she spent twenty years with Ernst & Young LLP, an international accounting firm, the last ten years as a partner. Ms. Molina has prior board experience serving on the Board of Directors, chair of the Compensation Committee and member of the Audit Committee of Sucampo Pharmaceuticals, Inc., and on the Board of Directors, chair of the Audit Committee and a member of the Compensation Committee of Royal Neighbors of America. She received a B.S.B.A. and a Masters of Accounting degree from the University of Arizona. The Board believes that Ms. Molina brings her extensive accounting and financial expertise, her experience in advising Boards and her past service on Boards of public companies, to her role as a member of the Board.

George A. Riedel Director Since 2013 Age 60

Skills and Qualifications:

●	CEO
●	Extensive experience in licensing technology and telecom industry
●	Director at McKinsey & Company, a global management consulting firm
●	B.S. with Distinction in Mechanical Engineering from the University of Virginia
●	M.B.A. from Harvard Business School

Current Directorships:

●	None

Past Directorships:

●	Blade Network Technologies Inc.
●	PeerApp Ltd.

XPERI - Proxy Statement	15

●	Cloudmark, Inc.
●	NextDocs Corporation

Current Xperi Committee Assignments:

●	Audit Committee Member
●	Compensation Committee Member

George A. Riedel has served on the Board since May 2013. Mr. Riedel was most recently the Chairman of the Board of Montreal-based Accedian Networks, where he had served as a director since 2010. Up till January 2017, Mr. Riedel also served as Chairman and CEO of Cloudmark, Inc., a private SF based network security company. Mr. Riedel joined the board at Cloudmark in June 2013, became Chairman in January 2014 and CEO in December 2014. Mr. Riedel also served on the board of directors of PeerApp from 2011 until 2014 and on the board of directors of Blade Network Technologies from 2009 until its sale to IBM in 2010. In March 2006, Mr. Riedel joined Nortel Networks Corporation, a publicly-traded, multinational, telecommunications equipment manufacturer (“Nortel”), as part of the turnaround team as the Chief Strategy Officer. His role changed after Nortel initiated creditor protection under the respective restructuring regimes of Canada under the Companies’ Creditors Arrangement Act, in the U.S. under the Bankruptcy Code, the United Kingdom under the Insolvency Act 1986, on January 14, 2009, and subsequently, Israel, to lead the sale/restructuring of various carrier and enterprise business units through a series of transactions to leading industry players such as Ericsson, Avaya and Ciena. Mr. Riedel led the efforts to create stand-alone business units, carve out the relevant P&L and balance sheet elements and assign predominately used patents to enable sales of the assets. In 2010, Mr. Riedel’s role changed to President of Business Units and CSO as he took leadership of the effort to monetize the remaining 6,500 patents and applications patents as well as manage the P&L for several business units that were held for sale. The 2011 patent sale led to an unprecedented transaction of $4.5 billion to a consortium of Apple, Ericsson, RIM, Microsoft and EMC. Prior to Nortel, Mr. Riedel was the Vice President of Strategy and Corporate Development of Juniper Networks, Inc., a publicly-traded designer, developer and manufacturer of networking products, from 2003 until 2006. Previously, Mr. Riedel was also a Director at McKinsey & Company, a global management consulting firm, where he spent 15 years serving clients in the telecom and technology sectors in Asia and North America on a range of strategy and growth issues. He is currently a Senior Lecturer at Harvard Business School. Mr. Riedel received a B.S. with Distinction in Mechanical Engineering from the University of Virginia and his M.B.A. from Harvard Business School. The Board believes that Mr. Riedel brings his experience from his direct involvement in the restructuring of Nortel, including the sale of Nortel’s patent portfolio for $4.5 billion, as well as his knowledge of the technology industry and leadership experience, to his role as a member of the Board.

Christopher A. Seams Director Since 2013 Age 55

Skills and Qualifications:

●	Public Company Executive
●	Extensive experience in semiconductor industry
●	Member of IEEE
●	Served on Engineering Advisory Council for Texas A&M University
●	Board member of Venture Silicon Valley
●	B.S. in Electrical Engineering from Texas A&M University
●	M.S. in Electrical and Computer Engineering from the University of Texas at Austin

Current Directorships:

●	Nanometrics Inc

16	XPERI - Proxy Statement

Past Directorships:

●	Deca Technologies Inc.

Current Xperi Committee Assignments:

●	Compensation Committee Chair
●	Audit Committee Member

Christopher A. Seams has served on the Board since March 2013. Mr. Seams served as the Chief Executive Officer and a director of Deca Technologies Inc., a subsidiary of Cypress Semiconductor Corporation, a global semiconductor company, from May 2013 until August 2016. Mr. Seams previously was an Executive Vice President of Sales & Marketing at Cypress Semiconductor Corporation, from July 2005 until June 2013. He previously served as an Executive Vice President of Worldwide Manufacturing & Research and Development of Cypress Semiconductor Corporation. Mr. Seams joined Cypress in 1990 and held a variety of positions in process and assembly technology research and development and manufacturing operations. Prior to joining Cypress in 1990, he worked as a process development Engineer or Manager for Advanced Micro Devices and Philips Research Laboratories. Mr. Seams currently serves on the board of directors of Nanometrics Inc. Mr. Seams is a senior member of IEEE, a member of NACD and ACCD, served on the Engineering Advisory Council for Texas A&M University and was a board member of Joint Venture Silicon Valley. Mr. Seams received a B.S. in Electrical Engineering from Texas A&M University and a M.S. in Electrical and Computer Engineering from the University of Texas at Austin. Mr. Seams has a Professional Certificate in Advanced Computer Security from Stanford University. The Board believes that Mr. Seams brings extensive management, sales and marketing, and engineering experience in the semiconductor industry to his role as a member of the Board.

REQUIRED VOTE AND BOARD OF DIRECTORS’ RECOMMENDATION

Our bylaws provide that, in an uncontested election, each director will be elected by a majority of votes cast. A “majority of votes cast” means the number of shares voted “for” a director exceeds the number of votes cast “against” that director. Abstentions and broker non-votes will not be counted as votes cast, and therefore will have no effect on the outcome of the election of directors. In addition, our Corporate Governance Guidelines (the “Guidelines”) include a director resignation policy that provides that, in uncontested elections, an incumbent director nominee who does not receive the required votes for re-election is expected to tender his or her resignation to the Board. The Nominating and Governance Committee, or another duly authorized committee of the Board, will determine whether to accept or reject the tendered resignation generally within 90 days after certification of the election results. No director who failed to receive the required votes for re-election may participate in the consideration of the matter. The Company will publicly disclose the Nominating and Governance Committee’s (or other responsible committee’s) decision. Our bylaws further provide that in a contested election, each director will be elected by a plurality of the votes cast, which means that the nominees receiving the largest number of affirmative votes will be elected.

The Board of Directors recommends that the stockholders vote “FOR” the election of each of John Chenault, David C. Habiger, Richard S. Hill, Jon Kirchner, V. Sue Molina, George Riedel, and Christopher A. Seams.

XPERI - Proxy Statement	17

Governance of the Company

Pursuant to the Delaware General Corporation Law and the Company’s Bylaws, our business, property and other affairs are managed by or under the direction of the Board of Directors. Members of the Board are kept informed of our business through discussions with our Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

NON-EXECUTIVE CHAIRMAN AND BOARD LEADERSHIP

Mr. Hill has served as non-executive Chairman of the Board since March 21, 2013, except for a period from April 15, 2013 through May 29, 2013 when he served as Interim Chief Executive Officer and Executive Chairman while a search for a new Chief Executive Officer was being conducted. We believe that separating the roles of Chief Executive Officer and Chairman of the Board is in the best interests of the Company and its stockholders because it provides the appropriate balance between strategy development and oversight and accountability of management. Our Corporate Governance Guidelines require that the Chairman of the Board not be the same person as the Chief Executive Officer.

BOARD ROLE IN RISK MANAGEMENT

The Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. Risk management includes not only understanding company specific risks and the steps management implements to manage those risks, but also what level of risk is acceptable and appropriate for the Company. Management is responsible for establishing our business strategy, identifying and assessing the related risks and implementing appropriate risk management practices. Our Board of Directors reviews our business strategy and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the Company. For example, the Board of Directors meets with management at least quarterly to review, advise and direct management with respect to strategic business risks, litigation risks and risks related to the Company’s acquisition strategy, among others. The Board also delegates oversight to Board committees to oversee selected elements of risk.

The Audit Committee oversees financial risk exposures, including monitoring the integrity of the Company’s financial statements, internal controls over financial reporting, and the independence of the Company’s independent registered public accountants. The Audit Committee receives periodic internal controls and related assessments from the Company’s finance department, internal audit function and an annual attestation report on internal control over financial reporting from the Company’s independent registered public accountants. The Audit Committee also assists the Board of Directors in fulfilling its oversight responsibility with respect to compliance matters and meets at least quarterly with our finance department, independent registered public accountants and internal or external legal counsel to discuss risks related to our financial reporting function. In addition, the Audit Committee ensures that the Company’s business is conducted with the highest standards of ethical conduct in compliance with applicable laws and regulations by monitoring our Code of Business Conduct, Ethics Policy, and our Corporate Compliance Hotline. The Audit Committee also discusses other risk assessment and risk management policies of the Company periodically with management.

The Compensation Committee participates in the design of compensation structures that avoid creating incentives that encourage a level of risk-taking behavior inconsistent with the Company’s business strategy as is further described in the Compensation Discussion and Analysis section below.

The Nominating and Governance Committee oversees governance-related risks by working with management to establish corporate governance guidelines applicable to the Company, and making recommendations regarding

18	XPERI - Proxy Statement

director nominees, the determination of director independence, Board leadership structure and membership on Board committees.

COMPENSATION RISK ASSESSMENT

In early 2018, management assessed our compensation policies and programs for all employees for purposes of determining the relationship of such policies and programs and the enterprise risks faced by the Company and presented its assessment to our Compensation Committee. Based on its assessment, management recommended, and the Compensation Committee, concluded, that none of our compensation policies or programs create risks that are reasonably likely to have a material adverse effect on the Company. In connection with their review, management and the Compensation Committee noted certain key attributes of our compensation policies and programs that help to reduce the likelihood of excessive risk taking, including:

●	The program design provides a balanced mix of cash and equity compensation, fixed and variable compensation and annual and long-term incentives.
●	Corporate performance objectives are designed to be consistent with the Company’s overall business plan and strategy, as approved by the Board of Directors.
●	The determination of executive incentive awards is based on a review of a variety of indicators of performance, including both financial and non-financial goals, reducing the risk associated with any single indicator of performance.
●	Incentive payments are capped at no more than 200% of target.
●	The Company’s equity awards generally vest over four year periods or based upon the achievement of performance objectives.
●	The Compensation Committee has the right to exercise negative discretion over executive incentive plan payments.

BOARD AND COMMITTEES OF THE BOARD; DIRECTOR INDEPENDENCE

The Board of Directors currently consists of eight (8) persons. Mr. Kirchner is CEO of Xperi. Mr. Hill was interim CEO of Xperi’s predecessor corporation for six weeks in 2013. Messrs. Brown, Chenault, Habiger, Riedel and Seams and Ms. Molina are not, and have never been, employees of our Company or any of our subsidiaries.

The Board currently has the following three standing committees, with the following members:

Member	Audit	Compensation	Nominating and Governance

Richard S. Hill

Tudor Brown

John Chenault

David C. Habiger

George A. Riedel

Christopher A. Seams

V. Sue Molina

= Chair	= Member	= Financial Expert	= Chairman

XPERI - Proxy Statement	19

During 2017, the Board of Directors held a total of 12 meetings. With the exception of Donald Stout, who did not stand for reelection in 2017, each director attended at least 75% of the aggregate of the total number of Board meetings and total number of meetings of Board committees on which such director served during the time he served on the Board or committees. Mr. Stout attended four of the six meetings during the time he served on the Board or committees.

The Board of Directors has determined that all of the Company’s directors nominated for election, other than Mr. Kirchner, are each “independent directors” as such term is defined in NASDAQ Marketplace Rule 5605(a)(2).

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Governance Committee. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act. Each of our Audit Committee, Compensation Committee and Nominating and Governance Committee is composed entirely of independent directors in accordance with current NASDAQ listing standards. Furthermore, each member of our Audit Committee meets the enhanced independence standards established by the Sarbanes-Oxley Act of 2002 and related rulemaking of the Securities and Exchange Commission (the “SEC”). The Board of Directors has further determined that Mr. John Chenault, a member of the Audit Committee of the Board of Directors, and Ms. Sue Molina, are an “Audit Committee Financial Expert,” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC, by virtue of each of their respective relevant experience listed in their biographical summary provided above in the section entitled “Proposal 1—Election of Directors.” Copies of our Audit Committee, Nominating and Governance Committee and Compensation Committee charters and our corporate governance guidelines are available, free of charge, on our website at http://www.xperi.com. The Board of Directors from time to time constitutes such other committees as it deems appropriate to further the purposes of the Board.

Following the Annual Meeting, the Board will continue with three standing committees, with the following members:

Member	Audit	Compensation	Nominating and Governance
Richard S. Hill
John Chenault
David C. Habiger
George A. Riedel
Christopher A. Seams
V. Sue Molina

= Chair	= Member	= Financial Expert	= Chairman

Audit Committee

The Audit Committee reviews the work of our internal accounting and audit processes and the independent registered public accountants. The Audit Committee has sole authority for the appointment, compensation and oversight of our independent registered public accountants and to approve any significant non-audit relationship with the independent registered public accountants. The Audit Committee is also responsible for preparing the report required by the rules of the SEC to be included in our annual proxy statement. The Audit Committee is currently comprised of Mr. Chenault as the Chair, Mr. Riedel and Mr. Habiger. Mr. Chenault joined the Audit Committee in April 2013. Mr. Riedel joined the Audit Committee in May 2015, and Mr. Habiger joined the Audit

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Committee in April 2017. During 2017, the Audit Committee held eight (8) meetings. Following the Annual Meeting of Stockholders, Ms. Molina will serve as the Chair, with Messrs. Chenault and Habiger as members.

Compensation Committee

The Compensation Committee approves our goals and objectives relevant to compensation, stays informed as to market levels of compensation and, based on evaluations submitted by management, recommends to our Board of Directors compensation levels and systems for the Board of Directors and our officers that correspond to our goals and objectives. The Compensation Committee also produces an annual report on executive compensation for inclusion in our proxy statement. The Compensation Committee is currently comprised of Mr. Seams as the Chair, Mr. Brown and Mr. Riedel. Mr. Riedel joined the Compensation Committee in June 2013. Mr. Brown joined the Compensation Committee in May 2015 and Mr. Seams became the Chair of the Compensation Committee in May 2015. During 2017, the Compensation Committee held nine (9) meetings. Following the Annual Meeting of Stockholders, Mr. Seams will continue as the Chair, with Messrs. Habiger and Riedel as members.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for recommending to our Board of Directors individuals to be nominated as directors and committee members. This includes evaluation of new candidates as well as evaluation of current directors. In evaluating the current directors the committee conducted a thorough self-evaluation process, which included the use of questionnaires. This committee is also responsible for developing and recommending to the Board of Directors our corporate governance guidelines, as well as reviewing and recommending revisions to the guidelines on a regular basis. The Nominating and Governance Committee is currently comprised of Mr. Brown as the Chair, Mr. Habiger and Mr. Hill. Mr. Brown joined the Nominating and Governance Committee as chair in May 2015. Mr. Hill joined the Nominating and Governance Committee in May 2015. Mr. Habiger joined the Nominating and Governance Committee in April 2017. During 2017, the Nominating and Governance Committee held five (5) meetings. Following the Annual Meeting of Stockholders, Mr. Riedel will serve as the Chair, with Mr. Hill and Ms. Molina as members.

While we do not have a formal diversity policy, we understand the desirability of having a Board with diverse and varied background, experience and opinions. Our Nominating and Governance Committee takes into account a number of the following factors when considering director nominees:

●	independence from management;

●	relevant business experience;

●	age, gender and ethnic background;

●	educational and professional background;

●	judgment, skill, integrity and reputation;

●	existing commitments to other businesses and service on other boards;

●	potential conflicts of interest with other pursuits;

●	legal considerations such as antitrust issues;

●	the needs of the Board and the Company with respect to the particular talents, experience and diversity of its directors;

●	corporate governance background, to enable the committee to determine whether the candidate would be suitable for Nominating and Governance Committee membership;

●	financial and accounting background, to enable the committee to determine whether the candidate would be suitable for Audit Committee membership;

●	executive compensation background, to enable the committee to determine whether the candidate would be suitable for Compensation Committee membership; and

●	the size and composition of the existing Board.

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The director qualifications developed to date focus on what the Board believes to be essential competencies to effectively serve on the Board. The Nominating and Governance Committee may consider the following criteria in recommending candidates for election to the board:

●	experience in corporate governance, such as an officer or former officer of a publicly held company;
●	experience in the Company’s industry;
●	experience as a board member of other publicly held companies; and
●	technical expertise in an area of the Company’s operations.

The Nominating and Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of assembling a Board that can best perpetuate the success of the Company and represent shareholder interests through the exercise of sound judgment using its diversity of experience.

Prior to each annual meeting of stockholders at which directors are to be elected, and whenever there is otherwise a vacancy on the Board of Directors, the Nominating and Governance Committee will consider incumbent Board members and other well-qualified individuals as potential director nominees. The Nominating and Governance Committee will determine whether to retain an executive search firm to identify Board candidates, and if so, will identify the search firm and approve the search firm’s fees and other retention terms and will specify for the search firm the criteria to use in identifying potential candidates, consistent with the director qualification criteria described above. The Nominating and Governance Committee will review each potential candidate. Management may assist the Nominating and Governance Committee in the review process at the Nominating and Governance Committee’s direction. The Nominating and Governance Committee will select the candidate or candidates it believes are the most qualified to recommend to the Board for selection as a director nominee. Our Nominating and Governance Committee will consider candidates recommended by our stockholders in accordance with the procedures set forth in the Nominating and Governance Committee Charter. Such recommendations must be submitted in writing to the Chairman of the Nominating and Governance Committee, c/o the Corporate Secretary, Xperi Corporation, 3025 Orchard Parkway, San Jose, CA 95134, no later than 120 days prior to the anniversary of the date on which the Company’s proxy statement was mailed or made available to stockholders in connection with the previous year’s annual meeting of stockholders. The recommendations must be accompanied by the following information: the name and address of the nominating stockholder, a representation that the nominating stockholder is a stockholder of record, a representation that the nominating stockholder intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified, information regarding each nominee that would be required to be included in a proxy statement, a description of any arrangements or understandings between the nominating stockholder and the nominee, and the consent of each nominee to serve as a director, if elected. Candidates recommended by the stockholders are evaluated in the same manner as candidates identified by a Nominating and Governance Committee member.

Each of the nominees for election as director at the 2018 Annual Meeting is recommended by the Nominating and Governance Committee and each nominee is presently a director and stands for re-election by the stockholders.

Pursuant to our bylaws, stockholders who wish to nominate persons for election to the Board of Directors at an annual meeting must be a stockholder of record both at the time of giving the notice and at the meeting, must be entitled to vote at the meeting and must comply with the notice provisions in our bylaws. A stockholder’s notice of nomination to be made at an annual meeting must be delivered to our principal executive offices not less than 90 days nor more than 120 days before the anniversary date of the immediately preceding annual meeting. However, if an annual meeting is more than 30 days before or more than 60 days after such anniversary date, the notice must be delivered no later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which the first public announcement of the date of such annual meeting was made. A stockholder’s notice of nomination to be made at a special meeting at which the election of directors is a matter specified in the notice of meeting must be delivered to our principal executive offices not earlier than the 120th day prior to and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which first public announcement of the date of such special meeting was made. The stockholder’s notice must include the following information for the person making the nomination:

●	name and address;
●	the class and number of shares of the Company owned beneficially or of record;

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●	disclosure regarding any derivative, swap or other transactions which give the nominating person economic risk similar to ownership of shares of the Company or provide the opportunity to profit from an increase in the price or value of shares of the Company;
●	any proxy, agreement, arrangement, understanding or relationship that confers a right to vote any shares of the Company;
●	any agreement, arrangement, understanding or relationship, engaged in to mitigate economic risk related to, or the voting power with respect to, shares of the Company;
●	any rights to dividends on the shares that are separate from the underlying shares;
●	any performance related fees that the nominating person is entitled to based on any increase or decrease in the value of any shares of the Company; and
●	any other information relating to the nominating person that would be required to be disclosed in a proxy statement filed with the SEC.

The stockholder’s notice must also include the following information for each proposed director nominee:

●	description of all direct and indirect financial or other relationships between the nominating person and the nominee during the past three years;
●	the same information as for the nominating person (see above); and
●	all information required to be disclosed in a proxy statement in connection with a contested election of directors.

The stockholder’s notice must be updated and supplemented, if necessary, so that the information required to be provided in the notice is true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting.

The chairman of the meeting will determine if the procedures in the bylaws have been followed, and if not, declare that the nomination be disregarded. The nominee must be willing to provide any other information reasonably requested by the Nominating and Governance Committee in connection with its evaluation of the nominee’s independence.

Other Committees

Our Board of Directors may establish other committees as it deems necessary or appropriate from time to time.

STOCKHOLDER COMMUNICATIONS WITH DIRECTORS AND MANAGEMENT AND DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

Stockholders may send correspondence to the Board of Directors or any member of the Board of Directors, c/o the Secretary at our principal executive offices at the address set forth above. The Secretary will review all correspondence addressed to the Board, or any individual Board member, for any inappropriate correspondence and correspondence more suitably directed to management. However, the Secretary will summarize all correspondence not forwarded to the Board and make the correspondence available to the Board for its review at the Board’s request. The Secretary will forward stockholder communications to the Board prior to the next regularly scheduled meeting of the Board of Directors following the receipt of the communication.

Directors are encouraged to attend in person the Annual Meeting of Stockholders. All members of the Board of Directors attended our last Annual Meeting in April 2017.

XPERI - Proxy Statement	23

COMPENSATION OF DIRECTORS

We currently pay our each non-employee directors an annual retainer of $50,000. We currently pay our non-executive Chairman an additional annual retainer of $50,000. In addition, we pay each of our non-employee directors the following annual retainers for their service as a member, or chair, as applicable, of our Board committees:

Annual Retainers for Committee Members:
Audit Committee	$12,000
Compensation Committee	$8,000
Nominating and Governance Committee	$6,000
Annual Retainers for Committee Chairs:
Audit Committee	$25,000
Compensation Committee	$20,000
Nominating and Governance Committee	$15,000

All Board and committee retainers are paid in equal quarterly installments over the course of each year of a director’s service on the Board or applicable committee. We also reimburse all non-employee directors for reasonable expenses related to our Board or committee meetings.

Each of our non-employee directors receives restricted stock units and options to purchase shares of our common stock on the terms and conditions set forth in our stockholder-approved equity plan (as described in Proposal 2 below). A non-employee director receives a combination of options and/or restricted stock unit awards on the date of each annual meeting of our stockholders, as follows:

●	The number of shares of common stock in the restricted stock unit award is determined by dividing (1) a dollar value to be paid in the form of restricted stock units (“Restricted Stock Unit Amount”) by (2) the fair market value per share of our common stock on the date of grant.
●	The number of shares that may be purchased pursuant to the option award is determined by dividing (1) a dollar amount to be paid in the form of option grants (“Option Amount”) by (2) the quotient of (A) the fair market value per share of our common stock on the date of grant divided by (B) two (2).
●	The total of the Restricted Stock Unit Amount plus the Option Amount received by each non-employee director at each annual meeting of stockholders is equal to $150,000. The Compensation Committee will determine the allocation between restricted stock units and option amounts annually.

A non-employee director who is initially appointed after any annual meeting of stockholders will receive a restricted stock unit award or option grant on the date of his or her initial appointment to the Board of Directors equal to the pro-rated amount of the annual grant.

Annual option grants and restricted stock awards (or any pro-rated grants for directors initially appointed between annual meetings) vest on the earlier to occur of the first anniversary of the date of grant or the next annual meeting of stockholders. No portion of an option automatically granted to a director is exercisable after the tenth anniversary after the date of option grant. Additionally, an option automatically granted to a director may be exercisable after the termination of the director’s services as described in the option agreement, generally ending three months after such termination.

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The following table shows compensation information for our non-employee directors for fiscal year 2017.

2017 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Total ($)
Richard S. Hill	$82,500	$149,968	--	$232,468
Tudor Brown	$61,000	$149,968	--	$210,968
John Chenault	$65,000	$149,968	--	$214,968
David C. Habiger	$51,500	$149,968	--	$201,468
George A. Riedel	$59,500	$149,968	--	$209,468
Christopher A. Seams	$62,500	$149,968	--	$212,468
Donald Stout (2)	$19,500	--	--	$19,500

(1) The amounts reflected in this column represent the aggregate grant date fair value for stock awards granted to our non-employee directors in 2017, measured in accordance with ASC 718, excluding the effect of estimated forfeitures, and do not reflect whether the recipient has actually realized a financial benefit from these awards. For the methodology of how the aggregate grant date fair value amount is calculated, please see Note 13 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 23, 2018. The aggregate number of shares subject to unvested restricted stock unit awards outstanding for each non-employee director at December 31, 2017 was: Mr. Hill: 4,470; Mr. Brown: 4,470; Mr. Chenault: 4,470; Mr. Habiger: 4,470; Mr. Riedel: 4,470; and Mr. Seams: 4,470. None of the non-employee directors held any stock options as of December 31, 2017.

(2) Did not stand for re-election to Xperi Corporation Board of Directors in April 2017.

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Proposal 2—Approval of the

Company’s Seventh Amended and Restated 2003 Equity Incentive Plan

Introduction

Our stockholders are being asked to approve our Seventh Amended and Restated 2003 Equity Incentive Plan (the “Restated Plan”). Our Board of Directors approved the Restated Plan on March 12, 2018, subject to stockholder approval. The Restated Plan will become effective immediately upon stockholder approval at the Annual Meeting. If the Restated Plan is not approved by our stockholders, the Restated Plan will not become effective, the Sixth Amended and Restated 2003 Equity Incentive Plan (the “Existing Plan”) will continue in full force and effect, and we may continue to grant awards under the Existing Plan, subject to its terms, conditions and limitations, using the shares available for issuance thereunder. The Restated Plan is being submitted for stockholder approval in order for us to meet the stockholder approval requirements of Nasdaq and the requirements of Section 422 of the Code.

The principal features of the Restated Plan are summarized below, but the summary is qualified in its entirety by reference to the Restated Plan itself, which is attached to this proxy statement as Appendix A.

Description of Proposed Amendments

Increase in Share Reserve. We strongly believe that an employee equity compensation program is a necessary and powerful incentive and retention tool that benefits all stockholders. As of February 15, 2018, a total of 19,192,997 shares of our common stock were reserved under the Existing Plan, the aggregate number of shares of common stock subject to awards under the Existing Plan was 3,398,169 and a total of 781,833 shares of common stock remained available under the Existing Plan for future issuance.

If our stockholders approve the Restated Plan, an additional 4,350,000 shares will be reserved for issuance under the Restated Plan over the existing share reserve under the Existing Plan for a total share reserve of 23,542,997 shares.

All of the foregoing share numbers may be further adjusted for changes in our capitalization and certain corporate transactions, as described below under the heading “Stock Dividends and Stock Splits” and “Corporate Transactions.”

Extension of Period to Grant Incentive Stock Options and Removal of Fixed Term. The Restated Plan will have no fixed term, but incentive stock options, or ISOs, may only be granted under the Restated Plan through March 2028.

Addition of Minimum Vesting Provision. The Restated Plan adds a minimum vesting period such that awards granted under the Restated Plan will not vest earlier than the first anniversary of the applicable grant date (subject to limited exceptions).

Other Amendments. The Restated Plan makes certain changes to the Existing Plan intended to reflect compensation and governance best practices or to conform the plan to our current practices as follows:

●	Limitations on Dividend and Dividend Equivalent Payments on Unvested Awards. The Restated Plan provides that dividends and dividend equivalents may not be paid on awards subject to vesting conditions unless and until such conditions are met.

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●	Tax Withholding. The Restated Plan permits the Committee (as defined below) to allow for the withholding or surrender of shares in satisfaction of tax withholding with respect to awards with a value up to the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America).
●	Removal of 162(m) Provisions. Section 162(m) of the Internal Revenue Code (the “Code”), prior to the Tax Cuts and Jobs Act of 2017 (the “TCJA”), allowed performance-based compensation that met certain requirements to be tax deductible regardless of amount. This qualified performance based compensation exception was repealed as part of the TCJA. We have removed certain provisions from the Restated Plan which were otherwise required for awards to qualify as performance-based compensation under the Section 162(m) exception prior to its repeal. Awards granted prior to November 2, 2017 may be grandfathered under the old law subject to certain limited transition relief.

The Restated Plan is not being amended in any material respect other than to reflect the changes described above.

XPERI - Proxy Statement	27

Equity Incentive Awards Are Critical to Long-Term Stockholder Value Creation

The table below presents information about the number of shares that were subject to outstanding equity awards under our equity incentive plans and the shares remaining available for issuance under the Existing Plan, the 2003 Employee Stock Purchase Plan (the “Existing ESPP”) and the International Employee Stock Purchase Plan (the “IESPP”), each at February 15, 2018, and the proposed increase in shares authorized for issuance under the Restated Plan. For information about awards we assumed in connection with our acquisition of DTS on December 1, 2016, see “Equity Compensation Plan Information” below. For more information about our Existing ESPP and the shares remaining available for issuance thereunder, see Proposal 3 below.

	Number of Shares(1)	As a % of Shares Outstanding(2)	Dollar Value(3)

Sixth Amended and Restated 2003 Equity Incentive Plan
Options outstanding	792,428	1.6%	$16,918,338
Weighted average exercise price of outstanding options	$21.01
Weighted average remaining term of outstanding options	3.06 years
Restricted stock units outstanding (4)	2,148,018	4.4%	$45,860,184
Shares remaining available for grant under the 2003 Equity Incentive Plan	781,833	1.6%	$16,692,124

Existing ESPP
Shares remaining available for grant under the Existing ESPP	120,430	0.2%	$2,571,181

IESPP
Shares remaining available for grant under the IESPP	144,218	0.3%	$3,079,054

Restated Plan Proposed increase in shares available for issuance under Restated Plan (over existing share reserve under the Existing Plan)	4,350,000	8.8%	$92,872,500

(1) For purposes of calculating the shares that remain available for grants, each stock option or SAR is treated as using one available share for each share of our common stock actually subject to the grant and each “full value award” is treated as using 1.5 shares for each share of our common stock delivered in settlement of such “full value award.”

(2) Based on 49,295,293 shares of our common stock outstanding as of February 15, 2018.

(3) Based on the closing price of our common stock on February 15, 2018, of $21.35 per share.

(4) Performance awards are included at “target” levels. Performance awards may be eligible to vest in 200% of the “target” award levels at “maximum” performance.

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In determining whether to approve the Restated Plan, including whether to increase the share reserve under the Restated Plan over the share reserve under the Existing Plan, our Board of Directors considered the following:

●	The shares to be initially reserved for issuance under the Restated Plan represents an increase of 4,350,000 shares from the aggregate number of shares reserved for issuance under the Existing Plan.

●	In determining the size of the share reserve under the Restated Plan over the existing share reserve under the Existing Plan, our Board of Directors considered the number of equity awards granted by our company during the past three calendar years. In calendar years 2015, 2016 and 2017, equity awards representing a total of approximately 0.6 million shares, 0.7 million shares, and 2.0 million shares, respectively, were granted under the Existing Plan, for an annual equity burn rate of 1.2%,1.4% and 4.1%, respectively. This level of equity awards represents a 3-year average burn rate of 2.3% of common shares outstanding. If each equity award is counted as a “full-value” award and multiplied by the “full-value award multiplier” of 1.5 under the Existing Plan, consistent with the methodology employed by certain proxy advisory firms, the “adjusted” equity burn rate was 1.8%, 2.1% and 6.1% for calendar years 2015, 2016 and 2017, respectively. This level of equity awards represents a 3-year average burn rate of 3.3% of common shares outstanding. Equity burn rate is calculated by dividing the number of shares subject to equity awards granted during the year by the number of shares outstanding at the end of the year.

●	We expect the proposed aggregate share reserve under the Restated Plan to provide us with enough shares for awards for approximately three years, assuming we continue to grant awards consistent with our current practices and historical usage, as reflected in our historical burn rate, and further dependent on the price of our shares and hiring activity during the next few years, forfeitures of outstanding awards, and noting that future circumstances may require us to change our current equity grant practices. We cannot predict our future equity grant practices, the future price of our shares or future hiring activity with any degree of certainty at this time, and the share reserve under the Restated Plan could last for a shorter or longer time.

●	In fiscal years 2015, 2016 and 2017, the end of year overhang rate (calculated by dividing (1) the sum of the number of shares subject to equity awards outstanding at the end of the calendar year plus shares remaining available for issuance for future awards at the end of the calendar year by (2) the number of shares outstanding at the end of the calendar year) was 12.7%, 14.0%, and 10.2%, respectively. If the Restated Plan is approved, we expect our overhang at the end of 2018 will be approximately 14.4% (excluding the 0.2 million shares that were available for issuance under the Existing ESPP as of December 31, 2017, 0.1 million shares that were available for issuance under our IESPP as of December 31, 2017, assuming no terminations or forfeitures of shares and giving effect to shares intended to vest pursuant to their terms in 2018). If the shares available for issuance under the Existing ESPP and IESPP are included, we expect our overhang at the end of 2018 will be approximately 14.9% (excluding the proposed increase to the ESPP as described in Proposal 3 below and excluding awards we assumed in connection with our acquisition of DTS).

In light of the factors described above, and the fact that the ability to continue to grant equity compensation is vital to our ability to continue to attract and retain employees in the extremely competitive labor markets in which we compete, our Board of Directors has determined that the size of the share reserve under the Restated Plan is reasonable and appropriate at this time. Our Board of Directors will not create a subcommittee to evaluate the risk and benefits for issuing shares under the Restated Plan.

Other Key Features of the Restated Plan

We depend on the performance and commitment of our employees to succeed. The use of equity-based long-term incentives assists us in attracting, retaining, motivating and rewarding talented employees. Providing equity grants creates long-term participation in our company and aligns the interests of our employees with the interests of our stockholders. The use of equity awards as compensation also allows us to conserve cash resources for other important purposes.

XPERI - Proxy Statement	29

The Restated Plan reflects a broad range of compensation and governance best practices, with some of the key features of the Restated Plan as follows:

●	No Increase to Shares Available for Issuance without Stockholder Approval. Without stockholder approval, the Restated Plan prohibits any alteration or amendment that operates to increase the total number of shares of common stock that may be issued under the Restated Plan (other than adjustments in connection with certain corporate reorganizations and other events).
●	No Automatic Vesting for Awards. The Restated Plan does not have automatic accelerated vesting provisions for awards in connection with a change of control (other than in connection with the non-assumption of awards).
●	No Repricing of Awards. Awards may not be repriced, replaced or regranted through cancellation or modification without stockholder approval if the effect would be to reduce the exercise price for the shares under the award.
●	Limitations on Dividend Payments on Awards. Dividends and dividend equivalents may not be paid on awards subject to vesting conditions unless and until such conditions are met.
●	Reasonable Limit on Full Value Awards. For purposes of calculating the shares that remain available for issuance under the Restated Plan, grants of options and SARs will be counted as the grant of one share for each one share actually granted, as described above. However, to protect our stockholders from potentially greater dilutive effect of full value awards, all grants of full value awards will continue be deducted from the Restated Plan’s share pool as 1.5 shares for every one share actually granted. This “full value award multiplier” is unchanged from the multiplier that applies under the Existing Plan.
●	Minimum Vesting Provisions. The Restated Plan includes a minimum vesting period such that awards granted under the Restated Plan will not vest earlier than the first anniversary of the applicable grant date (subject to limited exceptions).
●	Reasonable Share Counting Provisions. In general, when awards granted under the Restated Plan are forfeited, expire or are settled in cash, or when the shares subject to a restricted stock award are forfeited by the holder or repurchased by us, the shares reserved for those awards will be returned to the share reserve and be available for future awards in an amount corresponding to the reduction in the share reserve previously made with respect to such award. However, the following shares will not be returned to the share reserve under the Restated Plan: shares of common stock that are delivered by the grantee or withheld by us as payment of the exercise price in connection with the exercise of an option or SAR or payment of the tax withholding obligation in connection with any award; shares purchased on the open market with the cash proceeds from the exercise of options or SARs; and shares subject to a SAR that are not issued in connection with the stock settlement of the SAR on its exercise.
●	Limitations on Grants. The maximum aggregate number of shares of our common stock that may be subject to one or more awards granted to any participant, pursuant to the Restated Plan during any calendar year cannot exceed 1,500,000 shares. However, this number may be adjusted to take into account equity restructurings and certain other corporate transactions as described below. In addition, the maximum aggregate amount of cash that may be paid in cash to any one person during any calendar year with respect to one or more awards initially payable in cash shall be $1,500,000. The foregoing per-participant limits are unchanged from the Existing Plan.

In addition, the maximum aggregate grant date fair value of awards granted under the Restated Plan to a non-employee director as compensation for services as a non-employee director during any calendar year, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto, may not exceed $750,000.

●	No In-the-Money Option or Stock Appreciation Right Grants. The Restated Plan prohibits the grant of options or SARs with an exercise or base price less than 100% of the fair market value of our common stock on the date of grant.
●

Independent Administration. The Compensation Committee of our Board of Directors, which consists of two or more non-employee directors, generally will administer the Restated Plan if it is approved by stockholders. Our full Board of Directors will administer the Restated Plan with respect to awards granted to non-employee directors. The Compensation Committee may delegate certain of its duties and authorities to a management committee for awards to certain individuals, within specific guidelines and limitations. However, no delegation of authority is permitted with respect to awards made to individuals

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who (1) are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (2) have been delegated authority to grant, amend or administer awards under the Restated Plan.

Summary of the Restated Plan

Purposes

The purposes of the Restated Plan are to attract and retain the best available personnel for positions of responsibility and to provide additional incentive to our employees, directors and consultants and to promote the success of our business.

The number of shares of our common stock that may be issued pursuant to awards granted under the Restated Plan (including ISOs) shall not exceed, in the aggregate, 23,542,997 shares. As of February 15, 2018, 781,833 shares remained available for issuance under the Existing Plan, 792,428 shares were subject to outstanding stock options and 2,148,018 shares were subject to outstanding restricted stock unit awards under the Existing Plan (with any performance-based restricted stock units included at “target” levels for such purposes). For purposes of calculating the shares that remain available for grants under the Restated Plan, each stock option or SAR will be treated as using one available share for each share of our common stock actually subject to the grant and each “full value award” will be treated as using 1.5 shares for each share of our common stock delivered in settlement of such “full value award.” For purposes of the Restated Plan, a full value award is an award pursuant to which shares of our common stock are issuable that is granted with a per share exercise or purchase price less than 100% of the fair market value of a share of our common stock on the date of grant. This “full value award multiplier” is unchanged from the ratio that applies under the Existing Plan.

To the extent that an award is forfeited, expires, is settled in cash, any shares subject to the award will be available for awards under the Restated Plan in an amount corresponding to the reduction in the share reserve previously made with respect to such award. Shares subject to a restricted stock award forfeited by a participant or repurchased by us at a price not greater than the price originally paid by the participant will also again be available for awards under the Restated Plan in an amount corresponding to the reduction in the share reserve previously made with respect to such award. Notwithstanding the foregoing, shares tendered or withheld to satisfy the exercise price of an option or SAR granted under the Restated Plan or any tax withholding obligation with respect to an award granted under the Restated Plan, any shares subject to a SAR that are not issued in connection with the stock settlement of such award on exercise, and shares purchased on the open market with the cash proceeds from the exercise of options or SARs granted under the Restated Plan, will not be added to the shares authorized for grant under the Restated Plan. The payment of dividend equivalents in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the Restated Plan.

Administration

The Restated Plan may generally be administered by our Board of Directors or a committee appointed by our Board of Directors (the Board of Directors or any such committee, the “Committee”). The Restated Plan is currently being administered by the Compensation Committee of our Board of Directors. The Committee may make any determinations deemed necessary or advisable for the Restated Plan. Specifically, the Committee has the authority to determine the fair market value of our common stock, select the service providers to whom awards will be granted, determine the number of shares subject to each award, approve the forms of agreement for use under the Restated Plan, to determine the terms and conditions of any awards (such terms and conditions include, but are not limited to, the exercise price, the time or times when awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any award, based in each case on such factors as the Committee, in its sole discretion, shall determine), to prescribe, amend and rescind rules and regulations relating to the Restated Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws, and to construe and interpret the terms of the Restated Plan and awards granted pursuant to the Restated Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all holders. Notwithstanding the foregoing, the full Board of Directors shall conduct the general administration of the Restated Plan with respect to awards granted to non-employee directors.

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Eligibility

Our employees, consultants and directors are eligible to receive awards under the Restated Plan. As of February 15, 2018, we had approximately 694 employees, approximately 100 consultants, and 8 directors, 7 of whom were non-employee directors. The Committee determines which of our employees, consultants and directors will be granted awards. No employee or consultant is entitled to participate in the Restated Plan as a matter of right nor does any such participation constitute assurance of continued employment. Only those employees and consultants who are selected to receive grants by the Committee may participate in the Restated Plan. The Restated Plan also provides that certain stock options and restricted stock awards will be automatically granted to our non-employee directors, as described below under “Automatic Option and Restricted Stock Grants to Directors.” The closing price per share of our common stock on February 15, 2018, was $21.35.

Awards Under the Restated Plan

The Restated Plan provides that the Committee may grant or issue stock options, SARs, restricted stock, restricted stock units, dividend equivalents, performance awards and stock payments, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

Nonqualified Stock Options (“NQSOs”) will provide for the right to purchase common shares at a specified price which may not be less than 100% of the fair market value of a share of our common stock on the date of grant, and usually will become exercisable (in the discretion of the Committee) in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/or subject to the satisfaction of performance criteria established by the Committee. NQSOs may be granted for any term specified by the Committee, which term may not exceed ten years from the date of grant.

Incentive Stock Options will be designed to comply with the applicable provisions of the Code and will be subject to certain restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price not less than 100% of the fair market value of a common share on the date of grant, may only be granted to employees, must expire within a specified period of time following the optionee’s termination of employment, and must be exercised within ten years after the date of grant; but may be subsequently modified to disqualify them from treatment as ISOs. The total fair market value of shares with respect to which an ISO is first exercisable by an optionee during any calendar year cannot exceed $100,000. To the extent this limit is exceeded, the options granted are NQSOs. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all of our classes of stock, the Restated Plan provides that the exercise price must be at least 110% of the fair market value of a common share on the date of grant and the ISO must expire no later than the fifth anniversary of the date of its grant.

Restricted Stock Awards may be sold to participants at various prices or granted with a nominal purchase price (which purchase price may not be less than par value) and may be made subject to such conditions or restrictions as may be determined by the Committee. Restricted stock, typically, may be repurchased by us at the original purchase price, or forfeited if no cash consideration was paid by the participant at the time of grant, if the conditions or restrictions are not met. The Committee shall establish the purchase price, if any, and form of payment for each restricted stock award. A restricted stock award is accepted by the execution of a restricted stock purchase agreement between us and the purchaser, accompanied by the payment of the purchase price for the shares. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will receive dividends, if any, prior to the time when the restrictions lapse. Dividends may not be paid on restricted stock awards subject to vesting conditions unless and until such conditions are met.

Restricted Stock Units may be awarded to participants, typically without payment of consideration, but subject to such vesting conditions as may be established by the Committee. Like restricted stock, restricted stock units may not be sold, or otherwise hypothecated or transferred except to certain permitted transferees as set forth in the Restated Plan, until vesting conditions are removed or expire. Unlike restricted stock, restricted stock units will not be issued until the restricted stock unit award has vested, and recipients of restricted stock units generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

Stock Appreciation Rights, granted by the Committee typically will provide for payments, if any, to the holder based upon increases in the price of our common stock over the exercise price of the SAR. The exercise price of a SAR

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may not be less than 100% of the fair market value of our common stock on the date of grant. The Committee may elect to pay SARs in cash or in ordinary shares or in a combination of both. SARs granted under the Restated Plan may not have a term that exceeds ten years from the date of grant.

Dividend Equivalents represent the value of the dividends, if any, per share paid by us, calculated with reference to the number of shares covered by the awards held by the participant. Dividend equivalents will not be awarded in respect of stock options or SARs. Dividends and dividend equivalents may not be paid on awards subject to vesting conditions unless and until such conditions are met.

Performance Awards may be granted by our Compensation Committee on an individual or group basis. Generally, these awards will be based upon the attainment of specific performance goals that are established by our Compensation Committee and relate to one or more performance criteria on a specified date or dates determined by our Compensation Committee.

Stock Payments may be authorized by the Committee in the form of shares of common stock. Stock payments may be based upon the performance criteria listed below or other specific performance criteria determined appropriate by the Committee, determined on the date such stock payment is made or on any date thereafter.

Performance Criteria

Under the Restated Plan, the Committee may grant awards that are paid, vest or become exercisable upon the attainment of Company performance criteria, which may include, but are not limited to, one or more of the following business criteria with respect to us, any subsidiary or any division or operating unit thereof or an individual:

●	revenue or billings,
●	sales,
●	cash flow,
●	earnings per share of common stock (including earnings before any one or more of the following: (1) interest, (2) taxes, (3) depreciation, (4) amortization, (5) goodwill impairment charges, or (6) non-cash equity-based compensation expense),
●	return on equity,
●	total stockholder return,
●	return on invested capital,
●	return on assets or net assets,
●	income or net income or pre-tax income,
●	operating income or net operating income,
●	operating profit or net operating profit,
●	operating margin,
●	cost reductions or savings or expense management,
●	appreciation in the fair market value of a share of common stock,
●	research and development expenses (including research and development expenses as a percentage of sales or revenues),
●	working capital,
●	market share,
●	completion of acquisitions and partnerships,
●	implementation of new technology by customers or partners,
●	completion of settlements and/or licensing arrangements,
●	new product or technology development milestones.
●	comparisons with various stock market indices,
●	capital raised in financing transactions or other financing milestones, and
●	financial ratios

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These performance criteria may be measured in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices. The Compensation Committee may provide that one or more adjustments will be made to one or more of the performance goals established for any performance period. Such adjustments may include, but are not limited to, one or more of the following:

●	items related to a change in accounting principle,
●	items relating to financing activities,
●	expenses for restructuring or productivity initiatives,
●	non-cash charges, including those relating to share-based awards
●	other non-operating items,
●	items related to acquisitions or other strategic transactions,
●	items attributable to the business operations of any entity acquired by us during the performance period,
●	items related to the disposal of a business or segment of a business,
●	items related to discontinued operations that do not qualify as a segment of a business under GAAP,
●	items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the performance period,
●	any other items of significant income or expense which are determined to be appropriate adjustments,
●	items relating to unusual or extraordinary corporate transactions, events or developments,
●	items related to amortization of acquired intangible assets,
●	items that are outside the scope of our core, on-going business activities, or
●	items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.

The maximum aggregate number of shares of our common stock that may be subject to one or more awards granted to any participant, other than a non-employee director, pursuant to the Restated Plan during any calendar year cannot exceed 1,500,000 shares. However, this number may be adjusted to take into account equity restructurings and certain other corporate transactions as described below. In addition, the maximum aggregate amount of cash that may be paid to any one person during any calendar year with respect to one or more awards initially payable in cash shall be $1,500,000. The foregoing per-participant limits are unchanged from the Existing Plan.

Forfeiture, Recoupment and Clawback Provisions

Pursuant to its general authority to determine the terms and conditions applicable to awards under the Restated Plan, the Compensation Committee has the right to provide, in an award agreement or otherwise, that an award shall be subject to the provisions of any recoupment or clawback policies implemented by us, including, without limitation, any recoupment or clawback policies adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

Automatic Grants to Directors

Each non-employee director who is serving on the Board of Directors as of the date of an annual meeting of our stockholders and who will continue to serve as a non-employee director following the date of such annual meeting is automatically granted equity awards on the date of such annual meeting of our stockholders. The annual equity award to be granted to each non-employee director will have a total dollar value of $150,000 on the date of grant, which value will be allocated among options and restricted stock units by the Committee, so that each director will receive:

●	options to purchase a number of shares of our common stock determined by dividing (1) the dollar amount of the annual equity award to be paid in options, by (2) the closing price of our common stock on the date of grant divided by two; and
●	a restricted stock unit award for a number of restricted stock units determined by dividing (1) the dollar amount of the annual equity award to be paid in restricted stock, by (2) the closing price of our common stock on the date of grant.

During the term of the Plan, a person who is initially elected or appointed to the Board of Directors other than on the date of an annual meeting and who is a non-employee director at the time of such initial election or

34	XPERI - Proxy Statement

appointment automatically shall be granted a pro-rated annual award (which pro-ration will reflect the non-employee director’s partial year of service, as calculated by dividing the number of days from the date of such initial election or appointment through the first anniversary of the date of the preceding annual meeting, by 365) on the date of such initial election or appointment in the same form(s) and proportion of options to restricted stock units as the annual awards were granted to continuing non-employee directors on the date of the annual meeting preceding such initial election or appointment.

Members of our Board of Directors who are our employees who subsequently retire from employment but remain on the Board of Directors will receive an initial annual equity award as described above pro-rated to reflect such members’ partial year of service as a non-employee director, and, to the extent they are eligible, will receive subsequent annual awards on the date of each annual meeting of our stockholders.

The exercise price of the options automatically granted to directors is equal to 100% of the fair market value of a share of our common stock on the date of grant. Annual awards grants are subject to forfeiture if a non-employee director’s service terminates for any reason. Annual option grants and annual restricted stock unit awards vest on the first to occur of (1) the first anniversary of the date of grant or (2) the day prior to the next occurring annual meeting of stockholders following the date of grant. No portion of an option automatically granted to a director is exercisable after the tenth anniversary after the date of option grant. Additionally, an option automatically granted to a director is exercisable after the termination of the director’s services under certain circumstances.

Pursuant to the terms of the Restated Plan, the maximum aggregate grant date fair value of awards granted under the Restated Plan to a non-employee director as compensation for services as a non-employee director during any calendar year, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto, shall be $750,000.

Awards Not Transferable

Awards may generally not be sold, pledged, transferred or disposed of in any manner other than by will or by the laws of descent and distribution. The Committee may allow awards other than ISOs to be transferable pursuant to qualified domestic relations orders. ISOs may not be transferable. If the Committee makes an award transferable, such award shall contain such additional terms and conditions as the Committee deems appropriate.

Adjustments Upon Changes in Capitalization

In the event of any dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization or other distribution (other than normal cash dividends) of assets to our stockholders or any other change affecting our common stock (other than an equity restructuring), the Committee may make appropriate adjustments in the number and type of shares of stock subject to the Restated Plan, the terms and conditions of any award outstanding under the Restated Plan, and the grant or exercise price of any such award. In the event of an equity restructuring, the number and type of securities subject to each outstanding award and the grant or exercise price per share for each outstanding award, if applicable, will be proportionately adjusted. Adjustments in the event of an equity restructuring will not be discretionary.

In the event of a change of control, each outstanding award may be assumed or an equivalent option or right may be substituted by the successor corporation. The vesting of each outstanding award shall be subject to accelerated vesting such that 100% of the awards will become vested and exercisable or payable, as applicable, if the successor corporation refuses to assume the awards, or to substitute substantially equivalent awards.

Under the Restated Plan, a change of control is generally defined as:

●	a transaction or series of related transactions (other than an offering of our common stock to the general public through a registration statement filed with the Securities and Exchange Commission (the “SEC”)) whereby any person or entity or related group of persons or entities (other than us, our subsidiaries, an employee benefit plan maintained by us or any of our subsidiaries or a person or entity that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, us) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the total combined voting power of our securities outstanding immediately after such acquisition; or
●

our consummation (whether we are directly or indirectly involved through one or more intermediaries) of (1) a merger, consolidation, reorganization, or business combination or (2) the sale or other disposition of

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all or substantially all of our assets in any single transaction or series of transactions or (3) the acquisition of assets or stock of another entity, in each case other than a transaction:
●	which results in our voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into our voting securities or the voting securities of the person that, as a result of the transaction, controls us, directly or indirectly, or owns, directly or indirectly, all or substantially all of our assets or otherwise succeeds to our business (we or such person being referred to as a successor entity)) directly or indirectly, at least a majority of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction; and
●	after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the successor entity; provided, however, that no person or group is treated as beneficially owning 50% or more of combined voting power of the successor entity solely as a result of the voting power held in us prior to the consummation of the transaction.

Minimum Vesting Requirement

The Restated Plan contains a minimum vesting period which provides that Awards will be subject to a minimum vesting period of one year from the date of grant. This required vesting period will not apply: (i) to awards involving an aggregate number of shares not in excess of 5 percent of the Restated Plan’s share reserve or (ii) as determined by the Committee, upon the holder’s death, disability or termination as a service provider or in connection with a change of control. For purposes of awards made to nonemployee directors, a vesting period will be deemed to be one year if it runs from the award grant date to the date of the next annual meeting of the company’s stockholders.

Amendment and Termination of the Restated Plan

The Committee may suspend or terminate the Restated Plan, or any part thereof, at any time and for any reason. The Committee may also amend the Restated Plan from time to time, except that the Committee may not, without prior stockholder approval, amend the Restated Plan in any manner that would increase the maximum number of shares issuable pursuant to awards granted under the Restated Plan, increase the individual award limits, or that would require stockholder approval to comply with any applicable laws, regulations or rules. No action by our Board of Directors, the Committee or our stockholders may alter or impair any award previously granted under the Restated Plan without the consent of the holder. The Restated Plan will continue until terminated by the Committee. No ISOs may be granted under the Restated Plan after March 12, 2028.

No Repricing of Awards

The Restated Plan does not permit our Board of Directors or the Committee, without stockholder approval, to amend the terms of any outstanding option or SAR award under the Restated Plan to reduce its exercise price or cancel and replace any outstanding option or SAR award for cash or another award when the exercise price per share exceeds the fair market value of the underlying shares.

U.S. Federal Income Tax Consequences

The following is a general summary under current law of the material federal income tax consequences to participants in the Restated Plan. This summary deals with the general tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of federal income taxation that may be relevant in light of a holder’s personal investment circumstances and a participant receiving an award should rely on the advice of his or her legal and tax advisors. This summarized tax information is not tax advice.

Non-Qualified Stock Options. For federal income tax purposes, if an optionee is granted NQSOs under the Restated Plan, the optionee will not have taxable income on the grant of the option, nor will we be entitled to any deduction. Generally, on exercise of NQSOs the optionee will recognize ordinary income, and we will be entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of a common share on the date each such option is exercised. The optionee’s basis for the stock for purposes of determining gain or loss on subsequent disposition of such shares generally will be the fair market value of the common stock on the date the optionee exercises such option. Any subsequent gain or loss will be generally taxable as capital gains or losses.

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Incentive Stock Options. There is no taxable income to an optionee when an optionee is granted an ISO or when that option is exercised. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option price will be an “item of adjustment” for the optionee for purposes of the alternative minimum tax. Gain realized by the optionee on the sale of an ISO is taxable at capital gains rates, and no tax deduction is available to us, unless the optionee disposes of the shares within (1) two years after the date of grant of the option or (2) within one year of the date the shares were transferred to the optionee. If the common shares are sold or otherwise disposed of before the end of the two-year and one-year periods specified above, the difference between the option exercise price and the fair market value of the shares on the date of the option’s exercise will be taxed at ordinary income rates, and we will be entitled to a deduction to the extent the optionee must recognize ordinary income. If such a sale or disposition takes place in the year in which the optionee exercises the option, the income the optionee recognizes upon sale or disposition of the shares will not be considered income for alternative minimum tax purposes. Otherwise, if the optionee sells or otherwise disposes of the shares before the end of the two-year and one-year periods specified above, the maximum amount that will be included as alternative minimum tax income is the gain, if any, the optionee recognizes on the disposition of the shares.

An ISO exercised more than three months after an optionee terminates employment, other than by reason of death or disability, will be taxed as a NQSO, and the optionee will have been deemed to have received income on the exercise taxable at ordinary income rates. We will be entitled to a tax deduction equal to the ordinary income, if any, realized by the optionee.

Stock Appreciation Rights. In the case of SARs granted with an exercise price equal to the fair market value of our common stock on the date of grant, no taxable income is realized upon the receipt of the SAR, but upon exercise of the SAR, the fair market value of the shares received, determined on the date of exercise of the SAR, or the amount of cash received in lieu of shares, must be treated as compensation taxable as ordinary income to the recipient in the year of such exercise. We will be entitled to a deduction for compensation paid in the same amount which the recipient realized as ordinary income.

Restricted Stock and Restricted Stock Units. An employee to whom restricted stock or restricted stock units is issued generally will not recognize taxable income upon such issuance and we generally will not then be entitled to a deduction unless, with respect to restricted stock, an election is made by the participant under Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the employee generally will recognize ordinary income and we generally will be entitled to a deduction for an amount equal to the excess of the fair market value of the shares at the date such restrictions lapse over the purchase price. If a timely election is made under Section 83(b) with respect to restricted stock, the participant generally will recognize ordinary income on the date of the issuance equal to the excess, if any, of the fair market value of the shares at that date over the purchase price therefore, and we will be entitled to a deduction for the same amount. Similarly, when restricted stock units vest and the underlying shares of common stock are issued to the participant, the participant generally will recognize ordinary income and we generally will be entitled to a deduction for the amount equal to the fair market value of the shares at the date of issuance. A Section 83(b) election is not permitted with regard to the grant of restricted stock units.

Dividend Equivalents. A recipient of a dividend equivalent award generally will not recognize taxable income at the time of grant, and we will not be entitled to a deduction at that time. When a dividend equivalent is paid, the participant generally will recognize ordinary income, and we will be entitled to a corresponding deduction.

Performance Awards. A participant who has been granted a performance award generally will not recognize taxable income at the time of grant, and we will not be entitled to a deduction at that time. When an award is paid, whether in cash or common shares, the participant generally will recognize ordinary income, and we will be entitled to a corresponding deduction.

Stock Payments. A participant who receives a stock payment will generally be taxed as if the cash payment has been received, and we generally will be entitled to a deduction for the same amount.

Section 409A. Certain types of awards under the Restated Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and,

XPERI - Proxy Statement	37

potentially, certain interest penalties and additional state taxes). To the extent applicable, the Restated Plan and awards granted under the Restated Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the Committee, the Restated Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

Section 162(m) Limitation. In general, under Section 162(m), income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds $1 million in any one calendar year. Prior to the TCJA, covered employees generally consisted of our Chief Executive Officer and each of the next three highest compensated officers serving at the end of the taxable year other than our Chief Financial Officer, and compensation that qualified as “performance-based” under Section 162(m) was exempt from this $1 million deduction limitation. As part of the TCJA, the ability to rely on this exemption was, with certain limited exceptions, eliminated; in addition, the definition of covered employees was expanded to generally include all named executive officers. Certain awards under the Existing Plan granted prior to November 2, 2017 may be grandfathered from the changes made by the TCJA under certain limited transition relief, however, for grants after that date and any grants which are not grandfathered, we will no longer be able to take a deduction for any compensation in excess of $1 million that is paid to a covered employee. There is no guarantee that any awards will be eligible for the transition relief or that we will be able to take a deduction for any compensation in excess of $1 million that is paid to a covered employee under the Existing Plan or the Restated Plan.

New Plan Benefits

The following table sets forth the awards granted to the individuals and groups identified below under the Existing Plan since its inception through February 15, 2018. No awards have been granted to date under the Restated Plan as it does not become effective until stockholder approval.

Name and Position	Number of Options	Number of Restricted Stock Units(1)
Jon Kirchner	—	529,104
Chief Executive Officer
Thomas Lacey Former Chief Executive Officer	468,000	372,500
Robert Andersen Chief Financial Officer	52,000	111,500
Murali Dharan President, Tessera	70,000	120,000
Geir Skaaden	—	20,000
Chief Products and Services Officer
All executive officers as a group (4 persons)	590,000	780,604
All non-executive directors as a group (7 persons)(2)	50,000	205,063
All non-executive employees as a group (1,066 persons)	18,249,078	6,118,976

(1)	Performance awards are included at “target” levels. Performance awards may be eligible to vest in 200% of the “target” award levels at “maximum” performance.

(2)	Our non-employee directors as a group are eligible to receive automatic grants under the Restated Plan, as described above under “Automatic Grants to Directors.” Pursuant to our automatic grant policy for our non-employee directors, each non-employee director receives a combination of options and/or restricted stock unit awards on the date of each annual meeting of our stockholders, as described above. The dollar value of these future grants to be made in 2018 pursuant to our automatic grant policy for our non-employee directors will be based on the closing price of our common stock as reported by the Nasdaq Global Select Market on the date of our 2018 Annual Meeting.

All other future grants under the Restated Plan are within the discretion of our Board of Directors or the Committee and the benefits of such grants are, therefore, not determinable.

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REQUIRED VOTE AND BOARD OF DIRECTORS’ RECOMMENDATION

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required to approve the proposed amendment and restatement of the Restated Plan.

The Board of Directors recommends a vote “FOR” the approval of the Seventh Amended and Restated 2003 Equity Incentive Plan.

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Proposal 3—Approval of the Company’s Amended and Restated 2003 Employee Stock Purchase Plan

Introduction

Our stockholders are being asked to approve our Amended and Restated 2003 Employee Stock Purchase Plan (the “Restated ESPP”). Our Board of Directors approved the Restated ESPP on March 12, 2018, subject to stockholder approval. The Restated ESPP is being submitted for stockholder approval in order to ensure that the Restated ESPP meets the requirements of Section 423 of the Code. The Restated ESPP will become effective immediately upon stockholder approval at the Annual Meeting. If the Restated ESPP is not approved by our stockholders, the Restated ESPP will not become effective, the existing 2003 Employee Stock Purchase Plan (the “Existing ESPP”) will continue in full force and effect, and we may continue to grant purchase rights under the Existing ESPP, subject to its terms, conditions and limitations, using the shares available for issuance thereunder.

The principal features of the Restated ESPP are summarized below, but the summary is qualified in its entirety by reference to the Restated ESPP itself, which is attached to this proxy statement as Appendix B.

Description of Proposed Amendments

We strongly believe that an employee stock purchase program is a necessary and powerful incentive and retention tool that benefits all stockholders. As of February 15, 2018, a total of 2,500,000 shares of our common stock were reserved under the Existing ESPP and a total of 120,430 shares of common stock remained available under the Existing ESPP for future issuance.

If our stockholders approve the Restated ESPP, an additional 1,000,000 shares will be reserved for issuance under the Restated ESPP over the existing share reserve under the Existing ESPP for a total share reserve of 3,500,000 shares.

All of the foregoing share numbers may be further adjusted for changes in our capitalization and certain corporate transactions, as described below under the heading “Stock Dividends and Stock Splits” and “Corporate Transactions.”

The Restated ESPP is not being amended in any material respect other than to reflect the changes described above.

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Determination to Approve Restated ESPP

The table below presents information about the number of shares remaining available for issuance under the Existing ESPP and the proposed increase in shares authorized for issuance under the Restated ESPP, each at February 15, 2018. The table below does not include information about the number of shares that were subject to outstanding equity awards or that may be available for future issuance under our other equity compensation plans. Information related to our other equity compensation plans is further described in the table under the heading “Equity Incentive Awards Are Critical to Long-Term Stockholder Value Creation” in Proposal 2 to this proxy statement.

	Number of Shares	As a % of Shares Outstanding(1)	Dollar Value(2)

Existing ESPP
Shares available for issuance	120,430	0.2%	$2,571,181

Restated ESPP
Proposed increase in shares available for issuance under Restated ESPP (over existing share reserve under Existing ESPP)	1,000,000	2.0%	$21,350,000

(1) Based on 49,295,293 shares of our common stock outstanding as of February 15, 2018.

(2) Based on the closing price of our common stock on February 15, 2018, of $21.35 per share.

In determining whether to approve the Restated ESPP, including the proposed increase to the share reserve under the Restated ESPP over the share reserve under the Existing ESPP, our Board of Directors considered the following:

●	The shares to be initially reserved for issuance under the Restated ESPP represents an increase of 1,000,000 shares from the aggregate number of shares reserved for issuance under the Existing ESPP. The increase in the share reserve under the Restated ESPP will enable us to continue our policy of equity ownership by employees as an incentive to contribute to our success.

●	We expect the proposed aggregate share reserve under the Restated ESPP to provide us with enough shares for approximately three years, assuming employee participation in the Restated ESPP consistent with historical levels, as reflected in our three-year burn rate for the Existing ESPP, and further dependent on the price of our shares and hiring activity during the next few years. We cannot predict our future share usage under the Restated ESPP, the future price of our shares or future hiring activity with any degree of certainty at this time, and the share reserve under the Restated ESPP could last for a shorter or longer time.

●	In fiscal years 2015, 2016 and 2017, the end of year overhang rate attributable to the Existing ESPP (calculated by dividing (1) the shares remaining available for issuance for future awards at the end of the calendar year under the Existing ESPP by (2) the number of shares outstanding at the end of the calendar year) was 0.9%, 0.8% and 0.5%, respectively. If the Restated ESPP is approved, we expect our overhang at the end of 2018 attributable to the Restated ESPP will be approximately 2.0%.

●	In determining the size of the share reserve under the Restated ESPP, our Board of Directors considered the number of shares issued by our Company during the past three calendar years under our Existing ESPP. In calendar years 2015, 2016 and 2017, our annual equity burn rates under the Existing ESPP (calculated by dividing the number of shares issued under the Existing ESPP by the weighted-average number of shares outstanding during the applicable year) were 0.1%, 0.1% and 0.3%, respectively.

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In light of the factors described above, and the fact that the ability to continue to offer eligible employees the ability to participate in the Restated ESPP is vital to our ability to continue to attract and retain employees in the extremely competitive labor markets in which we compete, our Board of Directors has determined that the size of the share reserve under the Restated ESPP is reasonable and appropriate at this time. Our Board of Directors will not create a subcommittee to evaluate the risk and benefits for issuing shares under the Restated ESPP.

Purpose of the Restated ESPP

The primary purpose of the Restated ESPP is to assist employees of the Company and its designated subsidiaries in acquiring a stock ownership interest in the Company pursuant to a plan which is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code, and to help employees provide for their future security and to encourage them to remain in the employment of the Company and its designated subsidiaries.

Administration. The Restated ESPP is administered by the Compensation Committee of the Board of Directors.

Share Reserve. The maximum number of shares of the Company’s common stock reserved for issuance under the Existing ESPP is currently limited to 2,500,000 shares. As of February 15, 2018, a total of 120,430 shares of common stock remained available under the Existing ESPP for future issuance.

If our stockholders approve the Restated ESPP, an additional 1,000,000 shares will be reserved for issuance under the Restated ESPP over the existing share reserve under the Existing ESPP for a total share reserve of 3,500,000 shares.

Eligibility. Only employees of the Company and any of its majority-owned subsidiaries which have been designated by the Board of Directors as participating companies under the Restated ESPP may participate in the Restated ESPP. For this purpose, an “employee” is any person who is regularly employed at least 20 hours per week and five months per calendar year by the Company or any of its designated subsidiaries. No employee will be permitted to subscribe for shares under the Restated ESPP if, immediately upon purchase of the shares, the employee would own 5% or more of the total combined voting power or value of all classes of stock of the Company or its subsidiaries (including stock issuable upon exercise of options held by him or her), nor will any employee be granted a purchase right that would permit him or her to buy more than $25,000 worth of stock under the Restated ESPP in any calendar year (valued at the time such purchase right is granted) for each calendar year during which such purchase right is outstanding at any time.

If the grant of a purchase right under the Restated ESPP to any employee of a designated subsidiary who is a citizen or resident of a foreign jurisdiction would be prohibited under the laws of such foreign jurisdiction or the grant of a purchase right to such employee in compliance with the laws of such foreign jurisdiction would cause the Restated ESPP to violate the requirements of Section 423 of the Internal Revenue Code, as determined by the Compensation Committee in its sole discretion, such employee will not be permitted to participate in the Restated ESPP.

As of February 1, 2018 (the last enrollment date under the Existing ESPP), there were 694 employees of the Company and its designated subsidiaries eligible to participate in the Existing ESPP, of whom 423 were participants.

Offering Periods. The Existing ESPP is implemented by a series of consecutive, overlapping 24-month offering periods, commencing February 1 and August 1 of each year, and the Restated ESPP will maintain this same structure. The Compensation Committee may change the duration and timing of offering periods under the Restated ESPP, but in no event may an offering period exceed twenty-seven months.

Each offering period is comprised of four six-month purchase periods. Each purchase period will be approximately six months long and will commence on the day following the last day of the preceding purchase period, generally on February 1st or August 1st (unless those days are not days on which our stock is actively traded). Purchase dates are currently set for the last trading day in each six-month purchase period during an offering period and will

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generally occur on each January 31 and July 31 (or the immediately preceding day on which our stock is actively traded, if not actively traded on the relevant January 31 or July 31). The Compensation Committee may change the frequency or duration of the purchase periods in the future.

If the fair market value of our common stock on any purchase date is less than the fair market value on the first trading day of that offering period, then that offering period will immediately terminate and a new twenty-four month offering period and a new six-month purchase period will commence the day following that purchase date.

Subject to the eligibility requirements described above and completion of all required enrollment documentation, an employee will be able to participate in the Restated ESPP on the first day of the first offering period beginning on or after the date on which such employee starts employment.

Purchase Price. The purchase price per share at which shares will be purchased during each purchase period under the Restated ESPP is 85% of the lower of either (a) our common stock’s fair market value on the first trading day of the offering period or (b) our common stock’s fair market value on the applicable purchase date. The fair market value of the common stock on a given date is the closing price as reported by NASDAQ. The closing price per share of our common stock on February 15, 2018, was $21.35.

Payment of Purchase Price; Payroll Deductions. Participants may contribute up to 20% of their eligible compensation (after tax) through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. All payroll deductions made for a participant are credited to the participant’s account under the Restated ESPP and are included with the general funds of the Company. Funds received upon purchase of stock under the Restated ESPP will be used for general corporate purposes. An employee may purchase up to 8,000 shares during an offering period under the Restated ESPP and up to 2,000 shares during any six-month purchase period. Any payroll deductions not applied to the purchase of shares due to the application of this limitation will be refunded to the participant. Participants also may not buy a fraction of a share, and any cash remaining in a participant’s account to buy less than a whole share will automatically be rolled over into the next purchase period.

Withdrawal. A participant may withdraw from the Restated ESPP by signing and delivering a notice of withdrawal from the Restated ESPP prior to the last day of the offering period.

Termination of Employment. Termination of a participant’s employment for any reason cancels his or her participation in the Restated ESPP immediately. In such event, the payroll deductions credited to the participant’s account will be returned without interest to such participant. A transfer of employment from one participating company to another will not constitute a termination of employment for purposes of the Restated ESPP.

Share Proration. If the number of shares to be purchased exceeds either the number of shares available under the Restated ESPP on either the first day of an offering period or the purchase date, then the available shares may be allocated among the participants on a pro rata basis, and the payroll deductions of each participant, to the extent in excess of the aggregate purchase price payable for the common stock prorated to such individual, will be refunded to such participant.

Capital Changes. In the event of any increase or decrease in the number of shares of our common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification or any other increase or decrease effected without our receipt of consideration, the number of shares reserved under the Restated ESPP and the price per share and number of shares of our common stock covered by each outstanding purchase right will be adjusted proportionately. Such adjustments will be made by our Board of Directors whose determination in that respect will be final, binding and conclusive.

Effect of Sale of Assets or Merger. In the event of our merger with or into another corporation, or the sale of substantially all of our assets, the Restated ESPP will be assumed or an equivalent purchase right will be substituted for by the successor corporation (or a parent or subsidiary of such successor corporation). If the successor corporation (or a parent or subsidiary of such successor corporation) refuses to assume the purchase rights under the Restated ESPP or to provide equivalent rights, the purchase period and offering periods then in progress will be shortened and a new purchase date will be set. This date will be the day prior to the consummation of the merger or sale.

XPERI - Proxy Statement	43

Amendment and Termination of the Restated ESPP. The Restated ESPP may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by our Board of Directors. Stockholder approval of any such amendment or modification will be obtained to the extent necessary to comply with Section 423 of the Code or any other applicable law, regulation or stock exchange rule. The Restated ESPP will be in effect until the share reserve is exhausted, unless our Board of Directors terminates the Restated ESPP at an earlier date.

U.S. Federal Income Tax Consequences

The following is a general summary under current law of the material federal income tax consequences to an employee who participates in the Restated ESPP. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of federal income taxation that may be relevant in light of a participant’s personal circumstances. This summarized tax information is not tax advice and a participant in the Restated ESPP should rely on the advice of his or her legal and tax advisors.

The Restated ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Code. Under the applicable Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the Restated ESPP. Upon such sale or disposition, the participant will generally be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to disposing of them. If the shares are sold or disposed of more than two years from the first day of the offering period during which the shares were purchased and one year from the date of purchase, or if the participant dies while holding the shares, the participant (or his or her estate) will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price or (2) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price.

If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them.

We are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized upon a sale or disposition of shares prior to the expiration of the holding periods described above.

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New Plan Benefits

Because the number of shares that may be purchased under the Restated ESPP will depend on each employee’s voluntary election to participate and on the fair market value of our common stock at various future dates, the actual number of shares that may be purchased by any individual cannot be determined in advance. For illustrative purposes only, the following table sets forth (1) the number of shares of the Company’s common stock that were purchased under the Existing ESPP during the 2017 fiscal year, and (2) the aggregate purchase price paid, for the individuals and groups identified below.

Name and Position	Number of Shares Purchased (#)	Aggregate Purchase Price ($)
Jon Kirchner Chief Executive Officer	455	11,312
Thomas Lacey Former Chief Executive Officer	617	14,984
Robert Andersen Chief Financial Officer	985	23,920
Murali Dharan President, Tessera	—	—
Geir Skaaden Chief Products and Services Officer	215	5,345
All executive officers as a group (4 persons)	2,272	40,577
All non-executive directors as a group (7 persons)(1)	—	—
All non-executive employees as a group (690 persons)	126,208	3,177,925

(1)	Directors who are not Company employees are not eligible to participate in the Existing ESPP.

REQUIRED VOTE AND BOARD OF DIRECTORS’ RECOMMENDATION

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required to approve the Restated ESPP.

The Board of Directors recommends a vote “FOR” the approval of the Restated ESPP.

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Equity Compensation Plan Information

We have three equity compensation plans that have been approved by our stockholders: the Sixth Amended and Restated 2003 Equity Incentive Plan, the 2003 Employee Stock Purchase Plan (the “Existing ESPP”) and the Amended and Restated International Employee Stock Purchase Plan (the “IESPP”). The following table sets forth the number and weighted-average exercise price of securities to be issued upon exercise of outstanding options, warrants and rights, and the number of securities remaining available for future issuance under all of our equity compensation plans, at December 31, 2017:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	3,020,876(1)	$21.30(2)	1,135,273(3)
Equity compensation plans not approved by security holders	0	0	0
Totals	3,020,876		1,135,273

(1)	The number under column (a) includes 813,253 shares issuable upon the exercise of outstanding options with a weighted average exercise price of $21.30 and 2,207,623 shares issuable upon the vesting of outstanding restricted stock unit awards and performance-based restricted stock unit awards at “target” levels under our Sixth Amended and Restated 2003 Equity Incentive Plan.

This number does not include awards assumed by us in connection with our acquisition of DTS on December 1, 2016. In connection with our acquisition of DTS, each then outstanding, out-of-the-money, vested or unvested option and each then outstanding, in-the-money, unvested option to purchase shares of DTS common stock was assumed by the Company and converted into an option to purchase shares of the Company’s common stock pursuant to the exchange ratio set forth in the merger agreement, and each then outstanding unvested DTS restricted stock unit award was assumed by the Company and converted into a restricted stock unit award of the Company pursuant to the exchange ratio set forth in the merger agreement, in each case with substantially the same terms and conditions as applied to such DTS equity award immediately prior to the effective time of the acquisition. As a result, we assumed awards under the DTS, Inc. 2014 New Employee Incentive Plan, the SRS Labs, Inc. 2006 Stock Incentive Plan, DTS, Inc. 2008 DLL Share Option Plan, DTS, Inc. 2003 Equity Incentive Plan and the DTS, Inc. 2012 Equity Incentive Plan. While the plans will continue to govern the existing awards granted thereunder, they were terminated in connection with the acquisition as to any future awards. As of December 31, 2017, (i) options for 8,594 shares of our common stock were outstanding under the DTS, Inc. 2014 New Employee Incentive Plan with a weighted-average exercise price of $31.63 and 87,662 shares underlying awards of restricted stock units were outstanding under the DTS, Inc. 2014 New Employee Incentive Plan; (ii) options for 40,550 shares of our common stock were outstanding under the SRS Labs, Inc. 2006 Stock Incentive Plan with a weighted-average exercise price of $21.47 and 49,464 shares underlying awards of restricted stock units were outstanding under the SRS Labs, Inc. 2006 Stock Incentive Plan; (iii) options for 2,000 shares of our common stock were outstanding under the DTS, Inc. 2008 DLL Share Option Plan with a weighted-average exercise price of $42.59; (iv) options for 152,867 shares of our common stock were outstanding under the DTS, Inc. 2003 Equity Incentive Plan with a weighted-average exercise price of $43.49; (v) options for 154,757 shares of our common stock were outstanding under the DTS, Inc. 2012 Equity Incentive Plan with a weighted-average exercise price of $19.43 and 330,927 shares underlying awards of restricted stock units were outstanding under the DTS, Inc. 2012 Equity Incentive Plan.

(2)	Represents the weighted-average exercise price of outstanding options under our Sixth Amended and Restated 2003 Equity Incentive Plan.

(3)	Includes 692,308 shares remaining available for future issuance under the Sixth Amended and Restated 2003 Equity Incentive Plan, 255,450 shares remaining available for future issuance under the Existing ESPP, and 187,515 shares remaining available for future issuance under the IESPP as of December 31, 2017.

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Executive Officers

Set forth below are the name, age and position of each of our executive officers.

Name	Age	Position(s)
Jon Kirchner	50	Chief Executive Officer, Director
Robert Andersen	54	Chief Financial Officer
Murali Dharan	56	President of Tessera Intellectual Property Corp.
Geir Skaaden	51	Chief Products and Services Officer

The following are biographical summaries of our executive officers other than Mr. Kirchner, for whom a biographical summary is set forth under “Proposal 1—Election of Directors”.

Robert Andersen is executive vice president and chief financial officer of Xperi Corporation. He became executive vice president and chief financial officer of Xperi Corporation in January 2014. Prior to joining Xperi Corporation, he served as executive vice president and CFO of G2 Holdings Corp. d/b/a Components Direct. Mr. Andersen previously served as CFO at Phoenix Technologies Ltd. and held senior financial roles at Wind River Systems, Inc. and NextOffice, Inc. His finance career began at Hewlett-Packard Company, where he served in various controller, treasury and technology finance management roles. Mr. Andersen served on the board of directors of publicly traded Quantum Corporation through March 2017. He currently serves on the board of directors of the Alameda County Community Food Bank, and is a member of the oversight committee. Mr. Andersen holds a B.A. in economics from the University of California, Davis, and an M.B.A. from the Anderson School of Management at the University of California, Los Angeles.

Murali Dharan has served as president of Tessera Intellectual Property Corp. (“Tessera”) since October of 2017 and is responsible for the strategic direction, management and growth of the Tessera intellectual property licensing business. He has extensive leadership experience, most recently as CEO of IPVALUE, guiding the company from a start-up to an industry leader and helping partners to generate more than $1.6 billion in IP revenue. Prior to joining IPVALUE in 2002, Mr. Dharan held executive roles at various technology companies, including executive vice president at Preview Systems, vice president and general manager at Silicon Graphics, and vice president and general manager at NEC. Mr. Dharan holds an electrical engineering degree from Anna University in India, a master’s degree in computer science from Indiana University, and an MBA from Stanford University.

Geir Skaaden has served as our chief products and services officer since December 2016 and leads global sales, business development and product management for our portfolio of imaging and audio solutions. He served as DTS’s Executive Vice President, Products, Platforms and Solutions from October 2015 until its acquisition by the Company in December 2016, having previously served as DTS’s Senior Vice President, Corporate Business Development, Digital Content and Media Solutions since December 2013. Prior to that, Mr. Skaaden served as DTS’s Senior Vice President, Products & Platforms from April 2012 to December 2013. From 2008 to 2012, Mr. Skaaden served in a number of positions overseeing numerous aspects including strategic sales, licensing operations, and business development. Prior to joining DTS in 2008, Mr. Skaaden served as the Chief Executive Officer at Neural Audio Corporation from 2004 to 2008, where he previously served as Vice President, Corporate Development from 2002 to 2004. Mr. Skaaden holds a B.A. in Finance from the University of Oregon, a Business degree from the Norwegian School of Management and an M.B.A. from the University of Washington.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all such forms which they file.

To our knowledge, based solely on our review of such reports or written representations from certain reporting persons, we believe that all of the filing requirements applicable to our officers, directors, greater than 10% beneficial owners and other persons subject to Section 16 of the Exchange Act were complied with during the year ended December 31, 2017, except that one Form 4 was filed late in February 2018 for Mr. Skaaden.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to the beneficial ownership of shares of our common stock by (i) each current director and each nominee to become a director, (ii) each named executive officer, (iii) all current directors, nominees and current executive officers as a group, and (iv) each person who we know beneficially owns more than 5% of our common stock as of February 28, 2018.

The number of shares of common stock outstanding used in calculating the percentage for each listed person or entity includes common stock underlying options held by the person or entity that are exercisable within 60 days of February 28, 2018, and common stock underlying RSUs held by the person or entity that will vest within 60 days of February 28, 2018, but excludes common stock underlying options and RSUs held by any other person or entity. Percentage of beneficial ownership is based on 49,431,216 shares of common stock outstanding as of February 28, 2018.

Name of Beneficial Owner	Number of Shares	Percentage Ownership
Five Percent Stockholders
BlackRock, Inc. (1)	6,074,523	12.3%
Entities affiliated with Vanguard Group, Inc. (2)	4,641,989	9.4%
Janus Henderson Group PLC (3)	3,688,506	7.5%
DePrince, Race & Zollo, Inc. (4)	3,513,028	7.1%
Directors and Executive Officers
Jon Kirchner (5)	385,619	*
Robert Andersen (6)	82,591	*
Richard S. Hill	60,854	*
Geir Skaaden (7)	35,040	*
Tudor Brown	34,250	*
Christopher Seams	33,002	*
George A. Riedel	21,839	*
John Chenault	19,250	*
David Habiger	7,304	*
Murali Dharan	3,224	*
Sue Molina	1,558	*
All directors and executive officers as a group (11 persons) (8)	684,531	1.4%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our Common Stock.

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(1)	The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. Black Rock, Inc. has sole voting power as to 5,972,951 shares and sole dispositive power as to 6,074,523 shares. The information in this table and footnote is based on solely on information contained in Schedule 13G filed with the SEC on January 17, 2018 by Black Rock, Inc.

(2)	The address for Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA, 19355. Vanguard Group, Inc. has sole voting power as to 96,037 shares, shared voting power as to 6,601 shares, sole dispositive power as to 4,543,473 shares and shared dispositive power as to 98,516 shares. The information in this table and footnote is based on solely on information contained in Schedule 13G filed with the SEC on February 7, 2018 by Vanguard Group, Inc.

(3)	The address for Janus Henderson Group PLC is 201 Bishopsgate, London, United Kingdom, E2CM 3AE. Janus Henderson Group PLC has shared voting power as to 3,688,506 shares and shared dispositive power as to 3,688,506 shares. The information in this table and footnote is based on solely on information contained in Schedule 13G filed with the SEC on February 12, 2018 by Janus Henderson Group PLC.

(4)	The address for DePrince, Race & Zollo, Inc. is 250 Park Ave. South, Suite 250, Winter Park, FL 32789. DePrince, Race & Zollo, Inc. has sole voting power as to 2,634,293 shares and sole dispositive power as to 3,513,028 shares. The information in this table and footnote is based solely on information contained in Schedule 13G filed with the SEC on February 13, 2018 by DePrince, Race & Zollo, Inc.

(5)	Includes 129,707 shares issuable upon exercise of outstanding options held by Mr. Kirchner, exercisable within 60 days of February 28, 2018.

(6)	Includes 39,000 shares issuable upon exercise of outstanding options held by Mr. Andersen, exercisable within 60 days of February 28, 2018.

(7)	Includes 16,909 shares issuable upon exercise of outstanding options held by Mr. Skaaden, exercisable within 60 days of February 28, 2018.

(8)	Includes 184,916 shares issuable upon exercise of outstanding options held by current officers and directors as a group, exercisable within 60 days of February 28, 2018.

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Executive Compensation and Related Information

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The following discussion and analysis contains statements regarding company performance targets and goals used in setting compensation for our named executive officers. These targets and goals are disclosed in the limited context of the Company’s compensation programs and should not be understood to be statements of management’s future expectations or estimates of future results or other guidance. The Company specifically cautions investors not to apply these statements to other contexts.

This Compensation Discussion and Analysis (CD&A) describes the Company’s executive compensation philosophy, objectives and programs, as well as the compensation-related actions taken in 2017. Our named executive officers, or NEOs, for fiscal year 2017 are identified as follows:

●	Jon Kirchner – Chief Executive Officer (CEO)
●	Thomas Lacey – former Chief Executive Officer
●	Robert Andersen – Chief Financial Officer (CFO)
●	Murali Dharan – President, Tessera Intellectual Property Corporation (Tessera)
●	Geir Skaaden – Chief Product and Services Officer

The titles above reflect positions held by the NEOs as of the end of 2017. These titles remain unchanged as of the date of this proxy statement. Mr. Lacey retired as the Company’s Chief Executive Officer effective June 1, 2017 but continued to serve in a consultant advisory role until December 31, 2017. As explained under section “Executive Leadership & Compensation Highlights,” through May 31, 2017, Mr. Kirchner served as the Company’s President until he assumed the role of Chief Executive Officer effective June 1, 2017.

This CD&A provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each compensation component that we provide. In addition, we explain how and why the Compensation Committee of our Board of Directors arrived at specific compensation policies and decisions for our executive officers, including the NEOs, during 2017.

Compensation Philosophy and Guiding Principles

We have designed our executive compensation program to reward our executive officers, including the NEOs, at a level consistent with the overall strategic and financial performance of the Company and to provide remuneration sufficient to attract, retain and motivate them to exert their best efforts in the highly competitive consumer electronics and intellectual property licensing environments in which we operate. We believe that competitive compensation packages consisting of a combination of base salaries, short-term performance-based cash incentives, and long-term incentives delivered in the form of equity compensation that is earned over a multi-year period enable us to attract top talent, motivate successful short-term and long-term performance, satisfy our retention objectives and align the compensation of our executive officers with our performance and stockholder value creation.

The Compensation Committee periodically reviews and analyzes market trends and the prevalence of various compensation delivery vehicles and adjusts the design and operation of our executive compensation program from

50	XPERI - Proxy Statement

time to time as it deems necessary and appropriate. In designing and implementing the various components of our executive compensation program, the Compensation Committee considers market and industry practices, as well as the impact of our compensation program on our financial results. While the Compensation Committee considers all factors in its deliberations, it places no formal weighting on any one factor.

Our executive compensation program emphasizes performance-based compensation and the amount of compensation paid to our executive officers varies significantly based on overall strategic and financial performance.

Performance and Financial Highlights

2017 was a year of change for our Company, and despite some challenges, we achieved a number of significant milestones, which we believe will drive meaningful long-term stockholder value.

●	We successfully completed the integration of Tessera and DTS, meeting our synergy targets, and now operate as one company.

●	We launched new innovative technologies such as Virtual:X, Connected Radio, and DMS, our Driver Monitoring System, that will drive increased penetration and ASPs in the home, mobile and automotive markets.

●	We accelerated certain investments in machine learning and next generation smart technologies that we believe will provide avenues for greater growth in the mid-term.

●	We completed the first major step in our long-term IP licensing strategy by successfully settling our litigation with Broadcom and entering into a multi-year license agreement.

●	We updated and refined our Company’s long-term strategy, adjusting it to reflect key market trends and better position us to drive long-term growth, increased cash flow and enhanced stockholder value.

Importantly, despite some challenges, we generated $147 million in operating cash flow, returned approximately $55 million to stockholders in the form of dividends and stock repurchases, and paid down $100 million of debt just after year-end. Our total revenues and recurring revenues for 2017 showed strong growth over 2016 as well, as reflected in the table below:

	2017 (1)	2016	2015	% Increase (Decrease) 2017 to 2016
Total Revenue (1)	$373.7 million	$259.6 million	$273.3 million	44%
Total Recurring Revenue (2)	$333.9 million	$243.8 million	$242.3 million	37%
GAAP Operating Expenses	$405.2 million	$170.2 million	$111.1 million	138%

(1)	Includes a full year of DTS operations and the impact of purchase accounting.
(2)	We define recurring revenue as payments made pursuant to a license agreement or other agreement that are scheduled to occur over at least one year of time. For a reconciliation of GAAP to non-GAAP financial results, please see Appendix C.

2017 Executive Leadership & Compensation Highlights

Our executive compensation program plays an important role in attracting, retaining and rewarding individuals with the ability and vision to lead our business, drive our long-term success and deliver stockholder value. We had several key leadership developments in 2017.

●	CEO Transition. On May 3, 2017, the Company announced Mr. Lacey’s retirement as Chief Executive Officer, and that the Board of Directors appointed Mr. Kirchner as the next Chief Executive Officer. Mr. Kirchner, who had been serving as our President, assumed the new role on June 1, 2017. Also on that date, Mr. Lacey retired from the Board, and Mr. Kirchner was appointed as a member of the Board, filling the seat vacated by Mr. Lacey.

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In connection with his appointment as our Company’s Chief Executive Officer, the Company entered into a new employment agreement with Mr. Kirchner. The Compensation Committee designed a market competitive compensation package reflective of Mr. Kirchner’s expertise and domain knowledge in broad IP and product / technology licensing as well as the competitive landscape for such talent. This compensation package design includes approximately 65% of his target annual compensation structured as at-risk, performance-based pay (comprised of his annual cash incentive compensation and performance-based equity awards). The compensation package structure included an initial equity grant intended by the Compensation Committee to represent his long-term incentive opportunities for the duration of the initial three-year term of his employment agreement as CEO a substantial portion of which will be subject to annual performance-based vesting milestones. The Compensation Committee does not intend to grant Mr. Kirchner additional equity awards during that period. We believe the market competitive compensation package and structure aligns Mr. Kirchner’s interests with stockholders in the pursuit of long term-value creation. For more information about Mr. Kirchner’s promotional compensation package, please see “Chief Executive Officer Compensation Package” below.

●	Hiring of Murali Dharan as President, Tessera. On October 18, 2017, Mr. Dharan was named president of Tessera. Mr. Dharan is responsible for the strategic direction and management of the Tessera intellectual property licensing business.

○	Mr. Dharan’s compensation package was designed at a competitive market level with approximately 70% of his target compensation structured as at-risk, performance-based pay (comprised of his cash incentive compensation and performance-based equity awards).

○	Mr. Dharan’s initial total cash compensation was established at approximately the 65th percentile of similarly-situated executives based on the comparable company data reviewed by the Compensation Committee, while his new hire equity awards were designed to provide an annual target long-term incentive opportunity at approximately the median level of the market.

●	Annual Compensation Review and Update of Peer Group to Reflect Evolving Business. The Compensation Committee annually assesses the competitiveness of the Company’s executive compensation program compared to that of similar companies, as described below under the heading “Compensation Setting Process.” Annually, the Compensation Committee engages its independent compensation consultant to evaluate the Company’s peer group to ensure that it is appropriate. Particularly in light of the DTS acquisition, the review in 2016 resulted in a number of changes in the composition of the peer group and the results were used in the Compensation Committee’s review of executive compensation in December 2016 in making fiscal year 2017 executive compensation decisions.

●	Executive Pay Targeted at Competitive Market Levels. The Compensation Committee believes that the current named executive officers should be paid at competitive market levels and, as discussed below, took steps to align the target total direct compensation of certain of our named executive officers with the market median in light of their changed roles and responsibilities. These pay actions taken in 2017 and 2018, were considered important to maintaining a fairly compensated, committed senior management team capable of growing the Company’s business and executing on our long-term strategy.

Chief Executive Officer Compensation Package

With the appointment of Mr. Kirchner as our Chief Executive Officer, the Board of Directors approved and entered into an employment agreement with him that included a competitive package primarily consisting of a performance-based equity award that will be earned over the next four years. The design and size of this compensation package was determined by the Compensation Committee following consultation with the Compensation Committee’s external compensation consultant, an analysis of the competitive market data, including data drawn from the compensation peer group as described under the “Compensation-Setting Process” below, an evaluation of industry practices and consideration of the appropriate mix of short-term and long-term incentives.

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●	Annual Cash Compensation: Pursuant to the terms of his employment agreement effective June 1, 2017, Mr. Kirchner’s initial annual base salary was set at $600,000 and he is eligible for an annual bonus equal to 100% of his annual base salary, up to a maximum bonus of 200% of his annual base salary for over-performance. As a result, Mr. Kirchner’s annual target cash compensation is generally at the median of our peer group for chief executives.

●	Promotional Equity Awards: In addition, Mr. Kirchner was granted promotional equity awards in connection with his appointment as CEO. Mr. Kirchner’s initial equity awards are intended by the Compensation Committee to represent his long-term incentive opportunities for the duration of the initial three-year term of his employment agreement as CEO. Thus, the Compensation Committee does not intend to grant Mr. Kirchner additional equity awards during that period.

The Compensation Committee determined that Mr. Kirchner’s award would be aligned to the market median level for a new hire award and annual awards covering a total of three years in total target long-term incentive award value. The award is divided into 70% performance-based RSUs and 30% time-based RSUs. The Compensation Committee believed it was important to establish a long-term incentive award mix heavily weighted towards performance awards, as follows:

	Performance-Based Restricted Stock Unit Award (“target” number of RSUs) (1)	Time-Based Restricted Stock Unit Award (number of RSUs)	Aggregate Grant Date Fair Value (2) ($)
Jon Kirchner	310,873	133,231	$13,811,190

(1)  Of these performance-based RSUs, 77,718 may be earned each calendar year (commencing in 2017) at the “target” performance level and up to 155,436 may be earned each year at “maximum” performance.

(2)  In accordance with SEC rules and FASB Topic 718, due to the annual setting of performance goals under the performance-based RSUs granted to Mr. Kirchner, one-fourth of the grant date fair value of Mr. Kirchner’s promotional performance-based awards (at “target” performance levels) plus the full grant date value of the time-based RSUs is presented in the “Summary Compensation Table,” while the Compensation Committee approved full grant value of all of the promotional awards that will be eligible to be earned by Mr. Kirchner over four years (at “target” performance, with respect to the performance-based RSUs) based on the closing price per share of our common stock on the date of grant is included in the table above.

●	Time-Based Equity Awards: Mr. Kirchner’s time-based RSU vests in equal installments on each of the first four anniversaries of the date of grant, subject to his continued employment on each vesting date.

●	Performance-Based Equity Awards: His performance-based RSUs may be earned over four years with 25% of the shares of our common stock eligible to be earned each year (commencing with 2017) at the “target” level based on the Company’s performance for such year, with up to 200% of the “target” RSUs for each year eligible to be earned at the “maximum” performance level. The performance objectives for each year are to be determined by mutual agreement of Mr. Kirchner and the Compensation Committee.

The vesting of Mr. Kirchner’s performance-based RSUs is tied to a series of four one-year performance measurement periods. The Compensation Committee believes that successive annual objectives are most effective given the Company’s ongoing transformation and evolution following the acquisition of DTS. The Compensation Committee is committed to setting rigorous performance goals and believes that annual goal setting will allow the Compensation Committee to establish challenging performance objectives carefully tailored to incentivize performance as we refine and evolve our strategic plan as a newly-combined organization and avoid the potential risk of windfalls or retention issues that could be associated with setting a less precise longer-term goal.

Since profitability and growth are of paramount importance, the Compensation Committee established performance targets for 2017 and 2018 that are tied to these metrics. These are measurements that our Compensation Committee believes to be critical since they are directly aligned with stockholder value creation. Specifically, vesting of the portion of the performance-based RSU award eligible to be earned based on 2017 performance was based upon 10% revenue growth (as determined for purposes of our annual bonus plan, and described below) from the previous year and non-GAAP net income of 23% (expressed as a percentage of revenue for annual bonus plan purposes).1 Based upon our results of 64.5% year over year revenue growth and 11.9% non-GAAP net income, 86% of the “target” RSUs eligible to be earned for 2017 performance (or 74,363 RSUs) vested based on 2017 performance.

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With respect to the portion of the performance-based RSU award eligible to be earned based on 2018 performance, Mr. Kirchner and the Compensation Committee have agreed that such RSUs will be eligible to vest at target upon achieving 10% billings growth2 and 41% adjusted non-GAAP operating income 3. The Compensation Committee determined to move from a non-GAAP net income performance objective to non-GAAP operating income for this purpose to better align and provide comparability with both internal and external measures of company performance.

●	Severance and Change in Control Benefits: Lastly, Mr. Kirchner’s employment agreement also contains market-based severance and change in control provisions; details are outlined in section “Employment Contracts, Termination of Employment Arrangements and Change of Control Arrangements.”

As illustrated in the graphic below, the annual total target compensation for our CEO for 2017 is heavily weighted towards at-risk pay incentives (comprised of annual cash incentive compensation and performance-based equity awards):4

(1)	For a description of how revenue and non-GAAP net income are determined for purposes of these awards and our annual bonus plan, please see the footnotes provided under “Annual Performance-Based Cash Incentive Bonuses” below. For a reconciliation of GAAP to non-GAAP financial results, please see Appendix C.
(2)	For purposes of Mr. Kirchner’s performance-based RSUs eligible to vest based on 2018 performance, billings include customer billings recorded during 2018.
(3)	For purposes of Mr. Kirchner’s performance-based RSUs eligible to be earned based on 2018 performance, non-GAAP operating income excludes SBC, restructuring and one-time charges, other income/expense, amortization, and the impact of any acquisitions or divestitures. In addition, non-GAAP operating income replaces revenue under GAAP with billings as discussed in footnote (2) above.
(4)	The calculation in the graphic above includes the CEO annualized base salary, annual target bonus, and the grant date fair value of that portion of the time-based RSUs and performance-based RSUs that were eligible to vest during 2017 or to be earned based on 2017 performance.

54	XPERI - Proxy Statement

Summary of Certain Executive Compensation Practices

We endeavor to maintain sound corporate governance standards consistent with our executive compensation policies and practices. During 2017, the following policies and practices were in effect:

WHAT WE DO	WHAT WE DON’T DO
Pay for Performance: We link pay to performance and stockholder interests by heavily weighting total direct compensation to the achievement of strong financial performance and a balanced mix of performance metrics established in advance by the Compensation Committee.	No Tax Gross-Ups: We do not provide tax gross-ups to our named executive officers for excess parachute payments or other benefits.
Independent Compensation Advisor: The Compensation Committee selects and engages its own independent advisor.	No “Single Trigger” Severance Payments: We do not generally have “single trigger” severance payments payable solely on account of the occurrence of a change of control event.
Thoughtful Peer Group Analysis: The Compensation Committee reviews external market data when making compensation decisions and annually reviews our peer group with its independent compensation consultant.	No Special Perquisites: We do not provide special perquisites for executives, such as club memberships, supplemental executive retirement plans or supplemental executive health benefits.
Thorough Compensation Risk Assessment: The Compensation Committee conducts an annual assessment of the Company’s executive and broad-based compensation programs to ensure prudent risk management.	No Hedging in Company Securities: Our employees, including our executives and directors are prohibited from engaging in any hedging transaction with respect to Company equity securities (vested or unvested).
Compensation Committee Independence and Experience: The Compensation Committee is comprised solely of independent directors who have extensive experience.	No Pledging of Company Securities: Our executives and directors are prohibited from pledging Company securities.
Stock Ownership Guidelines: Executives and directors are subject to stock ownership guidelines equal to a multiple of their respective annual base salaries (3x for the CEO and 1x for other executives) or Board retainers (3x for directors).	No Guaranteed Bonuses: We do not provide guaranteed minimum bonuses or uncapped incentives under our annual bonus plan.

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”Clawback” Policy: Our clawback policy provides that our Board of Directors may require the forfeiture, recovery or reimbursement of incentive compensation from an executive officer in the event the officer’s wrongdoing later is determined by our Board of Directors to have resulted in a material negative restatement of the Company’s financial results.	No Re-Pricing or Discounted Options / SARs: We do not re-price underwater awards and do not provide discount stock options or stock appreciation rights. Further the Restated Plan prohibits repricing of stock options or stock appreciation rights without stockholder approval.
No Dividends Paid or Accrued on Awards Prior to Vesting

Executive Compensation Components

The Compensation Committee oversees our executive compensation program. Our executive compensation program is designed to attract, motivate and retain talented executives that will drive our financial performance, growth and operational excellence objectives while creating long-term stockholder value. The Compensation Committee has established the following set of objectives for our executive compensation program:

●	Compensation should be market competitive: Our compensation program is designed to provide competitive total compensation relative to the relevant labor markets for our NEOs while maintaining fiscal responsibility for our stockholders, allowing us to attract and retain individuals of appropriate ability and managerial talent;

●	Compensation should reward performance and support our business strategy: A majority of our NEOs’ total compensation opportunities is variable and dependent upon the achievement of key business results and is intended to link incentive award opportunities to the achievement of company and functional performance goals or appreciation in our stock price; and

●	Compensation should be aligned with stockholders’ interests: Our compensation program also seeks to reward our executive officers for increasing our stock price over the long-term and maximizing stockholder value by providing a significant portion of total compensation opportunities for our executive officers in the form of direct ownership in our company through long-term equity incentive awards.

56	XPERI - Proxy Statement

The principal elements of our executive compensation program are base salary, annual cash incentive bonus awards and long-term incentive compensation in the form of equity awards. Base salary is intended to provide a baseline level of compensation for our NEOs. The remaining types of compensation, which in the aggregate represent the majority of our NEOs’ total compensation opportunities, tie compensation directly to the achievement of corporate and/or functional objectives. Each element of our executive compensation program is discussed in greater detail below.

Base Salary

The base salary for each executive officer is initially established through negotiation at the time the executive is hired, taking into account the executive’s qualifications, experience, competitive market data, overall compensation arrangements, internal equity and relevant survey data. In determining whether to make subsequent adjustments to the base salaries of our executive officers, the Compensation Committee reviews information regarding compensation paid to individuals holding comparable positions at our peer group companies as well as relevant market data from the applicable Radford Executive Compensation survey. In addition, each year the Compensation Committee determines whether to approve increases to our executive officers’ base salaries based upon the Company’s performance, their individual performance in accomplishing functional or team goals, changes in duties and responsibilities and the recommendations of our CEO (except with respect to his own base salary). No formulaic or guaranteed base salary increases are provided to the NEOs. In general, while the Compensation Committee does not attempt to set the various components of executive compensation at a certain target percentile within our peer group, executive base salaries fall generally between the 25th and 75th percentiles of the relevant comparable compensation data.

On December 1, 2016, Messrs. Kirchner and Skaaden joined the Company as part of our acquisition of DTS. Their initial annual base salaries were unchanged from their base salaries in effect at DTS of $550,000 and $302,000, respectively. As part of the annual executive compensation review, on March 1, 2017, base salaries for Messrs. Andersen and Skaaden were increased to $351,000 and $325,008 respectively. As described above, Mr. Kirchner’s base salary was increased to $600,000 effective June 1, 2017 in connection with his appointment as Chief Executive Officer.

The annual base salaries of the NEOs for 2017, which were effective on March 1, 2017 (other than as noted below for Messrs. Kirchner and Dharan), were as follows:

Named Executive Officer	2017 Base Salary		2016 Base Salary	% Adjustment
Jon Kirchner	$600,000	(1)	$550,000	9.1%
Thomas Lacey	$500,000		$500,000	0%
Robert Andersen	$351,000		$335,000	4.8%
Murali Dharan	$400,000	(2)	N/A	--
Geir Skaaden	$325,008		$302,000	7.6%
(1)	Effective June 1, 2017.
(2)	Mr. Dharan joined the Company on October 16, 2017.

The actual base salaries paid to the NEOs during 2017 are set forth in the “2017 Summary Compensation Table.”

In February 2018, the Compensation Committee reviewed the target annual base salaries of the NEOs in a process similar to the one described above and determined to make a 4% increase to the base salary of Mr. Andersen (bringing his annual base salary to $365,000) and an 11% increase to the base salary of Mr. Skaaden (bringing his annual base salary to $360,000), effective March 1, 2018. There was no increase to the base salaries of Messrs. Kirchner and Dharan for 2018.

Annual Performance-Based Cash Incentive Bonuses

Our NEOs are eligible to receive an annual cash incentive bonus under our annual bonus plan, which we refer to as our MBO Plan.

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Annual Cash Incentive Bonus Targets

At the beginning of each year, the Compensation Committee approves the target and maximum annual cash incentive bonus opportunities for each NEO in the MBO Plan. These target and maximum bonus opportunities are expressed as a percentage of base salary as follows:

Named Executive Officer	Target	Maximum
Jon Kirchner	100%	200%
Thomas Lacey (1)	100%	200%
Robert Andersen	75%	150%
Murali Dharan (2)	--	--
Geir Skaaden	55%	110%
(1)	Mr. Lacey retired from the Company effective June 1, 2017 and did not receive a payment from the 2017 MBO Plan.
(2)

Mr. Dharan joined the Company on October 16, 2017 and therefore did not participate in the 2017 MBO Plan. His target bonus for purposes of the 2018 MBO Plan will be equal to 100% of his base salary (with a maximum bonus opportunity equal to 200% of his base salary).

These target bonus levels are reviewed annually in consultation with Compensia as part of the compensation review process. Participants may receive a smaller award (or no award) if we do not achieve a target level of performance and a larger award (capped at a level that provides executives an opportunity to earn larger awards by exceeding performance objectives, but that does not create excessive risk by providing unlimited upside opportunities) if we exceed the target level of performance. Payments of above-target bonuses may be made only if we exceed our corporate financial objectives.

In February 2018, the Compensation Committee reviewed target bonuses of the NEOs in a process similar to the one described above and determined, based on job scope expansion, market factors, and recommendation of the CEO to increase Mr. Skaaden’s target annual cash incentive to 65% of his base salary effective March 1, 2018. The target bonus percentages for the other NEOs remain unchanged for 2018.

Performance Goals

Bonuses paid to our NEOs under our MBO Plan are based on our achievement of specific pre-established corporate performance goals and upon an evaluation of the individual officer’s performance for their efforts tied to the corporate and strategic goals for the year. The Compensation Committee also selects one or more corporate performance goals applicable to the annual bonuses for that year and sets the target performance level for each such goal and a threshold performance level below which no annual bonus will be paid. Achievement levels up to 100% may be awarded for each corporate performance goal based on actual performance for the year relative to that goal. The corporate performance goals for 2017 were a combination of financial goals, integration metrics, innovation and key market penetration goals and operational excellence goals that are all directly supportive of our short-term and long-term strategic plans. The weighted goal categories for each NEO are set forth below.

NAME	Financial Goals		Integration Goals	Operational Excellence
	MBO Plan Revenue Growth (3)	Non-GAAP Operating Income (3)
Jon Kirchner (1)	60%	20%	20%	--
Thomas Lacey	60%	40%	--	--
Robert Andersen	60%	40%	--	--
Geir Skaaden (2)	40%	20%	20%	20%
(1)	For measuring Mr. Kirchner’s performance against financial goals, 67% was weighted on the audio business and 33% was weighted on the full Company performance relative to these metrics.
(2)	For measuring Mr. Skaaden’s performance against financial goals, 75% was weighted on the audio business and 25% was weighted on the imaging business.
(3)	MBO Plan Revenue and non-GAAP operating income are described below. For a reconciliation of GAAP to non-GAAP financial results, please see Appendix C.

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Annual Performance Goals and Achievement

For purposes of the MBO Plan, the Compensation Committee set a threshold financial goal or “gate” that had to be achieved before any annual bonuses were paid. For purposes of the 2017 MBO Plan, this financial goal was for the Company to achieve positive non-GAAP operating income for 2017 (the “Threshold Goal”). The Threshold Goal was achieved for 2017and the actual bonuses for the NEOs were then determined based on the corporate goal achievement as described below.

For purposes of the 2017 MBO Plan, the threshold and target performance goals selected and set by the Compensation Committee (as well as the Company’s actual results for each such goal) were as follows (with the achievement percentage for performance between threshold and target determined by linear interpolation):

Category	Target	Threshold	Achievement
Financial Goals (3)	$501.1 million in total MBO Plan Revenue (1)	$400.8 million total MBO Plan Revenue	85% achieved with $426.7 million in MBO Plan Revenue
	$272.9 million in non-GAAP operating income (2)	$218.3 million in non-GAAP operating income	0% achieved with $184.6 million in non-GAAP operating income
Integration Goals (Mr. Kirchner and Mr. Skaaden)	Synergy target of $15M, integrated imaging and audio technology roadmap plans, product management cross selling outcomes, deploy new company and division branding and retention of key employees	Minimum of synergy target of $15M	The synergy target was exceeded and 90% of the goals were achieved based on management and Compensation Committee review of performance against targets
Operational Excellence Goals (Mr. Skaaden only)	Non-quantifiable goals for Mr. Skaaden were agreed upon between the CEO and Mr. Skaaden for 2017. Mr. Skaaden’s overall performance against these objectives was assessed by the CEO at year-end		85% achievement as assessed and measured by the CEO

(1)	Revenue for purposes of the MBO Plan (MBO Plan Revenue) includes customer billings that would have been recorded as revenue if not for the impact of purchase accounting as a result of the DTS acquisition and other acquisitions. Refer to Appendix C for a reconciliation of revenue in accordance with U.S. GAAP to MBO Plan Revenue.
(2)	For purposes of calculating non-GAAP operating income, we use the calculation of MBO Plan Revenue as described in footnote (1) above, and stock-based compensation expenses, acquisition-related expenses and amortization of intangibles are excluded. For a reconciliation of GAAP to non-GAAP financial results, please see Appendix C.
(3)

For measuring Messrs. Kirchner and Skaaden’s performance against financial goals, (a) the threshold and target revenue performance levels for the audio business performance were set at 42.5% of the threshold and target performance levels respectively for full Company MBO Plan Revenue for 2017, (b) the threshold and target performance non-GAAP operating income levels for the audio business performance were set at 31.5% of the threshold and target performance levels respectively for full Company non-GAAP operating income, (c) the threshold and target revenue performance levels for the imaging business performance were set at 7.7% of the threshold and target performance levels

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respectively for full Company MBO Plan Revenue for 2017, and (d) the threshold and target performance non-GAAP operating income levels for the imaging business performance were set at 6.3% of the threshold and target performance levels respectively for full Company non-GAAP operating income.

Revenue for our audio business and revenue for our imaging business are calculated consistent with MBO Plan Revenue as described in footnote (1) above, and further delineated within the product licensing segment based on whether the license falls under the former DTS or Tessera entity, respectively. For purposes of calculating non-GAAP operating income for the audio business and imaging business, we use the MBO Plan Revenue; GAAP operating expenses within the product licensing segment are delineated between the audio business and imaging business based on which subsidiaries are historically part of the DTS or Tessera entity, respectively; stock-based compensation expenses, acquisition-related expenses and amortization of intangibles are excluded; and selling, general and administrative expenses that are excluded from our segment reporting are included and allocated between businesses based on which subsidiaries are historically part of the DTS or Tessera entity, respectively. For a reconciliation of GAAP to non-GAAP financial results, please see Appendix C.

Multiplier

The bonuses to be paid to our NEOs who participated in the 2017 MBO Plan were able to be increased or decreased based on the matrix set forth below. The matrix (“2017 MBO Matrix”) was structured as a combination of year over year MBO Plan Revenue (excluding the impact of purchase accounting throughout this paragraph) growth for the Company and annual non-GAAP net income achievement (expressed as a percentage of MBO Plan Revenue). For 2017 year over year MBO Plan Revenue growth was 64.5% and non-GAAP net income was 11.9% of MBO Plan Revenue. Therefore, the multiplier for 2017 was 0.86 and all bonuses were multiplied by 0.86. The maximum multiplier under the MBO Plan is 2.0. The Compensation Committee also has the right to exercise its discretion to reduce any bonus payment, but it did not choose to exercise that discretion with respect to the 2017 bonus payouts.

60	XPERI - Proxy Statement

(1)	For purposes of calculating non-GAAP net income, we use the calculation of MBO Plan Revenue as described above, stock-based compensation expenses and acquisition-related expenses are excluded, amortization of intangibles is included and taxes are included at an assumed thirty percent tax rate.

	Revene	Growth%
	456.6	76%	0.00	0.29	0.59	0.88	1.18	1.47	1.77	2.00	2.00	2.00	2.00	2.00	2.00	2.00	2.00	2.00	2.00	2.00
	451.2	74%	0.00	0.29	0.58	0.87	1.16	1.44	1.73	2.00	2.00	2.00	2.00	2.00	2.00	2.00	2.00	2.00	2.00	2.00
	446.0	72%	0.00	0.28	0.57	0.85	1.13	1.42	1.70	1.98	2.00	2.00	2.00	2.00	2.00	2.00	2.00	2.00	2.00	2.00
	440.8	70%	0.00	0.28	0.56	0.83	1.11	1.39	1.67	1.94	2.00	2.00	2.00	2.00	2.00	2.00	2.00	2.00	2.00	2.00
	435.6	68%	0.00	0.27	0.54	0.82	1.09	1.36	1.63	1.91	2.00	2.00	2.00	2.00	2.00	2.00	2.00	2.00	2.00	2.00
	430.4	66%	0.00	0.27	0.53	0.80	1.07	1.33	1.60	1.87	2.00	2.00	2.00	2.00	2.00	2.00	2.00	2.00	2.00	2.00
	425.3	64%	0.00	0.26	0.52	0.78	1.04	1.31	1.57	1.83	2.00	2.00	2.00	2.00	2.00	2.00	2.00	2.00	2.00	2.00
	420.1	62%	0.00	0.26	0.51	0.77	1.02	1.28	1.53	1.79	2.00	2.00	2.00	2.00	2.00	2.00	2.00	2.00	2.00	2.00
	414.9	60%	0.00	0.25	0.50	0.75	1.00	1.25	1.50	1.75	2.00	2.00	2.00	2.00	2.00	2.00	2.00	2.00	2.00	2.00
	409.7	58%	0.00	0.24	0.49	0.73	0.98	1.22	1.47	1.71	1.96	2.00	2.00	2.00	2.00	2.00	2.00	2.00	2.00	2.00
	404.5	56%	0.00	0.24	0.48	0.72	0.96	1.19	1.43	1.67	1.91	2.00	2.00	2.00	2.00	2.00	2.00	2.00	2.00	2.00
	290.4	12%	0.00	0.12	0.23	0.35	0.47	0.58	0.70	0.82	0.93	1.05	1.13	1.21	1.29	1.38	1.46	1.54	1.62	1.70
	285.2	10%	0.00	0.11	0.22	0.33	0.44	0.56	0.67	0.78	0.89	1.00	1.08	1.15	1.23	1.30	1.38	1.45	1.53	1.60
	280.0	8%	0.00	0.11	0.21	0.32	0.42	0.53	0.63	0.74	0.84	0.95	1.02	1.09	1.16	1.23	1.29	1.36	1.43	1.50
	274.9	6%	0.00	0.10	0.20	0.30	0.40	0.50	0.60	0.70	0.80	0.90	0.96	1.03	1.09	1.15	1.21	1.28	1.34	1.40
R	269.7	4%	0.00	0.09	0.19	0.28	0.38	0.47	0.57	0.66	0.76	0.85	0.91	0.96	1.02	1.08	1.13	1.19	1.24	1.30
e	264.5	2%	0.00	0.09	0.18	0.27	0.36	0.44	0.53	0.62	0.71	0.80	0.85	0.90	0.95	1.00	1.05	1.10	1.15	1.20
v	259.3	0%	0.00	0.06	0.11	0.17	0.23	0.29	0.34	0.40	0.46	0.55	0.62	0.69	0.76	0.83	0.89	0.96	1.03	1.10
e	254.1	-2%	0.00	0.05	0.10	0.16	0.21	0.26	0.31	0.36	0.42	0.50	0.56	0.63	0.69	0.75	0.81	0.88	0.94	1.00
n	248.9	-4%	0.00	0.05	0.09	0.14	0.19	0.23	0.28	0.33	0.38	0.45	0.51	0.56	0.62	0.68	0.73	0.79	0.84	0.90
u	243.7	-6%	0.00	0.04	0.08	0.13	0.17	0.21	0.25	0.29	0.33	0.40	0.45	0.50	0.55	0.60	0.65	0.70	0.75	0.80
e	238.6	-8%	0.00	0.04	0.07	0.11	0.15	0.18	0.22	0.26	0.29	0.35	0.39	0.44	0.48	0.53	0.57	0.61	0.66	0.70
	233.4	-10%	0.00	0.03	0.06	0.09	0.13	0.16	0.19	0.22	0.25	0.30	0.34	0.38	0.41	0.45	0.49	0.53	0.56	0.60
G	228.2	-12%	0.00	0.03	0.05	0.08	0.10	0.13	0.16	0.18	0.21	0.25	0.28	0.31	0.34	0.38	0.41	0.44	0.47	0.50
r	223.0	-14%	0.00	0.02	0.04	0.06	0.08	0.10	0.13	0.15	0.17	0.20	0.23	0.25	0.28	0.30	0.33	0.35	0.38	0.40
o	217.8	-16%	0.00	0.02	0.03	0.05	0.06	0.08	0.09	0.11	0.13	0.15	0.17	0.19	0.21	0.23	0.24	0.26	0.28	0.30
w	212.6	-18%	0.00	0.01	0.02	0.03	0.04	0.05	0.06	0.07	0.08	0.10	0.11	0.13	0.14	0.15	0.16	0.18	0.19	0.20
t	207.4	-20%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.01	0.03	0.04	0.05	0.06	0.08	0.09	0.10
h	202.3	-22%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
		Company:	5%	7%	9%	11%	13%	15%	17%	19%	21%	23%	25%	27%	29%	31%	33%	35%	37%	39%
******************************************************** Non-GAAP Net Income % ********************************************************

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2017 Annual Cash Incentive Bonuses

Based on the above matrix, the annual cash incentive bonuses paid under the 2017 MBO Plan paid to Messrs. Kirchner, Andersen and Skaaden, our only NEOs who were eligible to receive a payout for 2017 under the MBO Plan, were calculated as follows:

Name	Achievement of MBO Plan Revenue Growth Goal (A) (1)	Company Achievement of Non-GAAP Operating Income Goal (B) (2)	Achievement of Integration Goals (3)	Achievement of Operational Excellence Goals	Multiplier (C)	Base Pay (D)	MBO at Target (E)	[(DxE)x (A+B)]xC
Jon Kirchner	54% of 60%	0% of 20%	18% out of 20%	N/A	0.86	$600,000	100%	$371,520
Robert Andersen	51% of 60%	0% of 40%	N/A	N/A	0.86	$351,000	75%	$115,477
Geir Skaaden	27% of 40%	0% of 20%	18% out of 20%	18% out of 20%	0.86	$325,000	55%	$96,849

(1) Represents	(a) 85% achievement relative to the full Company MBO Plan Revenue objective (with $426.7 million in MBO Plan Revenue), (b) 91% achievement relative to the audio business MBO Plan Revenue objective (with $194.3 million in audio business MBO Plan Revenue), and (c) 0% achievement relative to the imaging business MBO Plan Revenue objective (with $25.2 million in imaging business MBO Plan Revenue), which achievement results were weighted for the NEOs as described above.
(2)	Represents (a) 0% achievement relative to the full Company non-GAAP operating income objective (with $184.6 million in non-GAAP operating income), (b) 0% achievement relative to the audio business non-GAAP operating income objective (with $59.7 million in audio business non-GAAP operating income), and (c) 0% achievement relative to the imaging business non-GAAP operating income objective (with $6.8 million in imaging business non-GAAP operating income), which achievement results were weighted for the NEOs as described above.

Long-Term Compensation

Our long-term equity incentive compensation program is intended to provide our executive officers with opportunities to participate in the appreciation of our stock price and to create unvested equity award value that will provide a financial incentive for executives to remain with and work for the continued success of the organization. Our long-term equity incentive award program is generally comprised of three equity award vehicles:

●	Stock Option Awards: Stock options form a basis of our long-term equity incentive award program. Stock options align the interests of management and stockholders by rewarding increases in stockholder value. Mr. Dharan is our only NEO to whom we granted stock option awards in 2017.

●	Restricted Stock Unit Awards (“RSU”): RSUs are used primarily in new hire executive packages and as part of our annual compensation review process. RSUs increase or decrease in value just as a traded share of common stock will, aligning executives’ interests with stockholders’ interest.

●	Performance-Based Restricted Stock Unit Awards: Performance-based RSUs are provided to our CEO and select NEOs. These awards are earned upon the achievement of certain strategic pre-established milestones and / or specific annual financial goals and are intended to align a significant portion of these executives’ compensation to company performance.

Stock Option Awards

Generally, stock options have a four-year vesting schedule in order to provide an incentive for continued employment and expire ten years from the date of the grant, subject to earlier forfeiture in the event of termination of employment. This provides a reasonable time frame in which to align the executive officer with the price appreciation of our shares. The exercise price of stock options granted under the stock plans is 100% of the fair

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market value of the underlying common stock on the date of grant. Under our equity plan, the fair market value of our common stock is equal to the last closing sales price per share on the NASDAQ Global Select Market on the date of grant. Executives do not realize value from our stock options unless our stock price appreciates following the date of grant.

In 2017, Mr. Dharan received stock options in connection with his appointment as our President, Tessera Intellectual Property Corporation. These stock option awards are described below in the “2017 Grants of Plan-Based Awards” table.

Time-Based Restricted Stock Unit Awards

As discussed above, we typically grant RSUs to selected new hires and other employees as part of the annual award program. The Compensation Committee believes that RSUs are an effective tool for adding an immediate financial incentive to remain with and work for us that will mitigate potential attempts by labor market competitors to recruit critical employees. In March 2017, as a result of our annual executive compensation review, the Compensation Committee granted Messrs. Kirchner, Andersen and Skaaden awards for 15,000, 30,000 and 20,000 RSUs, respectively. In June 2017, Mr. Kirchner also received 133,231 RSUs in connection with his appointment as Chief Executive Officer. In October 2017, Mr. Dharan received 18,000 RSUs in connection with his commencement of employment. The foregoing RSUs have a four-year vesting schedule from the grant date in order to provide an incentive for continued employment.

For a discussion of the methodology for determining the time-based RSUs granted to Mr. Kirchner during 2017, please see the discussion under “Chief Executive Officer Compensation Package” above. With respect to the other NEOs, the Compensation Committee determined the size of such awards by targeting the median level of our peer group.

Performance-Based Restricted Stock Unit Awards

The Compensation Committee grants performance-based RSUs to selected new hires and, on certain occasions, as part of the annual award program. The Compensation Committee believes that performance-based RSUs are an important component of the NEOs’ compensation program and strives to establish a long-term incentive award mix for our NEOs heavily weighted towards performance awards. In general, since 2013, the Compensation Committee has granted performance-based RSUs that are tied to a series of four one-year performance measurement periods, with up to 200% of the “target” RSUs eligible to be earned each year at the “maximum” performance level. The performance objectives for each year are generally to be determined by mutual agreement of the NEO and the Compensation Committee, and vesting of such awards requires continued employment until the certification of the applicable performance requirements by the Compensation Committee. Any performance-based RSUs that do not vest in a given year will be forfeited.

The Compensation Committee believes that successive annual objectives are the most effective incentive mechanism for the NEOs and our Company, as such a design allows the Compensation Committee to more carefully tailor the performance objectives that will lead to vesting of these awards as the Company grows and those objectives change. The Compensation Committee believes that setting annual performance objectives continues to be appropriate given the Company’s ongoing transformation and evolution following the acquisition of DTS. The Compensation Committee is committed to setting rigorous performance goals and believes that annual goal setting will allow the Compensation Committee to establish challenging performance objectives carefully tailored to incentivize performance as we refine and evolve our strategic plan as a newly-combined organization and avoid the potential risk of windfalls or retention issues that could be associated with setting a less precise longer-term goal.

The Compensation Committee also, on occasion, grants performance-based RSUs that are structured differently, as may be appropriate from time to time. The performance-based RSUs granted to the NEOs during 2017, or granted during previous years but eligible to be earned based on 2017 performance, are described below. In general, except as described below with respect to Mr. Andersen, the performance-based RSUs eligible to vest based on 2017 performance were tied to the Company’s financial goals for MBO Plan Revenue growth and non-GAAP net income under the multiplier matrix under the 2017 MBO Plan, as described above. These profitability and growth objectives were used by the Compensation Committee for both annual bonus purposes

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and vesting of the performance-based RSUs for 2017 as they are measurements that our Compensation Committee believes to be critical since they are directly aligned with stockholder value creation. Specifically, except as described below for Mr. Andersen, vesting of the portion of the performance-based RSU awards eligible to be earned based on 2017 performance was based upon 10% MBO Plan Revenue growth from the previous year and non-GAAP net income of 23% (expressed as a percentage of MBO Plan Revenue). Based upon our results of 64.5% year over year MBO Plan Revenue growth and 11.9% non-GAAP Net Income, 86% of the “target” RSUs eligible to be earned for 2017 performance vested in March 2018.

●	Mr. Kirchner. As a result of our annual compensation review, in March 2017, Mr. Kirchner received 35,000 “target” performance-based RSUs. Of these performance-based RSUs, 8,750 may vest each calendar year (commencing in 2017) at target performance and up to 17,500 may vest each year at maximum performance. These performance-based RSUs will be eligible to be earned based on annual performance objectives to be determined as described above. The portion eligible to vest based on 2017 performance was tied to the profitability and growth objectives described above and the number of RSUs that actually vested for 2017 performance is summarized in the table below.

In June 2017, Mr. also Kirchner received 310,873 “target” performance-based RSUs in connection with his appointment as our Chief Executive Officer. Of these performance-based RSUs, 77,718 may be earned each calendar year (commencing in 2017) at the target performance level and up to 155,436 may be earned each year at maximum performance. These performance-based RSUs will be eligible to be earned based on annual performance objectives to be determined as described above. The portion eligible to vest based on 2017 performance was tied to the profitability and growth objectives described above and the number of RSUs that actually vested for 2017 performance is summarized in the table below.

For a discussion of the methodology for determining the performance-based RSUs granted to Mr. Kirchner during 2017, please see the discussion under “Chief Executive Officer Compensation Package” above.

●	Mr. Lacey. In December 2013 and again in July 2014, Mr. Lacey, received 125,000 “target” performance-based RSUs (for a total of 250,000 “target” performance-based RSUs). Of these performance-based RSUs, 62,500 were eligible to be earned in each calendar year (commencing in 2014 and continuing through 2017) at target performance and up to 125,000 were eligible to be earned each year at maximum performance. The portion eligible to vest based on 2017 performance, which represented the final tranche of these awards, was tied to the profitability and growth objectives described above and the number of RSUs that actually vested for 2017 performance is summarized in the table below. Mr. Lacey’s employment with the Company ended on June 1, 2017. Pursuant to Mr. Lacey’s separation and consulting agreement, a prorated portion of Mr. Lacey’s performance-based RSUs that were eligible to vest during 2017 vested based on actual performance for 2017.

●	Mr. Andersen. In January 2014 and again in July 2014, Mr. Andersen, received 14,700 “target” performance-based RSUs (for a total of 29,400 “target” performance-based RSUs). Of these performance-based RSUs, 7,350 were eligible to be earned in each calendar year (commencing in 2014 and continuing through 2017) at target performance and up to 14,700 were eligible to be earned each year at maximum performance. These performance-based RSUs were eligible to be earned based on annual performance objectives determined as described above. The portion eligible to vest based on 2017 performance, which represented the final tranche of these awards, was tied to the profitability and growth objectives described above and the number of RSUs that actually vested for 2017 performance is summarized in the table below.

As a result of our annual compensation review, in March 2017, Mr. Andersen received 11,500 performance-based RSUs of which were eligible to vest with respect to 2017 performance. The performance requirements were tied to integration goals agreed upon by Mr. Andersen and our CEO, and approved by the Compensation Committee, and required continued employment until certification of the applicable performance requirements by the Compensation Committee. The number of RSUs that actually vested with respect to this award is summarized in the table below.

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●	Mr. Dharan. In October 2017, in connection with his commencement of employment Mr. Dharan received 42,000 “target” performance-based RSUs. Of these performance-based RSUs, 10,500 may vest each calendar year (commencing with 2018) at target performance and up to 21,000 may vest each year at maximum performance. These performance-based RSUs will be eligible to be earned based on annual performance objectives to be determined as described above.

Mr. Dharan also received 60,000 deal performance-based RSUs that are eligible to vest based on achievement of deal performance goals over a three year performance period. The deal performance goals are the closing of two new revenue opportunities, with 50% of the RSUs eligible for vesting upon achieving each of two deals.

With respect to the performance-based RSUs granted to Mr. Dharan in connection with his commencement of employment, the Compensation Committee determined the size of such awards to be aligned with long-term incentive opportunity at approximately the median level of the market while his new hire equity awards were designed to provide an annual target long-term incentive opportunity at approximate the median level of the market.

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For 2017 performance, the performance-based RSUs granted to our NEOs (either during 2017 or, in the case of Messrs. Lacey and Andersen, in previous years) and eligible to vest based on 2017 performance were released in March 2018. The following table summarizes the performance-based RSUs granted to our NEOs that were eligible to vest during 2017 and the number of RSUs that ultimately vested based on 2017 performance, as described above:

NEO	Grant Date	Number of RSUs Available for Release at Target Based on 2017 performance	Number of RSUs Available for Release at Maximum Based on 2017 performance	Release Conditions	Performance Achieved	Shares Released
Jon Kirchner	3/1/17	8,750	17,500	100% based on financial targets for revenue growth and non-GAAP net income in accordance with 2017 MBO multiplier matrix	86%	7,525
	6/1/17	77,719	155,438	100% based on financial targets for revenue growth and non-GAAP net income in accordance with 2017 MBO multiplier matrix	86%	66,838
Thomas Lacey (1)	12/9/14	31,250	62,500	100% based on financial targets for revenue growth and non-GAAP net income in accordance with 2017 MBO multiplier matrix	86%	11,198
	7/28/14	31,250	62,500	100% based on financial targets for revenue growth and non-GAAP net income in accordance with 2017 MBO multiplier matrix	86%	11,198
Robert Andersen	12/9/14	3,675	7,350	100% based on financial targets for revenue growth and non-GAAP net income in accordance with 2017 MBO multiplier matrix	86%	3,160
	7/28/14	3,675	7,350	100% based on financial targets for revenue growth and non-GAAP net income in accordance with 2017 MBO multiplier matrix	86%	3,160
	3/1/17	11,500	11,500	100% based on integration goals	100%	11,500

(1)	Pursuant to Mr. Lacey’s separation and consulting agreement, the payout of Mr. Lacey’s 2017 performance-based RSUs was prorated by 5/12.

Other Compensation

Employee Benefits

We maintain a Section 401(k) Savings/Retirement Plan (the “401(k) Plan”) to cover eligible employees of the Company and any designated affiliate in the United States. The 401(k) Plan permits eligible employees to defer up to the maximum dollar amount allowed by law. The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. We currently make discretionary matching contributions to the 401(k) Plan in an amount equal to 50% of deferrals up to a maximum of 3% of the participant’s annual base pay and subject to certain other limits. Employer contributions to the Plan are vested as follows: 25% after one year of service, 50% after two years of service, 75% after three years of service and 100% after four years of service. Employees who are 21 years of age or older are eligible to participate in the 401(k) Plan as of the date of hire.

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Similarly, DTS maintained a 401(k) Savings/Retirement Plan (the “DTS 401(k) Plan”) that covers employees who joined the Company as part of the DTS acquisition (including Messrs. Kirchner and Skaaden). Under the DTS 401(k) Plan, which operated in parallel with the 401(k) Plan in 2017, we match contributions by employees up to 4% of an employee’s elective deferrals. Employer contributions to the DTS 401(k) Plan are vested as follows: 50% after one year of service, 100% after two years of service. As of January 1, 2018, both plans were merged into the Xperi Corporation 401(k) Plan.

Perquisites and Other Personal Benefits

Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and disability insurance, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including our executive officers. In addition, we provide certain highly-compensated employees, including our NEOs, with supplemental long-term disability coverage. Mr. Kirchner’s compensation package with DTS had a car allowance, however this benefit ceased when Mr. Kirchner’s CEO employment agreement took effect on June 1, 2017. Other than as described in this section, we generally do not provide any special perquisites or health or welfare benefits to our NEOs that are not available to all of our employees.

Legacy DTS Retention Arrangements

Effective upon the completion of our acquisition of DTS, DTS established the DTS, Inc. 2016 Executive Retention Bonus Plan (the “Retention Plan”) and entered into letter agreements thereunder (the “Retention Agreements”) with Messrs. Kirchner, Skaaden and certain other executives who continued employment with DTS following completion of the merger with DTS (collectively, the “DTS Executives”). The retention bonuses under the Retention Plan were determined based on the value of each DTS Executive’s unvested equity awards at the time of the closing of our acquisition of DTS and were considered critical to the retention of the DTS executives, in part, because certain of the DTS Executives, including Mr. Kirchner and Mr. Skaaden, were eligible to resign for any reason for a period of time following the closing of the acquisition and receive a payout of their severance benefits.

The terms of the Retention Plan provide that each DTS Executive who executed a Retention Agreement and is continuously employed with the Company or one of its subsidiaries through the 18-month anniversary of the closing of our acquisition of DTS (the “Vesting Date”) will be entitled to receive payment of the DTS Executive’s retention bonus; provided, that if the DTS Executive’s employment is terminated (i) by the Company or one of its subsidiaries (as applicable) without cause, (ii) by the DTS Executive for good reason or (iii) due to the DTS Executive’s death or disability at any time prior to the Vesting Date, the DTS Executive will be entitled to receive payment of a pro-rata portion of his or her retention bonus. The DTS Executive will immediately forfeit his or her retention bonus upon a termination of his or her employment for cause or his or her resignation without good reason at any time prior to the Vesting Date. Any amounts that are forfeited will not be reallocated to other DTS Executives. Under the Retention Plan, Mr. Kirchner is eligible to receive a retention bonus of $5,049,366, Mr. Skaaden is eligible to receive a retention bonus of $1,275,576, and the other DTS Executives may receive, in the aggregate, retention bonuses equal to $2,609,272.

Post-Employment Compensation Arrangements

We have entered into change in control severance agreements and severance agreements with our NEOs to provide appropriate post-employment compensation arrangements in the event of certain terminations of employment, including in connection with a change in control of the Company. The Compensation Committee believes these types of agreements are essential in order to attract and retain qualified executives and promote stability and continuity in our senior management team. We believe that the stability and continuity provided by these agreements are in the best interests of our stockholders. For details, see “Employment Contracts, Termination of Employment Arrangements and Change in Control Arrangements” below.

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Compensation-Setting Process

The Compensation Committee has the primary authority to approve the compensation provided to our executive officers. Consistent with prior years for 2017, Compensia, a national compensation consulting firm, was retained by the Compensation Committee to assist it in the determination of the key elements of our executive compensation programs. Compensia reports to and is accountable to the Compensation Committee, and may not conduct any other work for us without the authorization of the Compensation Committee. Compensia did not provide any services to us in 2017 beyond its engagement as an advisor to the Compensation Committee on executive and Board compensation matters. After review and consultation with Compensia, the Compensation Committee has determined that Compensia is independent and there is no conflict of interest resulting from retaining Compensia currently or during the year ended December 31, 2017. In reaching these conclusions, the Compensation Committee considered the factors set forth in Exchange Act Rule 10C-1 and NASDAQ listing standards.

In 2017, Compensia provided advice to the Compensation Committee with respect to competitive practices and the amounts and nature of compensation paid to executive officers in similar organizations. Compensia also advised on, among other things, structuring our various compensation programs and determining the appropriate levels of base salary, bonus and other long-term incentive compensation payable to our executive officers.

To aid the Compensation Committee in making its compensation determinations, our CEO provides recommendations annually to the Compensation Committee regarding the compensation of all executive officers, excluding himself. Each NEO other than our CEO, in turn, participates in an annual performance review with our CEO to provide input about their contributions to our success for the period being assessed. The Compensation Committee gathers data on our CEO’s performance through several channels, including qualitative and quantitative assessments of the Company’s performance, discussions with other members of the management team and discussions with other members of our Board of Directors. Each Compensation Committee meeting ordinarily includes an executive session without members of our management team present.

For purposes of our annual and long-term incentive compensation programs, corporate performance goals are established at the beginning of the year. The Company’s annual financial plan is formulated by our executive management team and is submitted for review and approval by our Board of Directors. Our CEO, after discussions with the management team, then typically recommends a subset of these goals to the Compensation Committee as the corporate performance goals underlying our annual cash incentive bonus plan and performance-based equity awards. We believe that the achievement of these performance goals is based on the successful efforts and contributions of our NEOs. As described below, the Compensation Committee retains the authority under our annual cash incentive plan to authorize bonus payments to our NEOs that are less than the bonus payments that would otherwise be awarded based on our achievement of the performance goals established for the plan. The Compensation Committee also has the authority to make discretionary bonus awards to our NEOs, but it did not do so in 2017.

Setting Executive Compensation

The Compensation Committee reviews competitive compensation practices and the financial performance of comparable companies at least annually. This analysis provides the necessary background to the Compensation Committee to ensure that compensation opportunities for our executive officers are competitive with compensation practices among comparable companies and that actual compensation paid to our executive officers is appropriately aligned with our performance in the past year.

Each year Compensia works with the Compensation Committee to confirm one or more peer groups of companies to be used in the competitive assessment. In late 2016, a new peer group was developed in order to provide the Compensation Committee with a comprehensive view of compensation practices reflecting our business after the acquisition of DTS. The companies comprising the peer group were selected because the Compensation Committee, management and Compensia believe they are representative of the type of companies which we currently, and may in the future, compete with for executive talent. In selecting peer companies, we used a number of targeted criteria designed to reflect

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our unique business structure. Given the limited number of directly comparable companies from a business perspective, the criteria were expanded in some cases to include companies that the Compensation Committee considered to be a close fit in terms of business focus and/or with whom we might compete for executive talent. As a result, some companies may not satisfy all of the selection criteria. Our peer group is based on the following criteria:

●	Industry: Companies in the semiconductor, semiconductor equipment, audio and imaging technology, IP licensing, and other technology hardware sectors.

●	Revenue: Companies with revenues that were 0.5x to 2.0x our revenue.

●	Market Capitalization: For Companies with market capitalizations that reflect the differences in our business model as a technology licensing company, which would not be accurately reflected if we selected peer companies based solely on annual revenue. We selected companies with a market capitalization that was generally within a range of 0.3x to 3.0x our market capitalization.

●	Geographic Location: Companies based in the U.S. with an emphasis on firms headquartered in the San Francisco Bay Area.

2017 PEER GROUP

Ambarella, Inc. (AMBA)	J2 Global Rg (JCOM)
Box, Inc. (BOX)	LogmeIn, Inc. (LOGM)
Cabot Microelectronics Corporation (CCMP)	M/A-COM Technology Solutions Holdings, Inc. (MTSI)
Cavium, Inc. (CAVM)	MaxLinear, Inc. (MXL)
Dolby Laboratories (DLB)	Monolithic Power Systems, Inc. (MPWR)
FireEye Inc. (FEYE)	Plantronics Inc. (PLT)
FormFactor, Inc. (FORM)	Power Integrations, Inc. (POWI)
Inphi Corporation (IPHI)	Rambus Inc. (RMBS)
Integrated Device Technology, Inc. (IDTI)	Semtech Corporation (SMTC)
InterDigital, Inc. (IDCC)	Silicon Laboratories (SLAB)
Intersil Corporation (ISIL)	TiVo Inc. (TIVO)

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The peer group was used in early 2017 for purposes of evaluating whether compensation adjustments for our NEOs for 2017 were appropriate. The details of our standings relative to our peer groups with respect to revenue and market capitalization are below:

	Revenue:		Market Cap:	Market Cap per Employee:	Revenue per Employee:
	Last 4Q ($MM) as of 9/30/16	A Public Company with Annual Revenue Between 0.5x to 2.0x Xperi	Between 0.3x and 3.0x Xperi	< $2.5 million	< $1 million
Ambarella	$283	●	●		●
Box	$350	●	●	●	●
Cabot Microelectronics	$408	●	●	●	●
Cavium	$415	●	●		●
Dolby Laboratories	$1,025				●
FireEye	$693	●	●	●	●
FormFactor	$274	●	●	●	●
Inphi	$241	●	●		●
Integrated Device Tech	$729	●	●	●	●
InterDigital	$396	●	●
Intersil	$518	●	●		●
j2 Global	$796		●	●	●
LogMeIn	$309	●	●	●	●
M/A-COM	$504	●	●	●	●
MaxLinear	$399	●	●	●	●
Monolithic Power Systems	$357	●	●	●	●
Plantronics	$874		●	●	●
Power Integrations	$359	●	●		●
Rambus	$300	●	●		●
Semtech	$502	●	●	●	●
Silicon Laboratories	$653	●	●	●	●
TiVo	$508	●	●	●	●

Each year, Compensia surveys the compensation practices of the peer group to assess the competitiveness of our compensation programs. Although we maintain the peer group for executive compensation and performance reference purposes, the peer group compensation data is limited to publicly available information and therefore does not necessarily provide comparisons for all officers. By contrast, survey data has the advantage of including data on executive positions beyond what is available in public filings, but may not be specific to the selected companies in the peer group. In light of this, in early 2017 the Compensation Committee also reviewed data from the Radford Executive Survey, which consists of approximately 600 companies throughout the United States primarily from technology industries. We look at multiple cuts of data from the surveys, including national data across industries, location data across industries and specific industry cuts, and within those industry and geographic groups we align revenues to be consistent with the peer group. With respect to the survey data presented to the Compensation Committee, the identities of the individual companies included in the survey were not provided to the Compensation Committee, and the Compensation Committee did not refer to individual compensation information for such companies.

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We believe that by utilizing both publicly available peer group data and the survey data from the published surveys in which we participate, we are able to develop the best set of robust competitive data reasonably available for use in making compensation decisions. The Compensation Committee, when making compensation adjustments to the NEOs, reviews the publicly available peer group data and the survey data to ensure that, following any compensation adjustment, the total compensation of NEOs falls within the Company’s guidelines.

Based on the objectives outlined above, the Compensation Committee strives to set target total direct compensation opportunity levels at the median level for the markets in which we compete for executive talent and that are appropriate for the skills, experience and performance of each individual. However, the Compensation Committee does not establish compensation levels based solely on benchmarking. The Compensation Committee instead relies on the judgment of its members in making compensation decisions regarding base salaries, target bonus opportunity and long-term equity incentive awards after reviewing our performance and carefully evaluating each NEO’s performance during the year, leadership qualities, business responsibilities, career with the Company, current compensation arrangements and long-term potential to enhance stockholder value. The Compensation Committee does not guarantee that any NEO will receive a specific market-derived compensation level.

In addition, the Compensation Committee has taken the approach of determining the mix of compensation elements, such as base salary, target bonus opportunity and equity awards, on an individual basis. The Compensation Committee allocates target total direct compensation between cash and equity compensation based on a number of objective and subjective factors, including competitive practices among the comparable companies, the role and responsibilities of the individual executive, and the nature of the behaviors the incentives are intended to motivate. The Compensation Committee’s philosophy is to balance compensation between long-term and short-term compensation, cash and non-cash compensation, and to take into account the roles and responsibilities of the individual executive.

Other Compensation Related Policies

Stock Ownership Guidelines

We maintain stock ownership guidelines that apply to our CEO, each other executive officer of the Company within the meaning of Exchange Act Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended, and each other employee that reports directly to our CEO (each, an “Executive”). Each Executive will be expected to own shares of common stock of the Company with a market value equal to the following amounts for as long as he or she remains an Executive:

Title	Ownership Threshold
Chief Executive Officer	Three times (3x) base salary

Other Executives	One times (1x) base salary

Each Executive must hold 50% of all “Net Settled Shares” (as defined below) received from the vesting, delivery or exercise of equity awards granted under our equity award plans until the Executive’s ownership equals or exceeds the applicable ownership threshold, as set forth above. In no event shall shares of common stock purchased under our employee stock purchase plan be considered granted under our equity award plans for purposes of this share retention requirement. This share retention requirement applies to an Executive only if such Executive has not achieved his or her applicable ownership threshold. For purposes of the guidelines, “Net Settled Shares” means those shares of common stock that remain after payment of (a) the exercise price of stock options or purchase price of other awards and all applicable withholding taxes, including shares sold or netted with respect thereto, and (b) all applicable transaction costs.

Insider Trading Policy

Our insider trading policy prohibits directors, executive officers, employees and all persons living in their households from trading any type of security, whether issued by the Company or other companies with which we

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do business, while aware of material non-public information relating to the issuer of the security or from providing such material non-public information to any person who may trade while aware of such information. Additionally, we restrict trading by our directors and executive officers, as well as other categories of employees who may be expected in the ordinary course of performing their duties to have access to material non-public information, to quarterly trading windows that begin one full trading day following the public disclosure of our quarterly or annual financial results and that ends at 5:00 pm Eastern Time on the 15th day of the last month in each calendar quarter (or if the 15th day falls on a non-trading day, then on the trading day immediately prior to the 15th day of the last month in each calendar quarter). Furthermore, our insider trading policy requires that certain specified individuals meet with representatives of our legal department to confirm that they are not in possession of material non-public information prior to trading any security of the Company during open window periods. Our insider trading policy also prohibits directors, executive officers, employees and all persons living in their households from purchasing Company stock on margin, pledging Company stock to secure margin or other loans, short selling Company stock or buying or selling put or call options on Company stock, or entering into other derivative contracts or hedging contracts.

Clawback Policy

We have adopted an incentive compensation “clawback” policy under which the Compensation Committee or the Board of Directors may require the reimbursement or forfeiture of incentive compensation from an executive officer in the event of restatement of the company’s financial results due to its material noncompliance with any financial reporting requirement under United States securities laws. We believe that by providing the Company with the appropriate power to recover incentive compensation paid to an executive officer in this situation, the Company demonstrates its commitment to strong corporate governance. Under our clawback policy, the Compensation Committee or the Board of Directors may require reimbursement from the executive officer for incentive compensation. The amount of incentive compensation that may be recovered is the portion of any bonus paid to, and any performance-based equity awards earned by, the executive officer that the executive officer would not have received if the Company’s financial results had been reported properly. The right to cause a forfeiture or recovery of incentive compensation applies to incentive compensation during the three year period prior to the date on which the Company is required to prepare an accounting restatement.

Derivatives Trading and Hedging Policy

Our insider trading policy prohibits the pledging, trading of derivatives or the hedging of our equity securities by our employees, including our executive officers, and directors. Specifically, they may not, at any time:

●	trade in any puts, calls, covered calls or other derivative products involving company securities;

●	engage in any hedging or monetization transactions in a way that mitigates the full risk or rewards of ownership of the Company’s securities; or

●	hold company securities in a margin account or pledge company securities as collateral for a loan.

Tax and Accounting Considerations

Deduction Limitation

Section 162(m) of the Code generally disallows a tax deduction to a publicly-held company for compensation in excess of $1 million paid to its “covered employees.” Prior to the Tax Cuts and Jobs Act of 2017 (“TCJA”), covered employees generally consisted of a company’s chief executive officer and its three most highly compensated executive officers serving at the end of the taxable year (other than its chief financial officer), and compensation that qualified as “performance-based” under Section 162(m) was exempt from this $1 million deduction limitation. As part of the TCJA, the ability to rely on this exemption was, with certain limited exceptions, eliminated; in addition, the definition of covered employees was expanded to generally include all named executive officers. Although we historically maintained plans that were intended to permit the payment of deductible compensation under Section 162(m) of the Code if the requirements of Section 162(m) were satisfied, subject to the limited

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transition relief rules in the TCJA, we may no longer be able to take a deduction for any compensation in excess of $1 million that is paid to a covered employee. While the Compensation Committee considers the tax deductibility of each element of executive compensation as a factor in our overall compensation program, the Compensation Committee retains the discretion to approve compensation that may not qualify for the compensation deduction.

We account for stock-based awards to our employees under the rules of FASB ASC Topic 718, which requires us to record the compensation expense over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

Employment Contracts, Termination of Employment Arrangements and Change of Control Arrangements

The Company provides for certain severance payments and benefits if an executive officer’s employment is involuntarily or constructively terminated. In addition, the Company provides enhanced severance payments and benefits if such a termination of employment occurs in connection with a change in control of the Company. Such severance payments and benefits are designed to alleviate the financial impact of an involuntary termination of employment through salary, bonus and health benefit continuation and with the intent of providing for a stable work environment. The Company believes that reasonable severance payments and benefits for those NEOs with whom we have entered into severance agreements are important because it may be difficult for these NEOs to find comparable employment within a short period of time following certain qualifying terminations of employment. The Company also believes these payments and benefits are a means of reinforcing and encouraging the continued attention and dedication of key executives of the Company to their duties of employment without personal distraction or a conflict of interest in circumstances which could arise from the occurrence of a change in control of the Company. We believe that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing change in control payments and benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of stockholders.

The Company extends change in control payments and benefits because they are essential to help the Company fulfill its objectives of attracting and retaining key managerial talent. These arrangements are intended to be competitive within our industry and company size and are necessary to attract highly qualified individuals and encourage them to remain employed with the Company. In making the decision to extend the benefits, the Compensation Committee relied on the assurances of its independent advisor that the programs are representative of market practice, both in terms of design and cost.

Employment Agreement with Jon Kirchner

Effective April 28, 2017, the Company entered into a new employment and severance agreement with Mr. Kirchner (the “Employment Agreement”) in connection with his appointment as our CEO. The Employment Agreement superseded his then-existing severance and change in control severance arrangements.

The Compensation Committee believes that the Employment Agreement provides the Company with reasonable contractual protections and that making severance commitments to the Company’s CEO leads to stronger retention than if such payments and benefits were not offered.

The Employment Agreement provides the Company a balance of contractual protections in exchange for severance for Mr. Kirchner in the event of his termination of employment without cause and resignation for good reason, each as defined below. The Employment Agreement does not contain a single trigger provision that would generally allow him to terminate his employment because of a change of control of the Company, nor does it entitle him to payments and benefits under the Employment Agreement solely as a result of change of control of the Company. The Compensation Committee structured the Employment Agreement in this fashion because it believes he should not be eligible to such payments and benefits absent other factors, such as a termination of employment without cause or resignation for good reason.

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The Employment Agreement provides that, if Mr. Kirchner’s employment is terminated by the Company without cause or if he resigns for good reason, he will be entitled to receive the following severance payments and benefits:

●	a lump sum cash payment equal to 200% of his annual base salary;
●	200% multiplied by his target annual bonus for the calendar year in which termination occurs (which bonus shall be prorated for the portion of the calendar year that has elapsed prior to the date of termination if such termination occurs more than 60 days prior to or more than 18 months following a change in control of the Company);
●	continuation of health benefits for a period of up to 24 months following the date of termination;
●	immediate acceleration of vesting of his outstanding equity awards that would have vested over the 12-month period following the date of his separation from service had he remained continuously employed during such period (with any performance awards that are eligible to be earned vesting based on performance for the fiscal year in which his termination occurs vesting at the target) (provided that if such termination occurs within 60 days prior to or within 18 months following a change in control of the Company, all of Mr. Kirchner’s unvested equity awards will vest (with performance awards vesting at target) on the later of the date of his termination or the date of the change in control);
●	a post-termination exercise period for his outstanding stock options of 12 months from the date of termination, or, if earlier, the remaining life of the equity grants; and
●	his full bonus amount under the Retention Plan.

The post-employment payments benefits described above will be paid upon Mr. Kirchner’s execution of a general release of claims in favor of the Company and subject to his continued compliance with the confidentiality and proprietary rights covenant set forth in the Employment Agreement.

In addition, the Employment Agreement provided Mr. Kirchner with the right to receive up to a maximum of $30,000 for reimbursement of legal fees and expenses incurred in connection with negotiating and executing the Employment Agreement.

The Employment Agreement has an initial term that expires on June 1, 2020, subject to automatic renewal for an additional year unless either party gives 90 days’ notice of nonrenewal. Nonrenewal of the initial three-year term by the Company will be deemed a termination of employment without cause and will result in the payments and benefits described above, while expiration of the term under any other circumstances will not be deemed a termination of employment without cause and will not give rise to any payments or benefits. The term of the Employment Agreement will automatically be extended for 18 months following a change in control of the Company if the term would otherwise have expired during such 18-month period.

Employment Transition and Consulting Agreement with Mr. Lacey

In connection with his retirement effective June 1, 2017, the Company entered into an employment transition and consulting agreement with Mr. Lacey (the “Transition Agreement”), which Transition Agreement superseded his then-existing severance and change in control severance arrangements.

Pursuant to his Transition Agreement, Mr. Lacey agreed to continue to serve as our Chief Executive Officer and as a member of the Board until June 1, 2017, at which time he resigned from all of his positions with the Company and his employment terminated. For the period commencing June 2, 2017 through December 31, 2017, Mr. Lacey provided consulting services to the Company. Mr. Lacey received a monthly consulting fee of $17,900 for any services rendered during this period, and continued to vest in his outstanding time-based equity awards during the consulting period. He will be able to exercise his vested stock options until June 1, 2018, and was eligible to vest in a pro-rated portion of his performance-based equity awards that were scheduled to vest based on performance for 2017 in accordance with the terms of those awards and based on actual performance for 2017 relative to the performance objectives applicable to such awards. Mr. Lacey’s other equity awards terminated on the date of his resignation. Mr. Lacey also will receive continued healthcare coverage at Company expense for 18 months following his termination of employment.

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Severance Agreements with Messrs. Andersen, Dharan and Skaaden

The Company has entered into severance agreements with each of Messrs. Andersen, Dharan and Skaaden. The term of such agreements is through February 2019 for Messrs. Andersen and Dharan, which term may be renewed by mutual agreement between the Company and the NEO. Mr. Skaaden’s severance agreement expires on December 1, 2018 or, if earlier, the date on which all payments or benefits required thereunder have been paid or provided in their entirety. Each of the severance agreements provides that if the executive’s employment is terminated by us without cause or if the executive resigns for good reason, the executive will be entitled to receive the following payments and benefits:

●	his fully earned but unpaid base salary and his earned but unpaid vacation through the date of termination;
●	a lump sum cash payment equal to 100% of his annual base salary;
●	continuation of health benefits for a period of 12 months following the date of termination; and
●	his target annual bonus for the calendar year in which termination occurs (which bonus shall be prorated for the portion of the calendar year that has elapsed prior to the date of termination).

The severance payments and benefits described above will be paid upon the NEO’s execution of a general release of claims in favor of the Company.

Change in Control Severance Agreements with Messrs. Andersen, Dharan and Skaaden

The Company has entered into change in control severance agreements with Messrs. Andersen, Dharan and Skaaden. The term of the agreements with Messrs. Andersen and Dharan are through February 2019 and December 1, 2018 for Mr. Skaaden, or in each case, if earlier, the date on which all payments or benefits required thereunder have been paid or provided in their entirety; provided, that the term will automatically be extended for 18 months following a change in control of the Company if the term would otherwise have expired during such 18-month period. The change in control severance agreements also provide that, if an executive’s employment is terminated by us without cause or if the executive resigns for good reason, in either case, within 60 days prior to or within 18 months following a change in control, the executive will be entitled to receive the following payments:

●	his fully earned but unpaid base salary and his earned but unpaid vacation through the date of termination;
●	a lump sum cash payment equal to 100% of his annual base salary;
●	his target annual bonus for the calendar year in which termination occurs;
●	continuation of health benefits for a period of up to 12 months following the date of termination; and
●	immediate acceleration of vesting of his outstanding equity awards (with any performance-based awards vesting at target, except to the extent alternative acceleration is specifically provided for pursuant to the grant documents) as of the later of the date of termination or the date of such change in control.

The severance benefits described above will be reduced by any severance benefits payable to Messrs. Andersen, Dharan and Skaaden under their severance agreements and will be paid upon the executive’s execution of a general release of claims in favor of the Company and subject to their continued compliance with the confidentiality and proprietary rights covenant set forth in the change in control severance agreement.

For purposes of the change in control severance agreement with Mr. Skaaden, our acquisition of DTS did not constitute a change in control.

Defined Terms

For purposes of the Employment Agreement and the severance agreements and the change in control severance agreements, “cause” means, generally, an executive’s gross negligence or willful misconduct in the performance of his duties, the executive’s willful and habitual neglect of or failure to perform his duties, the executive’s commission of any material act of fraud, dishonesty or financial or accounting impropriety with respect to our

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Company which results in a personal benefit to the executive, the executive’s failure to cooperate with us in any investigation or formal proceeding initiated by a governmental authority or otherwise approved by our Board of Directors or the Audit Committee of the Board of Directors, the executive’s conviction of or plea of guilty or nolo contender to felony criminal conduct (other than moving vehicle violations), the executive’s material violation of our confidentiality and proprietary rights agreement or any similar agreement with the Company, or the executive’s material breach of any obligation or duty under the agreement or any written employment or other written policies of our Company.

For purposes of the Employment Agreement and the severance agreements and the change in control severance agreements, “good reason” means, generally, a material diminution in the executive’s authority, duties or responsibilities, a material diminution in the executive’s base compensation or target bonus opportunity, unless such a reduction is imposed across-the-board to senior management, a material change in the geographic location at which the executive must perform his duties, or any other action that constitutes our material breach of the agreement.

For purposes of the Employment Agreement and the severance agreements and the change in control severance agreements, “change in control” is generally defined as:

●	a merger or consolidation in which the Company is a party, other than a merger or consolidation which results in our outstanding voting securities immediately before the transaction continuing to represent a majority of the voting power of the acquiring company’s outstanding voting securities; or
●	the sale of all or substantially all of our assets.

2003 Equity Plan

We routinely grant our executive officers stock awards pursuant to our 2003 Equity Plan. The change in control provisions applicable to equity awards under our 2003 Equity Plan are described in more detail in Proposal 2 above.

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REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors (the “Compensation Committee”) has furnished this report on executive compensation. None of the members of the Compensation Committee is currently an officer or employee of the Company and all are “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. The Compensation Committee is responsible for designing, recommending to the Board of Directors for approval and evaluating the compensation plans, policies and programs of the Company and reviewing and approving the compensation of the Chief Executive Officer and other officers and directors.

This report, filed in accordance with Item 407(e)(5) of Regulation S-K, should be read in conjunction with the other information relating to executive compensation which is contained elsewhere in this proxy statement and is not repeated here.

In this context, the Compensation Committee hereby reports as follows:

1. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section contained herein with management.

2. Based on the review and discussions referred to in paragraph (1) above, the Compensation Committee recommended to our Board of Directors, and our Board of Directors has approved, that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A for filing with the SEC.

March 12, 2018 COMPENSATION COMMITTEE CHRISTOPHER SEAMS, CHAIRMAN TUDOR BROWN GEORGE A. RIEDEL

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COMPENSATION OF NAMED EXECUTIVE OFFICERS

2017 Summary Compensation of NEOs

Summary Compensation Table

The table below sets forth, for the fiscal years ended December 31, 2017, 2016 and 2015, the salary and bonus earned by and other compensation paid to our NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1)($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total($)
Jon Kirchner Chief Executive Officer	2017	586,194		7,409,373	—	371,520(4)	55,406	8,422,492
	2016	45,833	—	—	—	550,000(3)	2,037	597,870
Thomas Lacey Former Chief Executive Officer	2017	216,025	—	—	—	—	183,678	399,703
	2016	500,000	—	—	—	347,650	8,466	856,116
	2015	500,000	—	—	—	489,600	8,465	998,065
Robert Andersen Chief Financial Officer	2017	348,357	—	1,483,584	—	115,477(4)	8,805	1,956,223
	2016	335,000	—	424,606	—	174,694	8,226	942,526
	2015	331,167	—	587,006	—	246,024	8,226	1,172,423
Murali Dharan President of Tessera Intellectual Property Corp.	2017	84,872	—	404,082	323,652	—	1,060	813,666
Geir Skaaden Chief Products and Services Officer	2017	336,580	—	714,980	—	96,849(4)	11,020	1,159,430
	2016	25,133	—	—	—	166,100(3)	32	191,265

(1)	The amounts reflected in this column represent the grant date fair value for stock and option awards granted to the NEOs in the relevant fiscal year, measured in accordance with ASC 718, excluding the effect of estimated forfeitures, and do not reflect whether the recipient has actually realized a financial benefit from these awards.
With respect to stock awards granted to Mr. Kirchner during 2017 the vesting of which is performance-based, the vesting is tied to a series of four one-year performance measurement periods and may be earned over four years, with 25% of the total “target” award eligible to be earned each year (commencing with 2017) at the “target” performance level based on the Company’s performance for such year, with up to 200% of the “target” award for each year eligible to be earned at the “maximum” performance level. The performance objectives for each year are to be determined by mutual agreement of Mr. Kirchner and the Compensation Committee. In accordance with SEC rules and ASC 718, due to the annual setting of performance goals under the performance-based RSUs granted to Mr. Kirchner, because the performance-related component of the performance-based RSUs granted to Mr. Kirchner in 2017 are based on separate measurements of our performance for each year over the four-year life of the award, ASC 718 requires the grant date value to be calculated with respect to one-fourth of the total performance-based RSUs in each year of the four-year performance cycle, with the value for each year based on the probable outcome of the performance objectives against the targets set for that year. SEC rules require presentation that is consistent with ASC 718. This resulted in an original grant date fair value for the portion of the performance-based RSUs granted to Mr. Kirchner in 2017 that was eligible to be earned for 2017 performance of (a) with respect to the March 1, 2017 award, $312,804 at “target” performance (with the full grant date fair value of such award, assuming “maximum” performance, equal to $625,608), and (b) with respect to the June 1, 2017 award, $2,416,983 at “target” performance (with the full grant date fair value of such award, assuming “maximum” performance, equal to $4,833,966). Because the portion of the performance-based RSUs eligible to be earned for 2017 were deemed probable of achievement at “target” levels for purposes of establishing the grant date fair value of such awards under ASC 718, the grant date fair value of such awards at “target” performance is included in the column above.
In March 2017, Mr. Andersen received 11,500 performance-based RSUs, all of which were eligible to vest with respect to 2017 performance. Because the performance objectives were deemed probable of achievement at the time of grant, pursuant to ASC 718, the full grant date fair value of the performance-based RSUs granted to Mr. Andersen in 2017 of $411,114 is reflected in the column above for 2017.
Mr. Dharan was granted performance-based RSUs in October 2017, the vesting of which are tied to a series of four one-year performance measurement periods, commencing in 2018. As a result, pursuant to SEC rules and ASC 718, due to the annual setting of performance goals under the performance-based RSUs granted to Mr. Dharan, one-fourth of the grant date fair value of his performance-based awards will be included in our compensation tables for 2018 and are not included in the column above. In October 2017, Mr. Dharan also received 60,000 deal performance-based RSUs that are eligible to vest based on achievement of deal performance goals over a three year performance period. Because the performance objectives for these deal-based performance RSUs were not deemed probable of achievement at the time of grant, pursuant to ASC 718, the grant date fair value of such awards was zero. The full grant date fair value of the deal-based performance-based RSUs granted to Mr. Dharan in 2017, assuming full achievement of the performance objectives, would be $1,346,940.

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For the methodology of how the grant date fair value is calculated for the stock and option awards, please see Note 12 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 23, 2018.
(2)	For each of the NEOs, includes Company 401(k) contributions and life insurance premiums paid by the Company on behalf of the NEOs. For Mr. Kirchner, (a) for 2017 and 2016, also includes $5,000 and $1,000 in automobile allowance, respectively, and (b) for 2017, includes $39,338 for reimbursement of legal fees and expenses incurred by Mr. Kirchner in connection with the negotiation of his severance agreements at the time of the closing of our acquisition of DTS and his employment agreement at the time of his promotion to Chief Executive Officer in June 2017. For Mr. Lacey, for 2017 includes $125,300 in consulting fees paid to Mr. Lacey and $50,847 of health benefits to be provided to Mr. Lacey following his termination of employment, in each case pursuant to his employment transition and consulting agreement.
(3)	Messrs. Kirchner and Skaaden were paid their MBO Bonus in December 2016 at 100% of target based on the terms and conditions contained in the Agreement and Plan of Merger dated as of September 19, 2016, among Tessera Technologies, Inc., DTS, Inc., Tessera Holding Corporation, Tempe Merger Sub Corporation and Arizona Merger Sub Corporation.
(4)	Includes compensation under the MBO Plan.

Grants of Plan-Based Awards

The table below sets forth information concerning grants of plan-based awards in 2017 to our NEOs.

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($)(5)	Grant Date Fair Value of Stock and Option Awards ($) (6)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jon Kirchner	3/1/17	1/25/17	—	—	—	—	8,750	17,500	—	—	—	312,804
	3/1/17	1/25/17	—	—	—	—	—	—	15,000	—	—	536,235
	3/1/17		—	600,000	1,200,000	—	—	—	—	—	—	—
	6/1/17		—	—	—	—	77,719	155,438	—	—	—	2,416,983
	6/1/17		—	—	—	—	—	—	133,231	—	—	4,143,351
Thomas Lacey	3/1/17		—	500,000	1,000,000	—	—	—	—	—	—	—
Robert Andersen	3/1/17	1/25/17	—	263,286	526,572	—	—	—	—	—	—	—
	3/1/17	1/25/17	—	—	—	—	—	—	30,000	—	—	1,072,470
	3/1/17	1/25/17	—	—	—	—	11,500	—	—	—	—	411,114
Murali Dharan	10/16/17	10/3/17	—	—	—	—			18,000	—	—	404,082
	10/16/17	10/3/17					60,000					—
	10/16/17	10/3/17	—	—	—	—	—	—	—	70,000	22.45	323,652
Geir Skaaden	3/1/17	1/25/17	—	178,754	357,508	—	—	—	—	—	—	—
	3/1/17	1/25/17	—	—	—	—	—	—	20,000	—	—	714,980

(1)	These awards were granted under the Company’s MBO Plan. See further details in the “2017 Annual Cash Incentive Bonuses” section of the Compensation Discussion and Analysis section above. The target and maximum bonuses reflected for Mr. Kirchner reflect the increase to his annual base salary in June 2017 in connection with his appointment as Chief Executive Officer.
(2)	Represents performance-based RSUs granted to the NEOs during 2017. The goals and objectives set by the Compensation Committee for the release of these RSUs are described in the “Equity Incentive Awards” section of the Compensation Discussion and Analysis section above. The performance-based RSUs are subject to acceleration of vesting pursuant to agreements entered into with the NEOs as described in the “Employment Contracts, Termination of Employment Arrangements and Change in Control Arrangements” section of the Compensation Discussion and Analysis section above.
With respect to the performance-based RSUs granted to Mr. Kirchner in 2017, amounts shown at “target” represent one-fourth of the total “target” number of performance-based RSUs granted on March 1, 2017 and June 1, 2017, representing that portion of the total award that was eligible to be earned based on 2017 performance at “target” levels. With respect to stock awards granted to Mr. Kirchner during 2017 the vesting of which is performance-based, the vesting is tied to a series of four one-year performance measurement periods and may be earned over four years, with 25% of the total “target” award eligible to be earned each year (commencing with 2017) at the “target” level based on the Company’s performance for such year, with up to 200% of the “target” award for each year eligible to be earned at the “maximum” performance level. The performance objectives for each year are to be determined by mutual agreement of Mr. Kirchner and the Compensation Committee. The maximum amounts shown reflect one-fourth of the maximum number of performance-based RSUs (200% of the “target” performance-based RSUs granted) that can be earned presuming maximum performance under the 2017 performance goals. Because the performance-based RSUs granted to Mr. Kirchner are earned based on separate measurements of our performance for each year in the four-year performance cycle, ASC 718 requires the grant date value to be calculated with respect to one-fourth of the total performance-based RSUs granted in each year of the four-year performance cycle, and SEC rules require presentation that is consistent with ASC 718.

In October 2017, Mr. Dharan received 60,000 deal performance-based RSUs that are eligible to vest based on achievement of deal performance goals over a three year performance period. Mr. Dharan was also granted performance-based RSUs in October 2017, the vesting of which are tied to a series of four one-year performance measurement periods, commencing in 2018. As a result, pursuant to

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SEC rules and ASC 718, due to the annual setting of performance goals under the performance-based RSUs granted to Mr. Dharan, these awards are not included in the column above.
(3)	The time-based RSU awards vest as follows: 25% of the shares subject to the equity awards will vest annually following the grant date of the award, to the extent the executive is employed with or retained as a consultant by the Company on the vesting dates. The RSU awards are subject to acceleration of vesting pursuant to agreements entered into with the NEOs as described and referenced under “Employment Contracts, Termination of Employment Arrangements and Change in Control Arrangements.”
(4)	Stock option awards with a ten-year term from the grant date granted to Mr. Dharan upon his commencement of employment. 25% of the shares subject to the option awards will vest annually following the grant date, to the extent Mr. Dharan is employed with or retained as a consultant by the Company on the vesting dates. The stock option awards are subject to acceleration of vesting pursuant to agreements entered into with Mr. Dharan as described and referenced under “Employment Contracts, Termination of Employment Arrangements and Change in Control Arrangements.”
(5)	This value is based on the closing price of our common stock of $22.45, as reported by the NASDAQ Global Select Market, on October 16, 2017, the date of grant.
(6)	The amounts reflected in this column represent the grant date fair value for stock and option awards granted to the NEOs in the relevant fiscal year, measured in accordance with ASC 718, excluding the effect of estimated forfeitures, and do not reflect whether the recipient has actually realized a financial benefit from these awards. In accordance with SEC rules and ASC 718, due to the annual setting of performance goals under the performance-based RSUs granted to Mr. Kirchner, because the performance-related component of the performance-based RSUs granted to Mr. Kirchner in 2017 is based on separate measurements of our performance for each year over the four-year life of the award, ASC 718 requires the grant date value to be calculated with respect to one-fourth of the total performance-based RSUs in each year of the four-year performance cycle, with the value for each year based on the probable outcome of the performance objectives against the targets set for that year. SEC rules require presentation that is consistent with ASC 718. This resulted in an original grant date fair value for the portion of the performance-based RSUs granted to Mr. Kirchner in 2017 that was eligible to be earned for 2017 performance (representing one-fourth of the total award) of (a) with respect to the March 1, 2017 award, $312,804 at “target” performance (with the full grant date fair value of such award, assuming “maximum” performance, equal to $625,608), and (b) with respect to the June 1, 2017 award, $2,416,983 at “target” performance (with the full grant date fair value of such award, assuming “maximum” performance, equal to $4,833,966). Because the portion of the performance-based RSUs eligible to be earned for 2017 were deemed probable of achievement at “target” levels for purposes of establishing the grant date fair value of such awards under ASC 718, the grant date fair value of such awards at “target” performance is included in the column above.
Because the performance objectives for the deal-based performance RSUs granted to Mr. Dharan in 2017 and reflected in the table above were not deemed probable of achievement at the time of grant, pursuant to ASC 718, the grant date fair value of such awards was zero.
For the methodology of how the grant date fair value is calculated for the stock and option awards, please see Note 12 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 23, 2018.

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Outstanding Equity Awards at Fiscal Year-End

The table below sets forth information concerning the number and value of unexercised stock options and unvested stock awards held by the NEOs at December 31, 2017:

Name	Grant Date	Option Awards (1)				Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares or Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Jon Kirchner(6)	2/16/11	57,773	—	$43.77	2/16/21	—	—	—	—
	2/14/13	39,716	—	$19.34	2/14/23	—	—	—	—
	3/13/14	15,760	15,758	$19.24	3/13/24	5,515	134,566	—	—
	2/11/15	—	—	—	—	16,568	404,259	—	—
	2/11/16	—	—	—	—	39,716	969,070	—	—
	3/1/17	—	—	—	—	15,000	366,000	35,000 (4)	854,000
	6/1/17	—	—	—	—	133,231	3,250,836	310,873 (4)	7,585,301
Thomas Lacey	5/29/13	17,500	—	$20.71	6/1/18	—	—	—	—
	12/9/13	367,253	—	$18.84	6/1/18	—	—	31,250 (4)	762,500
	7/28/14	—	—	—	—	—	—	31,250 (4)	762,500
Robert Andersen	1/2/14	26,000	13,000	$19.73	1/1/24	3,150	76,860	3,675 (4)	89,670
	7/28/14	—	—	—	—	—	—	3,675 (4)	89,670
	3/2/15	—	—	—	—	7,000	170,800	—	—
	3/1/16	—	—	—	—	10,500	256,200	—	—
	3/1/17	—	—	—	—	30,000	732,000	11,500 (5)	280,600
Murali Dharan	10/16/17	—	70,000	$22.45	10/15/27	18,000(2)	439,200	42,000 (4)	1,024,800
	10/16/17	—	—	—	—	—	—	60,000 (7)	1,464,000
Geir Skaaden	2/16/11	4,850	—	$43.77	2/16/21	—	—	—	—
	2/13/13	3,142	—	$18.65	2/13/23	—	—	—	—
	3/13/14	4,459	4,458	$19.24	3/13/24	1,560	38,064	—	—
	2/11/15	—	—	—	—	5,231	127,636	—	—
	2/11/16	—	—	—	—	10,452	255,029	—	—
	3/1/17	—	—	—	—	20,000	488,000	—	—

(1)	Stock option awards have a ten-year term from the grant date and vests as follows: 25% of the shares subject to the equity awards will vest annually following the grant date, to the extent the NEO is employed with or retained as a consultant by the Company on the vesting dates. All stock option awards are subject to acceleration of vesting pursuant to agreements entered into with the respective executive officers as described and referenced under “Employment Contracts, Termination of Employment Arrangements and Change in Control Arrangements” above.
(2)	The RSU awards vest as follows: 25% of the shares subject to the equity awards will vest annually following the grant date, to the extent the executive is employed with or retained as a consultant by the Company on the vesting dates. All time-based restricted stock are subject to acceleration of vesting pursuant to agreements entered into with the respective executive officers as described and referenced under “Employment Contracts, Termination of Employment Arrangements and Change in Control Arrangements” above.

(3)	This value is based on the December 29, 2017 closing price of our common stock of $24.40 as reported by the NASDAQ Global Select Market.
(4)	Represents performance-based RSUs granted to the NEOs. The goals and objectives set by the Compensation Committee for the release of these RSUs are described in the “Equity Incentive Awards” section of the Compensation Discussion and Analysis section above. The performance-based RSUs are subject to acceleration of vesting pursuant to agreements entered into with the NEOs as described in the “Employment Contracts, Termination of Employment Arrangements and Change in Control Arrangements” section of the Compensation Discussion and Analysis section above.

With respect to the performance-based RSUs granted to Mr. Kirchner in 2017, amounts shown represent the total number of performance-based RSUs granted on March 1, 2017 and June 1, 2017 to Mr. Kirchner which will be eligible to be earned over the four-year performance cycle, of which one-fourth were eligible to be earned based on 2017 performance. With respect to these performance-based RSUs, the vesting is tied to a series of four one-year performance measurement periods and may be earned over four years, with 25% of the total “target” award eligible to be earned each year (commencing with 2017) at the “target” level based on the Company’s performance for such year, with up to 200% of the “target” award for each year eligible to be earned at the “maximum” performance level. The performance objectives for each year are to be determined by mutual agreement of Mr. Kirchner and the Compensation Committee. The performance-based RSUs are reflected at “target” levels in the table above and show what would be earned by Mr. Kirchner if “target” performance levels are achieved for each of the four years in the four-year performance cycle under the award. In February 2018, the Compensation Committee determined that the 2017 performance objectives were achieved at 86%. As a result, 74,363 of Mr. Kirchner’s RSUs vested in March 2018 (7,525 RSUs from the March 1, 2017 RSU award and 66,838 RSUs from the June 1, 2017 RSU award).

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With respect to the performance-based RSUs granted to Mr. Dharan in 2017, amounts shown represent the total number of performance-based RSUs granted on October 16, 2017 which will be eligible to be earned over the four-year performance cycle. With respect to these performance-based RSUs, the vesting is tied to a series of four one-year performance measurement periods and may be earned over four years, with 25% of the total “target” award eligible to be earned each year (commencing with 2018) at the “target” level based on the Company’s performance for such year, with up to 200% of the “target” award for each year eligible to be earned at the “maxi-mum” performance level. The performance objectives for each year are to be determined by mutual agreement of Mr. Dharan and the Compensation Committee. The performance-based RSUs are reflected at “target” levels in the column above and show what would be earned by Mr. Dharan if “target” performance levels are achieved for each of the four years in the four-year performance cycle under the award.

With respect to the performance-based RSUs for Messrs. Lacey and Andersen, amounts shown represent the number of performance-based RSUs remaining outstanding from previous grants and eligible to be earned based on 2017 performance. At “target” performance, 100% of the RSUs are eligible to be earned, with up to 200% of the RSUs for each year eligible to be earned at the “maximum” performance level. The performance-based RSUs are reflected at “target” for that portion of the award eligible to vest based on 2017 performance. In February 2018, the Compensation Committee determined that the 2017 performance objectives were achieved at 86%. The vesting of Mr. Lacey’s performance-based RSUs for 2017 was prorated pursuant to his employment transition and consulting agreement, as described above. As a result, pursuant to these awards, 22,396 of Mr. Lacey’s performance-based RSUs vested in March 2018 and 6,320 of Mr. Andersen’s performance-based RSUs vested in March 2018.

(5)	Reflects the number of RSUs that may vest pursuant to such award at “target” performance. These performance-based RSUs were eligible to vest based on integration objectives during 2017 in connection with the acquisition of DTS in December 2016. These performance-based RSUs were released at 100% of the target amount in March 2018.
(6)	Equity awards listed for Messrs. Kirchner and Skaaden for periods prior to December 1, 2016 are in connection with our assumption and conversion of certain of their equity awards in connection with our acquisition of DTS on December 1, 2016.
(7)	Reflects the number of RSUs that may vest pursuant to such award. These performance-based RSUs are eligible to vest based on achievement of deal performance goals over a three year performance period. The deal performance goals are the closing of two revenue opportunities with 50% of the RSUs eligible for vesting upon achieving each of two deals. The performance-based RSUs are subject to acceleration of vesting pursuant to agreements entered into with Mr. Dharan as described in the “Employment Contracts, Termination of Employment and Change in Control Arrangements” section of the Compensation Discussion and Analysis section above.

Option Exercises and Stock Vested

The table below sets forth information concerning the number of shares acquired on vesting of stock awards in 2017 and the value realized upon vesting by such officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Jon Kirchner	—	—	27,040	1,189,760
Thomas Lacey	—	—	80,625	2,544,060
Robert Andersen	—	—	16,177	605,752
Murali Dharan	—	—	—	—
Geir Skaaden	—	—	8,217	361,548

(1)	Amounts realized from the vesting of stock awards are calculated by multiplying the number of shares that vested by the fair market value of a share of our common stock on the vesting date.

PENSION BENEFITS

We do not offer any plans that provide for specified retirement payments and benefits other than a tax-qualified 401(k) plan generally available to all employees.

NONQUALIFIED DEFERRED COMPENSATION

We do not offer nonqualified deferred compensation.

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POTENTIAL PAYMENTS UPON CHANGE IN CONTROL TERMINATION

The following table summarizes potential change in control and severance payments benefits to be received by each NEO in the event of (1) a termination of employment as a result of the NEO’s resignation for good reason or termination of employment by us other than for cause, (2) such a termination within 60 days prior or 18 months following a change in control of the Company. The table assumes that the termination and change in control, if applicable, occurred on December 31, 2017, and (3) upon the NEO’s death or disability. For purposes of estimating the value of amounts of equity compensation to be received in the event of a termination of employment or change in control, we have assumed a price per share of our common stock of $24.40, which represents the closing market price of our common stock as reported by the NASDAQ Global Select Market on December 29, 2017, the last trading day of 2017. The following table reflects the payments and benefits that would have arisen under the Employment Agreement and the severance and change in control severance agreements in effect with the NEOs on December 31, 2017. Mr. Lacey is not included in the following table as his employment terminated prior to December 31, 2017 and his actual separation arrangements are described above.

Name	Benefit Type	Payment in the Case of a Resignation for Good Reason or a Termination Other Than for Cause ($)		Payment in the Case of a Resignation for Good Reason or a Termination Other Than for Cause, if Within 60 Days Prior or 18 Months Following a Change in Control ($)		Payment Upon Death or Disability ($)
Jon Kirchner	Cash Payments	7,449,366	(1)	7,449,366	(1)	3,646,765	(7)
	Value of Stock Award Acceleration	3,755,103	(2)	11,535,371	(3)	—
	Value of Health Benefits	69,126	(4)	69,126	(4)	—
Robert Andersen	Cash Payments	614,334	(5)	614,334	(5)	—
	Value of Stock Award Acceleration	—		774,999	(3)	—
	Value of Health Benefits	21,787	(6)	21,787	(6)	—
Murali Dharan	Cash Payments	800,000	(5)	800,000	(5)	—
	Value of Stock Award Acceleration	—		3,064,482	(3)	—
	Value of Health Benefits	33,898	(6)	33,898	(6)	—
Geir Skaaden	Cash Payments	1,779,338	(8)	1,779,338	(8)	921,250	(7)
	Value of Stock Award Acceleration	—		931,712	(3)	—
	Value of Health Benefits	33,898	(6)	33,898	(6)	—

(1)	Cash payment is payable in a lump sum amount equal to 200% multiplied by the sum of (A) executive’s base salary at the time of termination, plus (B) Executive’s target annual bonus for the calendar year provided that in the event termination occurs more than 60 days prior to the Change in Control or more than 18 months following a Change in Control, such bonus shall be prorated for the portion of the calendar year that has elapsed prior to the date of termination and (C) lump sum cash payment of any unpaid portion of his full retention bonus under the DTS, Inc. 2017 Executive Retention Bonus Plan and Letter Agreement. Because the termination is deemed to occur on December 31, 2017, the full target bonus is reflected in the table and no proration has been applied.

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(2)	Represents the value of those stock awards that would vest over the 12-month period following December 31, 2017 and stock awards with performance-based vesting scheduled to be measured with respect to the fiscal year ending December 31, 2017 being deemed satisfied at target based on the difference between the exercise or purchase price, if any, and $24.40, which was the closing price of our common stock as reported by the NASDAQ Global Select Market on December 29, 2017.
(3)	Represents the value of all stock awards and all stock awards with performance-based vesting being deemed satisfied at target that would vest upon such termination based on the difference between the exercise or purchase price, if any, and $24.40, which was the closing price of our common stock as reported by the NASDAQ Global Select Market on December 29, 2017. For purposes of the table above, the value of the performance-based equity awards is presumed to be at target and not at maximum.
(4)	Represents the estimated cost of 24 months of continued health coverage.
(5)	Cash payment is payable in a lump sum equal to 100% of the sum of (A) executive’s base salary plus (B) the executive’s target annual bonus for the calendar year provided that in the event termination occurs more than 60 days prior to the Change in Control or more than 18 months following a Change in Control, such bonus shall be prorated for the portion of the calendar year that has elapsed prior to the date of termination. Because the termination is deemed to occur on December 31, 2017, the full target bonus is reflected in the table and no proration has been applied.
(6)	Represents the estimated cost of 12 months of continued health coverage.
(7)	Represents a pro-rata portion of the executive’s full bonus amount under the DTS, Inc. 2016 Executive Retention Bonus Plan and Letter Agreement.
(8)	Cash payment is payable in a lump sum equal to 100% of the sum of (A) executive’s base salary plus (B) the executive’s target annual bonus for the calendar year in which the date of termination occurs, provided that in the event such termination occurs more than 60 days prior to a change in control or more than 18 months following a change in control, such bonus shall be prorated for the portion of the calendar year that has elapsed prior to the date of termination, plus (C) lump sum cash payment of a prorated portion of the executive’s full bonus amount under the DTS, Inc. 2016 Executive Retention Bonus Plan and Letter Agreement. Because the termination is deemed to occur on December 31, 2017, the full target bonus for 2017 is reflected in the table and no proration has been applied.

CEO PAY RATIO DISCLOSURE

For 2017, the median of the annual total compensation of all employees of our company (other than our CEO) was $109,791 and the annual total compensation of our CEO, Jon Kirchner, was $8,436,298. Based on this information, for 2017 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 77 to 1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules.

During 2017, Mr. Lacey served as our CEO until June 1, 2017, at which time Mr. Kirchner assumed the role of CEO. As permitted by SEC rules, we chose to use the annual total compensation of Mr. Kirchner, who was serving as our CEO on December 1, 2017, to calculate our pay ratio. For purposes of determining our pay ratio, we determined Mr. Kirchner’s annual total compensation for 2017 was $8,436,298, which, as required by SEC rules, includes his annualized base salary for 2017 at the rate in effect following his promotion to CEO as well as the other compensation granted to and earned by him during 2017 for his services and reflected in the Summary Compensation Table above. Mr. Kirchner’s annual total compensation for 2017 for purposes of determining our pay ratio was $13,806 higher than his total compensation reflected in the Summary Compensation Table due to the annualizing of his base salary at the higher rate in effect following his appointment as CEO in June 2017.

We determined that, as of December 1, 2017 our employee population consisted of approximately 700 individuals, with 403 employees in the United States and 297 employees outside the United States. We selected December 1, 2017 as the date upon which we would identify our median employee. In determining our employee population, we excluded our employees in Australia (3 employees), Canada (4 employees), Germany (4 employees), Japan (9 employees), Mexico (2 employees), and Singapore (8 employees) (a total of 30 individuals) pursuant to the de minimis exemption provided under SEC rules.

To identify our median employee from our employee population, we compared the base pay and annual incentive awards of our employees as reflected in our records for 2017. This compensation measure was consistently

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applied to all our employees included in the calculation. For simplicity, we calculated annual base pay using a reasonable estimate of the hours worked during 2017 for hourly employees and actual salary paid for our remaining employees. We also annualized the compensation of any permanent employees who were hired during 2017 and were working for us on December 1, 2017. Base pay and annual incentive amounts for our employees outside the U.S. were converted to U.S. dollars using the average currency exchange rates for the year in each country.

Because SEC rules for identifying the median of the annual total compensation of all employees allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

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Proposal 4—Advisory Vote to Approve Executive Compensation

This proxy statement includes extensive disclosure regarding the compensation of our named executive officers under the headings “Compensation Discussion and Analysis” and “Compensation of Executive Officers.” Section 14A of the Exchange Act, as enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act in July 2010, requires us to submit to our stockholders a nonbinding advisory resolution to approve the compensation of the named executive officers disclosed in this proxy statement, commonly referred to as a say-on-pay vote. When determining how often to hold a stockholder advisory vote to approve executive compensation, the Board of Directors took into account the strong preference for an annual vote expressed by our stockholders at our 2017 Annual Meeting. Accordingly, the Board of Directors determined that we will hold an annual advisory stockholder vote to approve the compensation of our named executive officers until the next say-on-pay frequency vote.

VOTING AND BOARD OF DIRECTORS’ RECOMMENDATION

The Board of Directors has approved the submission of the following resolution to the Company’s stockholders for approval at the 2018 Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the 2017 Proxy Statement pursuant to Item 402 of Regulation S-K, including the disclosure under the headings ‘Compensation Discussion and Analysis’ and ‘Compensation of Executive Officers,’ is hereby approved.”

As described more fully in the “Compensation Discussion and Analysis” section of this proxy statement, the Company’s executive compensation program is designed to attract, motivate and retain talented executives that will drive the Company’s financial, operational and strategic objectives while creating long-term stockholder value. The compensation program is designed to achieve these objectives through a combination of the following types of compensation: base salary, annual cash incentive bonus awards, long-term equity incentive awards and time-based equity awards. Base salary is intended to provide a baseline level of compensation for our named executive officers. The remaining types of compensation, which in the aggregate represent the majority of our named executive officers’ target total compensation opportunities, tie compensation directly to the achievement of corporate and individual objectives, increases in our stock price, or both.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required to approve the compensation of the named executive officers as disclosed in this proxy statement.

The stockholder vote to approve executive compensation is an advisory vote only, and it is not binding on the Company, the Board of Directors, or the Compensation Committee. Although the vote is non-binding, the Compensation Committee and Board of Directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions.

The Board of Directors recommends a vote “FOR” approval of the foregoing resolution.

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Proposal 5—Ratification of Independent Registered Public Accountants

The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for 2018. Representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting of Stockholders and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

FEES FOR PROFESSIONAL AUDIT SERVICES

The following is a summary of fees billed by PricewaterhouseCoopers LLP for the years ended December 31, 2017 and 2016:

	Fiscal Year 2017	Fiscal Year 2016
Audit Fees(1)	$2,020,800	$2,015,500
Audit-Related Fees(2)	210,000	—
Tax Fees(3)	212,000	—
All Other Fees(4)	150,000	109,600
Total Fees	$2,592,800	$2,125,100

(1)	Represents the aggregate fees billed for the audit of the Company’s financial statements, review of the financial statements included in the Company’s quarterly reports and services in connection with the statutory and regulatory filings or engagements for those years.
(2)	Represents the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “audit fees.”
(3)	Represents the aggregate fees billed for tax compliance, advice and planning.
(4)	Represents the aggregate fees billed for all products and services provided that are not included under “audit fees,” “audit-related fees” or “tax fees.”

AUDIT COMMITTEE PRE-APPROVAL POLICIES

Before an independent registered public accountant is engaged by the Company or its subsidiaries to render audit or non-audit services, the Audit Committee shall pre-approve the engagement. Audit Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding the Company’s engagement of the independent registered public accountants, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to the Company’s management. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided such approvals are presented to the Audit Committee at a subsequent

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meeting. If the Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Audit Committee must be informed of each non-audit service provided by the independent registered public accountants. Audit Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the SEC. All non-audit services provided by PricewaterhouseCoopers LLP during years 2017 and 2016 were pre-approved by the Audit Committee in accordance with the pre-approval policy described above.

VOTING AND BOARD OF DIRECTORS’ RECOMMENDATION

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required to ratify the appointment of PricewaterhouseCoopers LLP.

The Board of Directors recommends that the stockholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accountants of the Company for its year ending December 31, 2018.

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors (the “Audit Committee”) has furnished this report concerning the independent audit of the Company’s financial statements. Each member of the Audit Committee meets the enhanced independence standards established by the Sarbanes-Oxley Act of 2002 and rulemaking of the Securities and Exchange Commission (the “SEC”) and the NASDAQ Stock Market regulations. A copy of the Audit Committee Charter is available on the Company’s website at http://www.xperi.com.

The Audit Committee’s responsibilities include assisting the Board of Directors regarding the oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accountants’ qualifications and independence, and the performance of the Company’s internal audit function and the independent registered public accountants.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s financial statements for the year ended December 31, 2017 with the Company’s management and PricewaterhouseCoopers LLP, the Company’s independent registered public accountants. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP, with and without management present, their evaluation of the Company’s internal accounting controls and overall quality of the Company’s financial reporting. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by AICPA, Professional Standards, Vol. 1, AU Section 380 (Communication with Audit Committees), as modified or supplemented. The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committee Concerning Independence) and the Audit Committee discussed with PricewaterhouseCoopers LLP the independence of PricewaterhouseCoopers LLP from the Company and the Company’s management.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.

The Audit Committee and the Board of Directors also have recommended, subject to stockholder approval, the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the year ending December 31, 2018.

February 22, 2018

AUDIT COMMITTEE

JOHN CHENAULT, CHAIRMAN

DAVID HABIGER

GEORGE RIEDEL

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Certain Relationships and Related Transactions

Since January 1, 2017, there has not been, nor is there currently planned, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer or holder of more than 5% of our capital stock or any member of their immediate families had or will have a direct or indirect material interest other than the compensatory transactions described above and the agreements and transactions described below.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and officers. As permitted by the Delaware General Corporation Law, we have adopted provisions in our restated certificate of incorporation that limit or eliminate the personal liability of our directors to us for monetary damages for a breach of their fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to us or our stockholders;
●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
●	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or
●	any transaction from which the director derived an improper personal benefit.

Pursuant to our restated certificate of incorporation and bylaws, we are obligated, to the maximum extent permitted by Delaware law, to indemnify each of our directors and officers against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. A “director” or “officer” includes any person who is or was a director or officer of us, is or was serving at our request as a director or officer of another enterprise or was a director or officer of a corporation which was a predecessor corporation of us or of another enterprise at the request of the predecessor corporation. Pursuant to our restated certificate of incorporation and bylaws, we also have the power to indemnify our employees to the extent permitted under Delaware law. Our restated certificate of incorporation and bylaws provide that our Board of Directors may authorize the advancement of expenses for the defense of any action for which indemnification is required or permitted. Our restated certificate of incorporation and bylaws permit us to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of us or, at our request, served in such a capacity for another enterprise.

We have entered into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. The indemnification agreements require us, among other things, to:

●	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors; and
●	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

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PROCEDURES FOR APPROVAL OF RELATED PERSON TRANSACTIONS

As provided by the Company’s written Audit Committee Charter, the Audit Committee must review all related party transactions on an ongoing basis, and approve any related party transaction. The Company’s written Code of Business Conduct and Ethics Policy requires that all directors, officers and employees make appropriate disclosure of any situation that could give rise to a conflict of interest to the Company’s General Counsel.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the year ended December 31, 2017, Messrs. Seams, Brown and Riedel served as members of the Compensation Committee. None of such Compensation Committee members has ever been an officer or employee of the Company or any of its subsidiaries during their appointment on the Compensation Committee. In addition, during the year ended December 31, 2017, none of our executive officers served as a member of the Board of Directors or Compensation Committee of an entity that has one or more executive officers serving as members of our Board of Directors or our Compensation Committee.

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Stockholder Proposals for the 2019 Annual Meeting of Stockholders

Any stockholder who meets the requirements of the proxy rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may submit to the Board of Directors proposals to be presented at the 2019 annual meeting. Such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Secretary and received at our principal executive offices at the address set forth above no later than November 16, 2018 in order to be considered for inclusion in the proxy materials to be disseminated by the Board of Directors for such annual meeting.

Our Amended and Restated Bylaws, as amended to date, also provide for separate notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting. To be considered timely under these provisions, the stockholder’s notice must be received by our Secretary at our principal executive offices at the address set forth above no earlier than December 28, 2018 and no later than January 27, 2019. Our Amended and Restated Bylaws also specify requirements as to the form and content of a stockholder’s notice.

The chairman of the meeting may refuse to acknowledge the introduction of any stockholder proposal if it is not made in compliance with the applicable notice provisions.

Other Matters

We are not aware of any matters that may come before the meeting other than those referred to in the Notice of Annual Meeting of Stockholders. If any other matter shall properly come before the Annual Meeting, however, the persons named in the accompanying proxy intend to vote all proxies in accordance with their best judgment.

Accompanying this proxy statement is our Annual Report on Form 10-K for the year ended December 31, 2017. Copies of our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC, are available free of charge on our website at www.xperi.com or you can request a copy free of charge by calling Investor Relations at 408-321-6000 or sending an e-mail request to ir@xperi.com. Please include your contact information with the request.

By Order of the Board of Directors

XPERI CORPORATION

Sincerely,

PAUL E. DAVIS

Secretary

San Jose, California

March 14, 2018

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Appendix A—Seventh Amended and Restated 2003 Equity Incentive Plan

XPERI CORPORATION

SEVENTH AMENDED AND RESTATED 2003 EQUITY INCENTIVE PLAN

1.            Purposes of the Plan. The purposes of this Plan are to attract and retain the best available personnel for positions of responsibility, to provide additional incentive to Employees, Directors and Consultants and to promote the success of the Company’s business. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant. Restricted Stock, Performance Awards, Dividend Equivalents, Restricted Stock Units, Stock Payments and Stock Appreciation Rights may also be granted under the Plan.

2.            Definitions. As used herein, the following definitions shall apply:

(a)            “Administrator” means the Board or any of its Committees as shall be administering the Plan in accordance with Section 4 hereof.

(b)            “Applicable Laws” means the requirements relating to the administration of stock option plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are granted under the Plan.

(c)            “Award” shall mean an Option, a Restricted Stock award, a Performance Award, a Dividend Equivalents award, a Restricted Stock Unit award, a Stock Payment award or a Stock Appreciation Right which may be awarded or granted under the Plan.

(d)            “Award Agreement” shall mean a written or electronic agreement between the Company and the Holder which shall contain such terms and conditions with respect to an Award as the Administrator shall determine, consistent with the Plan.

(e)            “Board” means the Board of Directors of the Company.

(f)             “Change of Control” shall mean and include each of the following:

(i)            A transaction or series of transactions (other than an offering of the Company’s Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(ii)            The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A)            Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted

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into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B)            After which no person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2(f)(ii)(B) as beneficially owning fifty percent (50%) or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change of Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change of Control and any incidental matters relating thereto.

Notwithstanding the foregoing, if a Change of Control constitutes a payment event with respect to any portion of an Award that provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award (or portion thereof) must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A.

(g)            “Code” means the Internal Revenue Code of 1986, as amended, or any successor statute or statutes thereto. Reference to any particular Code section shall include any successor section.

(h)            “Committee” means a committee of Directors appointed by the Board in accordance with Section 4 hereof.

(i)             “Common Stock” means the Common Stock of the Company.

(j)             “Company” means Xperi Corporation, a Delaware corporation.

(k)            “Consultant” means any consultant or adviser if: (i) the consultant or adviser renders bona fide services to the Company or any Parent or Subsidiary of the Company; (ii) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) the consultant or adviser is a natural person who has contracted directly with the Company or any Parent or Subsidiary of the Company to render such services.

(l)             “Director” means a member of the Board of Directors of the Company.

(m)           “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(n)            “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Common Stock) of dividends paid on Common Stock, awarded under Section 10(c) of the Plan.

(o)            “DRO” shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

(p)            “Employee” means any person, including executive officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. For purposes of Incentive

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Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 181st day of such leave any Incentive Stock Option held by the Holder shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(q)            “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

(r)            “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto. Reference to any particular section shall include any successor section.

(s)            “Fair Market Value” means, as of any given date, the value of Common Stock determined as follows:

(i)            If the Common Stock is listed on any established stock exchange or a national market system, its Fair Market Value shall be the closing sales price for the Common Stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for such date, or if no bids or sales were reported for such date, then the closing sales price (or the closing bid, if no sales were reported) on the trading date immediately prior to such date during which a bid or sale occurred, in each case, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(ii)            If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on such date, or if no closing bid and asked prices were reported for such date, the date immediately prior to such date during which closing bid and asked prices were quoted for the Common Stock, in each case, as reported in The Wall Street Journal or such other source as the administrator deems reliable; or

(iii)            In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.

(t)            “Full-Value Award” means any Award under which a Holder may be issued shares of Common Stock without the Holder tendering consideration therefor in the form of Common Stock or cash at least equal to the Fair Market Value at the date of grant of the Common Stock issuable upon exercise or maturity of the Award.

(u)            “Holder” means the holder of an outstanding Award granted under or issued pursuant to the Plan.

(v)            “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(w)            “Non-Employee Director” means a Director who is not an Employee of the Company.

(x)            “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option, or which is designated as an Incentive Stock Option by the Administrator but fails to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(y)            “Option” means a stock option granted pursuant to the Plan.

(z)            “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

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(aa)         “Performance Award” shall mean a cash bonus, stock bonus or other performance or incentive award that is paid in cash, Common Stock or a combination of both, awarded under Section 10(b) of the Plan.

(bb)         “Performance Criteria” shall mean the criteria (and adjustments) that the Administrator selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period, determined as follows:

(i)            The Performance Criteria that will be used to establish Performance Goals may relate to any business criteria with respect to the Company, any Subsidiary or any division or operating unit thereof, including, without limitation, the following: (A) revenue or billings, (B) sales, (C) cash flow, (D) earnings per share of Common Stock (including earnings before any one or more of the following: (1) interest, (2) taxes, (3) depreciation, (4) amortization, (5) goodwill impairment charges or (6) non-cash equity-based compensation expense), (E) return on equity, (F) total stockholder return, (G) return on invested capital, (H) return on assets or net assets, (I) income or net income or pre-tax income, (J) operating income or net operating income, (K) operating profit or net operating profit, (L) operating margin, (M) cost reductions or savings or expense management, (N) appreciation in the Fair Market Value of a share of Common Stock, (O) research and development expenses (including research and development expenses as a percentage of sales or revenues), (P) working capital, (Q) market share, (R) completion of acquisitions and partnerships, (S) implementation of new technology by customers or partners, (T) completion of settlements and/or licensing arrangements, (U) new product or technology development milestones, (V) comparisons with various stock market indices, (W) capital raised in financing transactions or other financing milestones, or (X) financial ratios. The Administrator shall define the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Participant, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

(ii)            The Administrator may, in its sole discretion, provide that one or more adjustments will be made to one or more of the Performance Goals established for any Performance Period. Such adjustments may include, but are not limited to, one or more of the following: (A) items related to a change in accounting principles, (B) items relating to financing activities, (C) expenses for restructuring or productivity initiatives, (D) non-cash charges, including those relating to share-based awards, (E) other non-operating items, (F) items related to acquisitions or other strategic transactions, (G) items attributable to the business operations of any entity acquired by us during the Performance Period, (H) items related to the disposal of a business of segment of a business, (I) items related to discontinued operations that do not qualify as a segment of a business under generally accepted accounting principles (“GAAP”), (J) items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the Performance Period, (K) any other items of significant income or expense which are determined to be appropriate adjustments, (L) items relating to unusual or extraordinary corporate transactions, events or developments, (M) items related to amortization of acquired intangible assets, (N) items that are outside the scope of the Company’s core, on-going business activities, or (O) items relating to any other unusual or nonrecurring events or changes in applicable laws or business conditions.

(cc)         “Performance Goals” means, for a Performance Period, the goals established in writing by the Administrator for the Performance Period. Performance Goals may be expressed in terms of overall Company performance or the performance of a Subsidiary, division, other operational unit or an individual.

(dd)         “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, an Award.

(ee)         “Plan” means this Seventh Amended and Restated 2003 Equity Incentive Plan.

(ff)           “Restricted Stock” means shares of Common Stock awarded under Section 8 below.

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(gg)         “Restricted Stock Unit” shall mean a contractual right awarded under Section 9 to receive in the future a Share or the cash value of a Share.

(hh)         “Rule 16b-3” means that certain Rule 16b-3 under the Exchange Act, as such Rule may be amended from time to time.

(ii)            “Section 16(b)” means Section 16(b) of the Exchange Act.

(jj)            “Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto. Reference to any particular Securities Act section shall include any successor section.

(kk)          “Service Provider” means an Employee, Director or Consultant.

(ll)             “Share” means a share of the Common Stock, as adjusted in accordance with Section 14 below.

(mm)        “Stock Appreciation Right” shall mean a stock appreciation right granted under Section 11 of the Plan.

(nn)          “Stock Payment” shall mean a payment in the form of shares of Common Stock awarded under Section 10(d) of the Plan.

(oo)          “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.             Stock Subject to the Plan.

(a)            Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares which may be subject to Awards under the Plan is 23,542,997 shares; provided, however, that each Share issued under the Plan pursuant to a Full-Value Award shall reduce the number of available Shares by one and one-half (1.5) shares. Shares issued upon exercise of Awards may be authorized but unissued, or reacquired Common Stock. Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares which may be issued pursuant to the exercise of Incentive Stock Options is 23,542,997.

(b)            If any Shares subject to an Award are forfeited or expire or such Award is settled for cash (in whole or in part), the Shares subject to such Award shall, to the extent of such forfeiture, expiration or cash settlement, again be available for future grants of Awards under the Plan in an amount corresponding to the reduction in the share reserve previously made in accordance with Section 3(a) with respect to such Award. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added back to the Shares authorized for grant under Section 3(a) and will not be available for future grants of Awards: (i) Shares tendered by a Holder or withheld by the Company in payment of the exercise price of an Option or Stock Appreciation Right; (ii) Shares tendered by the Holder or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options or Stock Appreciation Rights. Any Shares forfeited by the Holder or repurchased by the Company under Section 8(b) at a price not greater than the price originally paid by the Holder so that such Shares are returned to the Company will again be available for Awards in an amount corresponding to the reduction in the share reserve previously made in accordance with Section 3(a) with respect to such Award. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

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4.            Administration of the Plan.

(a)            Administrator. A Committee of the Board shall administer the Plan and the Committee shall consist solely of two or more Non-Employee Directors each of whom is a “non-employee director” within the meaning of Rule 16b-3, and such Committee shall be otherwise comprised to comply with all Applicable Laws. Within the scope of such authority, the Board or the Committee may delegate to a committee of one or more members of the Board who are not “non-employee directors,” within the meaning of Rule 16b-3, the authority to grant Awards under the Plan to eligible persons who are not then subject to Section 16 of the Exchange Act. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee. Notwithstanding the foregoing, the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors. Should any Awards made under the Plan prior to November 2, 2017 be intended to qualify as “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code prior to its repeal (“162(m) Awards”), then all such determinations regarding such Awards will be made solely by a Committee comprised solely of two of more “outside directors” within the meaning of Section 162(m) of the Code.

(b)            Powers of the Administrator. Subject to the provisions of the Plan and, in the case of a Committee, the specific duties delegated by the Board to such Committee, and subject to the approval of any relevant authorities, the Administrator shall have the authority in its discretion:

(i)            to determine the Fair Market Value;

(ii)           to select the Service Providers to whom Awards may from time to time be granted hereunder;

(iii)          to determine the number of Shares to be covered by each such Award granted hereunder;

(iv)          to approve forms of agreement for use under the Plan;

(v)           to determine the terms and conditions of any Awards granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vi)          to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws; and

(vii)         to construe and interpret the terms of the Plan and awards granted pursuant to the Plan.

(c)            Effect of Administrator’s Decision. All decisions, determinations and interpretations of the Administrator shall be final and binding on all Holders.

(d)            Provisions Applicable to Section 162(m) Participants. Notwithstanding any other provision of the Plan or any Award, each 162(m) Award (and each Award which was otherwise not subject to the deduction limitation of Section 162(m) of the Code) shall be subject to any additional limitations as the Committee determines necessary for such 162(m) Award to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code prior to its repeal (or to be so exempt) pursuant to the transition relief rules in the Tax Cuts and Jobs Act of 2017 (the “TCJA”), and to the extent any of the provisions of the Plan or any Award (or

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any amendments hereto pursuant to this amendment and restatement of the Plan) would cause any 162(m) Awards to fail to so qualify or other Awards to be so exempt, any such provisions shall not apply to such Awards to the extent necessary to ensure the continued qualification or exemption of such Awards. To the extent permitted by Applicable Law, the Plan and any such Awards shall be deemed amended to the extent necessary to conform to such requirements.

5.            Eligibility.

(a)            General Eligibility. Awards may be granted to Service Providers. Incentive Stock Options may be granted only to Employees. Each Non-Employee Director of the Company shall be eligible to be automatically granted Options at the times and in the manner set forth in Section 12.

(b)            No Right to Continuing Service. Neither the Plan nor any Award shall confer upon any Holder any right with respect to continuing the Holder’s relationship as a Service Provider with the Company, nor shall it interfere in any way with his or her right or the Company’s right to terminate such relationship at any time, with or without cause.

(c)            Award Limit. No Service Provider shall be granted, in any calendar year, Awards to purchase more than 1,500,000 Shares. The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 14. For purposes of this Section 5(c), if an Option is canceled in the same calendar year it was granted (other than in connection with a transaction described in Section 14), the canceled Option will be counted against the limit set forth in this Section 5(c). For this purpose, if the exercise price of an Option is reduced, the transaction shall be treated as a cancellation of the Option and the grant of a new Option. In addition, the maximum amount that may be paid in cash during any calendar year with respect to any Award initially payable in cash shall be $1,500,000. The maximum aggregate grant date fair value of Awards granted to a Non-Employee Director as compensation for services as a Non-Employee Director in any calendar year, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto, shall be $750,000. The limits on Awards set forth in this Section 5(c) are referred to herein collectively as the “Award Limits”).

6.            Term of Plan. This Seventh Amended and Restated 2003 Equity Incentive Plan shall become effective on the date it is approved by the Company’s stockholders (the “Effective Date”) and shall continue in effect until terminated under Section 16 of the Plan. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and, notwithstanding anything herein to the contrary, in no event may any Incentive Stock Option be granted under this Plan after March 12, 2028.

7.            Terms of Options.

(a)            Limitations on Incentive Stock Options. Each Option shall be designated in the applicable Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Holder during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 7(a), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

(b)            Term of Option. The term of each Option shall be stated in the applicable Award Agreement; provided, however, that the term of an Option shall be no more than ten (10) years from the date of grant thereof. In the case of an Incentive Stock Option granted to a Holder who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

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(c)            Option Exercise Price. The per share exercise price for the Shares to be issued upon exercise of an Option shall be such price as is determined by the Administrator; provided, however, that the per Share exercise price shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In the case of an Incentive Stock Option granted to an Employee who, at the time of grant of such Option, owns (or is treated as owning under Code Section 424) stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the exercise price per Share shall be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

(d)            Exercise of Option.

(i)            Procedure for Exercise; Rights as a Stockholder. Subject to Section 27, any Option granted hereunder shall be vested and exercisable according to the terms hereof at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. Unless the Administrator provides otherwise, vesting of Options granted hereunder shall be tolled during any unpaid leave of absence. An Option may not be exercised for a fraction of a Share.

An Option shall be deemed exercised when the Company receives: (A) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, (B) such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Laws, (C) upon the exercise of all or a portion of an unvested Option pursuant to Section 7(f), a Restricted Stock purchase agreement in a form determined by the Administrator and signed by the Holder or other person then entitled to exercise the Option or such portion of the Option; and (D) full payment for the Shares with respect to which the Option is exercised, including payment of any applicable withholding tax. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan.

Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Holder, in the name of the Holder and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.

(ii)            Termination of Relationship as a Service Provider. If a Holder ceases to be a Service Provider other than by reason of the Holder’s death or Disability, such Holder may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of the Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for three (3) months following the Optionee’s termination. If, on the date of termination, the Holder is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Holder does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(iii)            Disability of Optionee. If a Holder ceases to be a Service Provider as a result of the Holder’s Disability, the Holder may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for twelve (12) months following the Holder’s termination. If, on the date of termination, the Holder is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Holder does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

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(iv)            Death of Optionee. If a Holder dies while a Service Provider, the Option may be exercised within such period of time as is specified in the Award Agreement, by the Holder’s estate or by a person who acquires the right to exercise the Option by bequest or inheritance, to the extent that the Option is vested on the date of death (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee’s termination. If, at the time of death, the Holder is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. The Option may be exercised by the executor or administrator of the Holder’s estate or, if none, by the person(s) entitled to exercise the Option under the Holder’s will or the laws of descent or distribution. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(e)           Regulatory Extension. A Holder’s Award Agreement may provide that if the exercise of the Option following the termination of the Holder’s status as a Service Provider (other than upon the Holder’s death or Disability) would be prohibited at any time solely because the issuance of shares would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in Section 7(b) or (ii) the expiration of a period of thirty (30) days after the termination of the Holder’s status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.

(f)            Early Exercisability. The Administrator may provide in the terms of a Holder’s Award Agreement that the Holder may, at any time before the Holder’s status as a Service Provider terminates, exercise the Option in whole or in part prior to the full vesting of the Option; provided, however, that Shares acquired upon exercise of an Option which has not fully vested may be subject to any repurchase, forfeiture, transfer or other restrictions as the Administrator may determine in its sole discretion.

(g)            Options in Lieu of Compensation. Options may be granted under the Plan to Employees and Consultants in lieu of cash bonuses which would otherwise be payable to such Employees and Consultants and to Non-Employee Directors in lieu of directors’ fees which would otherwise be payable to such Non-Employee Directors, pursuant to such policies which may be adopted by the Administrator from time to time.

8.            Restricted Stock Awards.

(a)            Rights to Purchase. Restricted Stock may be issued to Service Providers either alone, in addition to, or in tandem with other Awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer Restricted Stock under the Plan, it shall advise the offeree in writing or electronically of the terms, conditions and restrictions related to the offer, including the number of Shares that such person shall be entitled to purchase, the price to be paid, if any, and the time within which such person must accept such offer; provided, however, that the purchase price shall be no less than the par value of the Common Stock to be purchased, unless otherwise permitted by applicable state law. Restricted Stock may also be awarded in consideration for past services actually rendered to the Company for its benefit. The offer shall be accepted by execution of an Award Agreement in the form determined by the Administrator.

(b)            Repurchase Option; Forfeiture. Unless the Administrator determines otherwise, the Award Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the Holder’s service with the Company for any reason (including death or Disability). If no cash consideration was paid by the Holder upon issuance, a Holder’s rights in unvested Restricted Stock shall be forfeited to the Company, without consideration, upon the voluntary or involuntary termination of the Holder’s service with the Company for any reason (including death or Disability). The purchase price for Shares repurchased by the Company pursuant to such repurchase right and the rate at which such repurchase right or forfeiture provisions shall lapse shall be determined by the Administrator in its sole discretion, and shall be set forth in the Award Agreement; provided, however, that, subject to Section 27, by action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, remove any or all of the restrictions imposed by the terms of the Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.

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(c)            Other Provisions. The Award Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.

(d)            Rights as a Stockholder. Subject to the last sentence of this Section 8(d), once Restricted Stock is issued, the Holder shall have rights equivalent to those of a stockholder, and shall be a stockholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Restricted Stock is issued, except as provided in Section 14 of the Plan. In addition, with respect to a share of Restricted Stock, dividends which are paid prior to vesting shall only be paid out to the Holder to the extent that the vesting conditions are subsequently satisfied and the share of Restricted Stock vests.

9.            Restricted Stock Unit Awards.

(a)            Grant of Restricted Stock Units. The Administrator is authorized to grant Awards of Restricted Stock Units to any Service Provider selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator.

(b)            Purchase Price. The Administrator shall specify the purchase price, if any, to be paid by the Holder to the Company with respect to any Restricted Stock Unit award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.

(c)            Vesting of Restricted Stock Units. Subject to Section 27, at the time of grant, the Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the Holder’s duration of service to the Company or any Subsidiary, one or more Performance Criteria, Company performance, individual performance or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Administrator.

(d)            Maturity and Payment. At the time of grant, the Administrator shall specify the maturity date applicable to each grant of Restricted Stock Units, which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Holder (if permitted by the applicable Award Agreement); provided that, except as otherwise determined by the Administrator, and subject to compliance with Section 409A of the Code, in no event shall the maturity date relating to each Restricted Stock Unit occur following the later of (i) the 15th day of the third month following the end of calendar year in which the applicable portion of the Restricted Stock Unit vests; or (ii) the 15th day of the third month following the end of the Company’s fiscal year in which the applicable portion of the Restricted Stock Unit vests. On the maturity date, the Company shall, in accordance with the applicable Award Agreement, transfer to the Holder one unrestricted, fully transferable Share for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited, or in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such Shares on the maturity date or a combination of cash and Common Stock as determined by the Administrator.

(e)            Payment upon Termination of Service. An Award of Restricted Stock Units shall only be payable while the Holder is a Service Provider; provided, however, that the Administrator, in its sole discretion, may provide (in an Award Agreement or otherwise) that a Restricted Stock Unit award may be paid subsequent to a termination of the Holder’s relationship as a Service Provider following a termination of the Holder’s relationship as a Service Provider without cause, or following a Change of Control, or because of the Holder’s retirement, death or Disability, or otherwise.

10.          Performance Awards, Dividend Equivalents, and Stock Payments.

(a)            Eligibility. One or more Performance Awards, Dividend Equivalents and/or Stock Payments may be granted to any Service Provider whom the Administrator determines should receive such an Award.

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(b)            Performance Awards.

(i)            Any Service Provider selected by the Administrator may be granted one or more Performance Awards. The value of such Performance Awards may be linked to any one or more of the Performance Goals or other specific performance goals determined appropriate by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. In making such determinations, the Administrator shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Service Provider.

(ii)            Without limiting Section 10(b)(i), the Administrator may grant Performance Awards to any Service Provider in the form of a cash bonus payable upon the attainment of Performance Goals which are established by the Administrator and relate to one or more of the Performance Criteria over a Performance Period determined by the Administrator.

(c)            Dividend Equivalents.

(i)            Any Service Provider selected by the Administrator may be granted Dividend Equivalents based on the dividends declared on Common Stock, to be credited as of dividend payment dates, during the period between the date an Award is granted, and the date such Award is exercised, vests or expires, as determined by the Administrator. Subject to Section 27, such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Administrator.

(ii)           Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

(iii)          Notwithstanding any other provision of the Plan to the contrary, dividends and Dividend Equivalents with respect to an Award that is subject to vesting that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Holder to the extent that the vesting conditions are subsequently satisfied and the Award vests.

(d)            Stock Payments. Any Service Provider selected by the Administrator may receive Stock Payments in the manner determined from time to time by the Administrator. The number of shares shall be determined by the Administrator and may be based upon the Performance Criteria or other specific performance criteria determined appropriate by the Administrator, determined on the date such Stock Payment is made or on any date thereafter.

(e)            Term. The term of a Performance Award, Dividend Equivalent and/or Stock Payment, if any, shall be set by the Administrator in its discretion.

(f)             Purchase Price. The Administrator may establish the purchase price, if any, of a Performance Award or shares received as a Stock Payment; provided, however, that such price shall not be less than the par value of a share of Common Stock, unless otherwise permitted by Applicable Law.

(g)            Exercise Upon Termination of Relationship as a Service Provider. A Performance Award, Dividend Equivalent and/or Stock Payment is exercisable or payable only while the Holder is a Service Provider, as applicable; provided, however, that the Administrator in its sole and absolute discretion may provide that the Performance Award, Dividend Equivalent and/or Stock Payment may be exercised or paid subsequent to a termination of the Holder’s relationship as a Service Provider following a termination of the Holder’s relationship as a Service Provider without cause, or following a Change of Control, or because of the Holder’s retirement, death or Disability, or otherwise.

(h)            Form of Payment. Payment of the amount determined under Section 10(b) or 9(c) above shall be in cash, in Common Stock or a combination of both, as determined by the Administrator. To the extent any payment under this Section 10 is effected in Common Stock, it shall be made subject to satisfaction of all provisions of Section 17.

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11.          Stock Appreciation Rights.

(a)            Grant of Stock Appreciation Rights. A Stock Appreciation Right may be granted to any Service Provider selected by the Administrator. A Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with the Plan as the Administrator shall impose and shall be evidenced by an Award Agreement.

(b)            Term; Exercise Price. A Stock Appreciation Right shall have a term set by the Administrator; provided, that the term of a Stock Appreciation Right shall be no more than ten (10) years. Subject to Section 27, a Stock Appreciation Right shall be exercisable in such installments as the Administrator may determine. A Stock Appreciation Right shall cover such number of shares of Common Stock as the Administrator may determine. The exercise price per share of Common Stock subject to each Stock Appreciation Right shall be set by the Administrator; provided, that the per share exercise price of a Stock Appreciation Right shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant of such Stock Appreciation Right. A Stock Appreciation Right is exercisable only while the Holder is a Service Provider; provided that the Administrator may determine that the Stock Appreciation Right may be exercised subsequent to termination of the Holder’s relationship as a Service Provider without cause, or following a Change of Control, or because of the Holder’s retirement, death or Disability, or otherwise.

(c)            Entitlement Upon Exercise. A Stock Appreciation Right shall entitle the Holder (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the Stock Appreciation Right from the Fair Market Value of a share of Common Stock on the date of exercise of the Stock Appreciation Right by the number of shares of Common Stock with respect to which the Stock Appreciation Right shall have been exercised, subject to any limitations the Administrator may impose.

(d)            Payment and Limitations on Exercise.

(i)        Payment of the amounts determined under Section 9(c) above shall be in cash, in Common Stock (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised) or a combination of both, as determined by the Administrator. To the extent such payment is effected in Common Stock it shall be made subject to satisfaction of all provisions of Section 17.

(ii)       Holders of Stock Appreciation Rights may be required to comply with any timing or other restrictions with respect to the settlement or exercise of a Stock Appreciation Right, including a window-period limitation, as may be imposed in the discretion of the Administrator.

12.          Automatic Awards to Non-Employee Directors.

(a)            During the term of the Plan, each Non-Employee Director who is serving on the Board as of the date of each annual meeting of stockholders and who will continue to serve as a Non-Employee Director following the date of such annual meeting (including, for the avoidance of doubt, a Non-Employee Director initially elected or appointed to the Board on the date of such annual meeting) automatically shall be granted a combination of Options and/or Restricted Stock Units on the date of such annual meeting (an “Annual Award”). Each Annual Award shall consist of (i) an Option to purchase such number of shares of Common Stock as is determined by dividing (A) the dollar amount of the Annual Award to be paid in Options, if any, by (B) (1) the Fair Market Value per share of the Common Stock on the date of grant of such Option divided by (2) two (2) (subject to adjustment as provided in Section 14) (an “Annual Option”), and (ii) such number of Restricted Stock Units as is determined by dividing (A) the dollar amount of the Annual Award to be paid in Restricted Stock Units, if any, by (B) the Fair Market Value per share of the Common Stock on the date of grant of such Restricted Stock Units (subject to adjustment as provided in Section 14) (an “Annual Restricted Stock Unit Award”). The Compensation Committee of the Board shall determine the allocation of each Annual Award among Options and/or Restricted Stock Units prior to the date of grant of such Annual Award; provided, however, that the total dollar value of each Annual Award shall equal $150,000. Members of the Board who are employees of the Company who

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subsequently retire from the Company and remain on the Board, to the extent that they are otherwise eligible, will receive after retirement from employment with the Company Annual Awards, including the pro-rata Annual Award pursuant to Section 12(b) below (which pro-ration will reflect the such Director’s partial year of service, as calculated by dividing the number of days from the date of such retirement through the first anniversary of the date of the preceding annual meeting, by three-hundred sixty-five (365)).

(b)            During the term of the Plan, a person who is initially elected or appointed to the Board other than on the date of an annual meeting and who is a Non-Employee Director at the time of such initial election or appointment automatically shall be granted a pro-rated Annual Award (which pro-ration will reflect the Non-Employee Director’s partial year of service, as calculated by dividing the number of days from the date of such initial election or appointment through the first anniversary of the date of the preceding annual meeting, by three-hundred sixty-five (365)) on the date of such initial election or appointment in the same form(s) as the Annual Awards were granted to continuing Non-Employee Directors on the date of the annual meeting preceding such Non-Employee Director’s initial election or appointment (and in the same proportion of Options to Restricted Stock Units, if such Annual Awards were granted in a combination of the two types of Awards). The Awards granted pursuant to this Section 12(b) shall also be considered “Annual Awards.”

(c)            The exercise price per share of the shares subject to each Annual Option granted to a Non-Employee Director shall equal one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(d)            Except as otherwise provided in this Section 12, Annual Restricted Stock Unit Awards granted to Non-Employee Directors pursuant to this Section 12 shall be subject to the terms and conditions of Section 9. Annual Restricted Stock Unit Awards shall be subject to forfeiture to the Company upon the voluntary or involuntary termination of the Non-Employee Director’s service with the Company for any reason (including death or Disability). Except as provided in Sections 14 and 27, Annual Restricted Stock Unit Awards granted to Non-Employee Directors shall vest on the first to occur of (i) the first anniversary of the date of grant of the Restricted Stock Unit Award or (ii) the day prior to the next occurring annual meeting of stockholders following the date of grant of the Restricted Stock Unit Award, unless otherwise determined by the Administrator.

(e)            Except as otherwise provided in this Section 12, Annual Options granted to Non-Employee Directors pursuant to this Section 12 shall be subject to the terms and conditions of Section 7. Except as provided in Sections 14 and 27, Annual Options granted to Non-Employee Directors shall vest and become exercisable on the first to occur of (i) the first anniversary of the date of grant of the Option or (ii) the day prior to the next occurring annual meeting of stockholders following the date of grant of the Option, unless otherwise determined by the Administrator. Subject to Sections 7(d)(ii), (iii) and (iv), the term of each Annual Option granted to a Non-Employee Director shall be ten (10) years from the date the Annual Option is granted.

13.          Non-Transferability of Awards.

(a)            No Award under the Plan may be sold, pledged, assigned hypothecated, transferred, or disposed of in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed.

(b)            During the lifetime of the Holder, only he or she may exercise an Award (or any portion thereof) granted to him or her under the Plan, unless it has been disposed of with the consent of the Administrator pursuant to a DRO. After the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable award Agreement, be exercised by his or her personal representative or by any person empowered to do so under the deceased Holder’s will or under the then applicable laws of descent and distribution.

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14.          Adjustments Upon Changes in Capitalization, Merger or Asset Sale.

(a)            Subject to Section 14(e), in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, in the Administrator’s sole discretion, affects the Common Stock (other than an Equity Restructuring) such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award, then the Administrator shall, in such manner as it may deem equitable, adjust any or all of:

(i)            the number and kind of shares of Common Stock (or other securities or property) with respect to which Awards may be granted or awarded (including, but not limited to, adjustments of the limitations in Section 3 on the maximum number and kind of shares which may be issued, adjustments to the Award Limits, and adjustments of the manner in which shares subject to Full Value Awards will be counted);

(ii)            the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Awards; and

(iii)            the grant or exercise price with respect to any Award.

(b)            Subject to Sections 14(d) and (e), in the event of any transaction or event described in Section 14(a), the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan or to facilitate such transaction or event:

(i)            To provide for either the purchase of any such Award for an amount of cash equal to the amount that could have been obtained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested or the replacement of such Award with other rights or property selected by the Administrator in its sole discretion;

(ii)            To provide that such Award shall be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(iii)            To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iv)            To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards, and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards or Awards which may be granted in the future; and

(v)            To provide that immediately upon the consummation of such event, such Award shall not be exercisable and shall terminate; provided that for a specified period of time prior to such event, such Award shall be exercisable as to all Shares covered thereby, and the restrictions imposed under an Award Agreement upon some or all Shares may be terminated.

(c)            Subject to Section 3, the Administrator may, in its sole discretion, include such further provisions and limitations in any Award Agreement or certificate, as it may deem equitable and in the best interests of the Company.

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(d)            In the event of a Change of Control, then each outstanding Award shall be assumed or an equivalent Award or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation or a Parent or a Subsidiary of the successor corporation refuses to assume or substitute for each outstanding Award, the Holders shall fully vest in and have the right to exercise, if applicable, each outstanding Award as to all of the Shares covered thereby, including Shares as to which would not otherwise be vested and/or exercisable and/or payable. If an Award becomes fully vested and/or exercisable and/or payable in lieu of assumption or substitution in the event of a Change of Control, the Administrator shall notify all Holders that all outstanding Awards shall be fully vested and/or exercisable and/or payable for a period of at least fifteen (15) days prior to the closing of the Change of Control (or such other period as determined by the Administrator), and any Awards that are not exercised, if applicable, within such period shall terminate immediately prior to the Change of Control. For the purposes of this paragraph, an outstanding Award shall be considered assumed if, following the consummation of the Change of Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the consummation of the Change of Control, the consideration (whether stock, cash, or other securities property) received in the Change of Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change of Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise or payment of the Award, for each Share subject to the Award, to be solely common stock of the successor corporation or its Parent or Subsidiary equal in fair market value to the per share consideration received by holders of Common Stock in the Change of Control.

(e)            With respect to 162(m) Awards, no adjustment or action described in this Section 14 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such Award to fail to so qualify under Code Section 162(m)(4)(C) prior to its repeal unless the Administrator determines that the Award should not so qualify. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions.

(f)            In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 14(a) and 14(b):

 (i)            The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted. The adjustments provided under this Section 14(f) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company.

 (ii)            The Administrator shall make such equitable adjustments, if any, as the Administrator may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3 on the maximum number and kind of shares which may be issued under the Plan, adjustments to the Award Limits in Section 5(c), and adjustments of the manner in which shares subject to Full Value Awards will be counted).

15.          Time of Granting Options and Stock Purchase Rights. The date of grant of an Award shall, for all purposes, be the date on which the Administrator makes the determination granting such Option or Stock Purchase Right, or such other date as is determined by the Administrator. Notice of the determination shall be given to each Service Provider to whom an Award is so granted within a reasonable time after the date of such grant.

16.          Amendment and Termination of the Plan.

(a)            Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

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(b)            Stockholder Approval. Without approval of the Company’s stockholders given within twelve (12) months before or after the action by the Administrator, no action of the Administrator may, except as provided in Section 14, (a) increase the limits imposed in Section 3(a) on the maximum number of Shares which may be issued under the Plan or the individual Award Limits imposed in Section 5(c), (b) reduce the price per share of any outstanding Option or Stock Appreciation Right granted under the Plan or take any action prohibited under Section 24, (c) cancel any Option or Stock Appreciation Right in exchange for cash or another Award in violation of Section 24, or (d) amend the Plan in any manner that requires stockholder approval under Applicable Laws.

(c)            Effect of Amendment or Termination. No amendment alteration, suspension or termination of the Plan shall impair the rights of any Holder, including any amendment effected pursuant to this amendment and restatement of the Plan, unless mutually agreed otherwise between the Holder and the Administrator, which agreement must be in writing and signed by the Holder and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

17.          Conditions Upon Issuance of Shares.

(a)            Legal Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b)            Investment Representations. As a condition to the exercise of an Award, the Administrator may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

(c)            Consideration. The Administrator shall determine the methods by which payments by any Holder with respect to Awards granted under the Plan shall be made, including, without limitation: (i) cash, (ii) check, (iii) with the consent of the Administrator, a full recourse promissory note bearing interest (at no less than such rate as is a market rate of interest and which then precludes the imputation of interest under the Code) and payable upon such terms as may be prescribed by the Administrator, (iv) with the consent of the Administrator, other Shares which (A) in the case of Shares acquired from the Company, have been owned by the Holder for the requisite period necessary to avoid a charge to the Company’s earnings for financial reporting purposes, on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the payments required, (v) with the consent of the Administrator, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award, (vi) with the consent of the Administrator, delivery of a notice that the Holder has placed a market sell order with a broker with respect to Shares then issuable upon exercise of the Awards and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Award exercise price, provided that payment of such proceeds is then made to the Company upon settlement of such sale, or (vii) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company. In the case of a promissory note, the Administrator may also prescribe the form of such note and the security to be given for such note. The Award may not be exercised, however, by delivery of a promissory note or by a loan from the Company when or where such loan or other extension of credit is prohibited by law, and payment in the manner prescribed by the preceding sentences shall not be permitted to the extent that the Administrator determines that payment in such manner may result in an extension or maintenance of credit, an arrangement for the extension of credit, or a renewal of an extension of credit in the form of a personal loan to or for any Director or executive officer of the Company that is prohibited by Section 13(k) of the Exchange Act or other Applicable Law.

(d)            Tax Withholding. The Company shall be entitled to require payment in cash or deduction from other compensation payable to each Holder of any sums required by federal, state or local tax law to be withheld with respect to the issuance, vesting, exercise or payment of any Award or any other taxable event related to an Award. The Administrator may in its discretion and in satisfaction of the foregoing requirement allow

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such Holder to satisfy such obligations by any payment means described in Section 17(c) hereof, including, without limitation, by allowing such Holder to elect to have the Company withhold shares of Common Stock otherwise issuable under such Award (or allow the return of shares of Common Stock) having a fair market value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of shares of Common Stock which may be so withheld or returned shall be limited to the number of shares which have a fair market value on the date of withholding or return no greater than the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal and state tax income and payroll tax purposes that are applicable to such supplemental taxable income (or, to the extent provided by the Administrator, such higher withholding rate that is in no event greater than the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America)); provided, however, to the extent such shares were acquired by the Holder from the Company as compensation, the shares must have been held for the minimum period required by applicable accounting rules to avoid a charge to the Company’s earnings for financial reporting purposes; provided, further, that, any such shares withheld or returned shall be rounded up to the nearest whole share of Common Stock to the extent rounding up to the nearest whole share does not result in the liability classification of the applicable Award under generally accepted accounting principles in the United States of America. The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of Shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

18.            Loans. The Administrator may, in its discretion, extend one or more loans to Service Providers in connection with the exercise or receipt of an Award granted or awarded under the Plan. The terms and conditions of any such loan shall be set by the Administrator. Notwithstanding the foregoing, no loan shall be made under this Section to the extent such loan shall result in an extension or maintenance of credit, an arrangement for the extension of credit, or a renewal of an extension of credit in the form of a personal loan to or for any Director or executive officer of the Company that is prohibited by Section 13(k) of the Exchange Act or other Applicable Law. In the event that the Administrator determines in its discretion that any loan under this Section may be or will become prohibited by Section 13(k) of the Exchange Act or other Applicable Law, the Administrator may provide that such loan shall be immediately due and payable in full and may take any other action in connection with such loan as the Administrator determines in its discretion to be necessary or appropriate for the repayment, cancellation or extinguishment of such loan.

19.            Section 16. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

20.            Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

21.            Reservation of Shares. The Company, during the term of this Plan, shall at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

22.            Stockholder Approval. This amended and restated Plan shall be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is approved by the Board and the “Effective Date” of this amended and restated Plan shall be the date of such stockholder approval. Such stockholder approval shall be obtained in the degree and manner required under Applicable Laws. If this amended and restated Plan is not approved by the Company’s stockholders, this amended and restated Plan shall not become effective and the Sixth Amended and Restated 2003 Equity Incentive Plan shall continue in full force and effect in accordance with its terms.

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23.          Forfeiture and Claw-Back Provisions. Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in an Award Agreement or otherwise, or to require a Holder to agree by separate written or electronic instrument, that:

(a)            (i) Any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of the Award, or upon the receipt or resale of any Shares underlying the Award, shall be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (x) the Holder at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator or (y) the Holder incurs a termination of service for cause; and

(b)            All Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

24.          Prohibition on Repricing. Subject to Section 14, the Administrator shall not, without the approval of the stockholders of the Company, (a) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per share, or (b) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares. Subject to Section 14, the Administrator shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding Award to increase the price per share or to cancel and replace an Award with the grant of an Award having a price per share that is greater than or equal to the price per share of the original Award. Furthermore, for purposes of this Section 24, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price per share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per share that is less than the exercise price per share of the original Options or Stock Appreciation Rights without the approval of the stockholders of the Company.

25.          Governing Law. The validity and enforceability of this Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law.

26.          Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Administrator may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

27.          Award Vesting Limitations. Subject to Section 14(d), Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted, and no Award Agreement shall reduce or

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eliminate the foregoing minimum vesting requirements; provided, however, that, (a) Awards granted to any one or more Service Providers that result in the issuance of an aggregate of up to 5% of the shares of Common Stock available pursuant to Section 3(a) as of the Effective Date may be granted to any one or more Service Providers without respect to such minimum vesting requirement, (b) an Award may provide that such minimum vesting restrictions may lapse or be waived upon a Holder’s death, disability or termination as a Service Provider or in connection with a Change of Control, and (c) for purposes of Awards to Non-Employee Directors, a vesting period will be deemed to be one year if it runs from the grant date of the Award to the date of the next annual meeting of the Company’s stockholders.

XPERI CORPORATION

SEVENTH AMENDED AND RESTATED 2003 EQUITY INCENTIVE PLAN

SUB-PLAN FOR IRISH PARTICIPANTS

1.            Application. This Sub-Plan for Irish Participants in the Xperi Corporation Seventh Amended and Restated 2003 Equity Incentive Plan (this “Sub-Plan”) sets forth additional terms and conditions applicable to Awards (as defined below) granted to Employees and Non-Employees, who are (or are deemed to be) residents of the Republic of Ireland for the purpose of payment of taxes and forms an integral part of the Xperi Corporation Seventh Amended and Restated 2003 Equity Incentive Plan (the “Plan”).

The Plan and this Sub-Plan are complimentary to each other and shall be deemed as one. In any case of contradiction with respect to Awards granted to Employees and Non-Employees, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions set out in the Sub-Plan shall prevail.

2.            Data Protection. It shall be a term and condition of each Award granted under this Sub-Plan that the Participant agrees and consents to:

(a)            the collection, use and processing of his or her Personal Data (as defined below) by any member of the Company or any Parent or Subsidiary and the transfer of his or her Personal Data to any third party administrator of the Plan and any broker through whom Shares are to be sold on behalf of the Participant;

(b)            the Company and its Parents and Subsidiaries and the third party administrator of the Plan transferring the Participant’s Personal Data amongst themselves for the purposes of implementing, administering and managing the Plan and the grant of Awards and the acquisition of Shares pursuant to Awards;

(c)            the use of Personal Data by any such person for any such purposes; and

(d)            the transfer to and retention of Personal Data by third parties (including any situated outside the European Economic Area) for or in connection with such purposes.

For the purpose of this Section 2, “Personal Data” means Participant’s name, home address, e-mail address and telephone number, date of birth, social security number or equivalent, details of all rights to acquire Shares or other securities issued or transferred to such Participant pursuant to this Plan and any other personal information which could identify the Participant and is necessary for the administration of this Plan.

3.            Not a Contract of Employment. Notwithstanding any other provision of this Plan or any Award Agreement:

(a)            the Plan shall not form part of any contract of employment between the Company or any subsidiary and a Participant;

(b)            unless expressly so provided in his or her contract of employment, a Participant has no right or entitlement to be granted an Award or any expectation that an Award might be made to him, whether subject to any conditions or at all;

XPERI - Proxy Statement	A-19

(c)            the benefit to Participant of participation in the Plan (including, in particular but not by way of limitation, any Awards held by him or her) shall not form any part of his or her remuneration or count as his remuneration for any purpose and shall not be pensionable;

(d)            the rights or opportunity granted to Participant on the making of an Award shall not give the Participant any rights or additional rights and if a Participant ceases to be employed by the Company or any Parent or Subsidiary, Participant shall not be entitled to compensation for the loss of any right or benefit or prospective right or benefit under the Plan (including, in particular but not by way of limitation, any Awards held by him or her which lapse by reason of his ceasing to be employed by the Company or any Parent or Subsidiary) whether by way of damages for unfair dismissal, wrongful dismissal, breach of contract or otherwise;

(e)            the rights or opportunity granted to Participant on the making of an Award shall not give the Participant any rights or additional rights in respect of any pension scheme operated by the Company or any Parent or Subsidiary;

(f)            Participant shall not be entitled to any compensation or damages for any loss or potential loss which he may suffer by reason of being unable to acquire or retain Shares, or any interest in Shares pursuant to an Award in consequence of the loss or termination of his office or employment with the Company or any present or past Parent or Subsidiary for any reason whatsoever (whether or not the termination is ultimately held to be wrongful or unfair); and

(g)            by accepting the grant of an Award and not renouncing it, Participant is deemed to have agreed to the provisions of this Section 3.

4.            Tax Consequences. Any tax consequences arising from the vesting or distribution or otherwise pursuant to an Award shall be borne solely by the Participant (including, without limitation, the Participant’s social security and national health insurance payments, if applicable). The Company and/or its Parent or Subsidiary shall be entitled to withhold taxes (if required) according to the requirements under applicable laws, rules and regulations, including withholding taxes at source. The provisions of paragraph (b) below shall set out what will occur if the Company and/or its Parent or Subsidiary are required by applicable laws to make a deduction or withholding. Furthermore, the Participant shall agree to indemnify the Company and/or its Parent or Subsidiary and hold them harmless against and from any and all liability for any such tax or other payment or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant.

5.            Governing Law. The validity and enforceability of this Sub-Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law, except to the extent that mandatory provisions of the laws of the Republic of Ireland apply.

XPERI CORPORATION

SEVENTH AMENDED AND RESTATED 2003 EQUITY INCENTIVE PLAN

SUB-PLAN FOR ROMANIAN PARTICIPANTS

1.            Application. This Sub-Plan for Romanian Participants in the Xperi Corporation Seventh Amended and Restated 2003 Equity Incentive Plan (this “Sub-Plan”) sets forth additional terms and conditions applicable to Awards (as defined below) granted to Employees and Non-Employees, who are (or are deemed to be) residents of the Romania for the purpose of payment of taxes and forms an integral part of the Xperi Corporation Seventh Amended and Restated 2003 Equity Incentive Plan (the “Plan”).

The Plan and this Sub-Plan are complimentary to each other and shall be deemed as one. In any case of contradiction with respect to Awards granted to Employees and Non-Employees, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions set out in the Sub-Plan shall prevail.

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2.            Data Privacy Provisions. In consideration of the processing operations that shall be carried out as part of a Services Provider’s participation in this Plan, the Company hereby provides each Holder with certain data privacy related information:

(a)            Personal Data. “Personal Data” means any information referring to a natural person, identified or identifiable; an identifiable person is a that person who can be identified, directly or indirectly, particularly with reference to an identification number or to one or more factors specific to details of his physical, physiological, economical, cultural or social characteristics. To avoid any possible misunderstanding, it is agreed that the “Personal Data” referred to in this Plan are those mentioned below.

(b)            By signing an Award Agreement, a Holder agrees and fully consents with the procession of the personal data communicated to the Company herein, respectively:

(i)            Personal information (name, date of birth, gender, marital status, address, place of work, telephone number, mobile number, fax number, e-mail, family size, passport or visa information, age, language, skills, drivers license information, birth certificate);

(ii)            Background information (education, including schools attended, and dates of attendance, degrees or diplomas granted, training, work history, including names of employers, dates of employment, and compensation information);

(iii)            Compensation information (wages or salary, commissions, bonuses, stock option award and exercise information, employee stock purchase plan information, pensions);

(iv)            Signature; and

(v)            Bank account number.

(c)            By signing an Award Agreement, each Holder gives his or her explicit consent to the Company to process any such personal data, either directly or through third parties. Holders also provide explicit consent to the Company to transfer any personal data indicated above outside of the country in which they work or are employed, in so far this transfer is required in relation to the Holders’ participation to this Plan and for the purposes described below. The Company shall ensure that all personal data that is transmitted will be kept confidential and used only for legitimate Company purposes as described below.

(d)            The Company shall use the Holders’ personal data only in relation to the latter’s participation to this Plan and the granting of the Awards and managing thereof. Thus, the Company shall process the Holders’ data for the following main purposes:

(i)            verifying the general eligibility and the compliance with the necessary conditions in order to receive grants;

(ii)            administering and maintaining the Holder’s records;

(iii)            internal compensation and benefit planning;

(iv)            transmitting the personal data to third parties interested in purchasing the Company’s shares or the Company’s assets, to the Administrator, to the legal counsel to the Company, to the accountants for the Company and to any other person that the Company may find in its administration of this Plan to be appropriate.

(e)            (e) A Holder shall be fully liable for the accuracy of the information he or she provides to the Company.

XPERI - Proxy Statement	A-21

(f)            In connection with the processing carried out as part of their participation to this Plan, Holders have the following rights:

(i)            The right to be informed. Each Holder has been informed by reading the present notice about the identity of the Company, the purpose for which the data are processed by the Company, the existence of the rights provided by law for the protection of personal data, as well as the conditions of exercising, the categories of recipients to whom the personal data are disclosed.

(ii)            The right to have access to data. Each Holder has the right, upon a written, dated and signed request, to obtain from the Company the confirmation of the fact that the data related to the Holder are or are not processed by the Company. This request is to be accomplished for free in the limit of one request per year.

(iii)            The right of intervention. Each Holder has the right to request to the Company, upon a written, dated and signed request, the following:

(A)            the rectification, the up-dating, the blocking or the erasure of the incomplete, inexact data or of illegal processions;

(B)            the transformation of illegal personal data in anonymous data;

(C)            the notification of the third parties with regard to the operations provided at (A) and (B) above.

(iv)            The right of opposition. Each Holder has the right to oppose every moment, upon a written, dated and signed request, to the procession of his/her personal data, due to well-grounded and lawful reasons in connection to his/her particular situation;

(v)            The right of not being subject to an individual decision. The right to demand and receive:

(D)            the withdrawal or cancellation of a decision that produces juridical effects concerning the Holder, adopted exclusively on a personal data processing basis, carried out through automatic means, destined to evaluate some aspects of the Holder’s personality and/or professional competence, credibility, behavior or other such aspects;

(E)            re-evaluation of any decisions regarding the Holder, and which affects the Holder in a significant manner, if the decision was adopted exclusively on a basis of data processing that meets the conditions stated under letter (A) above.

(vi)            The right to refer to a court of law. Each Holder has the right to refer to a court of law in defense of any rights guaranteed by the law regarding the protection of personal data processions.

(g)            In undertaking the envisaged processing, the Company shall take all necessary measures to ensure the confidentiality of the Holder’s data and the security of the processing, in accordance with the legal provisions in force.

3.            Governing Law. The validity and enforceability of this Sub-Plan shall be governed by, and construed in accordance with, the laws of Romania without regard to otherwise governing principles of conflicts of law, except to the extent that mandatory provisions of the laws of Romania apply.

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APPENDIX B—AMENDED AND RESTATED 2003 EMPLOYEE STOCK PURCHASE PLAN

XPERI CORPORATION

2003 EMPLOYEE STOCK PURCHASE PLAN

(As Amended and Restated Effective April 27, 2018)

Xperi Corporation, a Delaware corporation (the “Company”), hereby adopts the Xperi Corporation 2003 Employee Stock Purchase Plan (as it may be amended or restated from time to time, the “Plan”), effective as of the Restatement Effective Date (as defined herein).

1.            Purpose. The purposes of the Plan are as follows:

(a)            To assist employees of the Company and its Designated Subsidiaries (as defined below) in acquiring a stock ownership interest in the Company pursuant to a plan which is intended to qualify as an “employee stock purchase plan within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended.

(b)            To help employees provide for their future security and to encourage them to remain in the employment of the Company and its Designated Subsidiaries.

2.            Definitions.

(a)            “Administrator” shall mean the administrator of the Plan, as determined pursuant to Section 14 hereof.

(b)            “Board” shall mean the Board of Directors of the Company.

(c)            “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)            “Committee” shall mean the committee appointed to administer the Plan pursuant to Section 14 hereof.

(e)            “Common Stock” shall mean the common stock of the Company.

(f)            “Company” shall mean Xperi Corporation, a Delaware corporation, and any successor by merger, consolidation or otherwise.

(g)            “Compensation” shall mean all base straight time gross earnings and commissions, exclusive of payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, expense reimbursements, fringe benefits and other compensation.

(h)            “Designated Subsidiary” shall mean any Subsidiary which has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan. The Administrator may designate, or terminate the designation of, a subsidiary as a Designated Subsidiary without the approval of the stockholders of the Company.

(i)             “Eligible Employee” shall mean an Employee of the Company or a Designated Subsidiary: (i) who does not, immediately after the Option is granted, own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, a Parent or a Subsidiary (as determined under Section 423(b)(3) of the Code); (ii) whose customary employment is for more than twenty

XPERI - Proxy Statement	B-1

(20) hours per week; and (iii) whose customary employment is for more than five (5) months in any calendar year. For purposes of clause (i), the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock which an employee may purchase under outstanding options shall be treated as stock owned by the employee. Notwithstanding the foregoing, the Administrator may exclude from participation in the Plan as an Eligible Employee (x) any Employee that is a “highly compensated employee” of the Company or any Designated Subsidiary (within the meaning of Section 414(q) of the Code), or that is such a “highly compensated employee” (A) with compensation above a specified level, (B) who is an officer and/or (C) is subject to the disclosure requirements of Section 16(a) of the Exchange Act and/or (y) any Employee who is a citizen or resident of a foreign jurisdiction (without regard to whether they are also a citizen of the United States or a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) if either (i) the grant of the Option is prohibited under the laws of the jurisdiction governing such Employee, or (ii) compliance with the laws of the foreign jurisdiction would cause the Plan or the Option to violate the requirements of Section 423 of the Code; provided that any exclusion in clauses (x), and/or (y) shall be applied in an identical manner under each Offering Period to all Employees of the Company and all Designated Subsidiaries, in accordance with Treasury Regulation Section 1.423-2(e).

(j)            “Employee” shall mean any person who renders services to the Company or a Subsidiary in the status of an employee within the meaning of Code Section 3401(c). “Employee” shall not include any director of the Company or a Subsidiary who does not render services to the Company or a Subsidiary in the status of an employee within the meaning of Code Section 3401(c). For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary and meeting the requirements of Treasury Regulation Section 1.421-7(h)(2). Where the period of leave exceeds three (3) months, or such other period specified in Treasury Regulation Section 1.421-1(h)(2), and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three (3)-month period, or such other period specified in Treasury Regulation Section 1.421-1(h)(2).

(k)           “Enrollment Date” shall mean the first Trading Day of each Offering Period.

(l)            “Exercise Date” shall mean the last Trading Day of each Purchase Period.

(m)          “Fair Market Value” shall mean, as of any date, the value of Common Stock determined as follows:

(i)            If the Common Stock is listed on any established stock exchange, including without limitation The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for such date (or if there is no closing sales price or closing bid on such date, the last market Trading Day prior to such date), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)            If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on such date (or if there are no closing bid and asked prices on such date, the last market Trading Day prior to such date), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)            In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.

(n)            “Offering Period” shall mean the approximately twenty-four (24) month period commencing on each February 1 and August 1 during the term of the Plan and terminating on the last Trading Day in the period ending twenty-four (24) months later. The duration and timing of Offering Periods may be changed pursuant to Section 4 of this Plan, but in no event may an Offering Period exceed twenty-seven (27) months.

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(o)            “Parent” means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the determination, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(p)            “Plan” shall mean this amended and restated Xperi Corporation 2003 Employee Stock Purchase Plan, as it may be amended from time to time.

(q)            “Purchase Period” shall mean the approximately six (6) month period commencing after one Exercise Date and ending with the next Exercise Date, except that the first Purchase Period of any Offering Period shall commence on the Enrollment Date and end on the next Exercise Date. The duration and timing of Purchase Periods may be changed by the Administrator.

(r)            “Purchase Price” shall mean 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided, however, that the Purchase Price may be adjusted by the Administrator pursuant to Section 20.

(s)            “Restatement Effective Date” shall have the meaning given to such term in Section 23.

(t)            “Section 423 Option” shall have the meaning given to such term in Section 3(b).

(u)            “Subsidiary” shall mean any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(v)            “Trading Day” shall mean a day on which national stock exchanges and the Nasdaq Stock Market are open for trading.

3.             Eligibility.

(a)            Any Eligible Employee who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of Section 5 and the limitations imposed by Section 423(b) of the Code.

(b)            No Eligible Employee shall be granted an option under the Plan which permits the participant’s rights to purchase shares of Common Stock under the Plan, and to purchase stock under all other employee stock purchase plans of the Company, any Parent or any Subsidiary subject to the Section 423 of the Code (any such Option or other option, a “Section 423 Option”), to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time the Section 423 Option is granted) for each calendar year in which any Section 423 Option granted to the participant is outstanding at any time. For purposes of the limitation imposed by this subsection, (i) the right to purchase stock under a Section 423 Option accrues when the Section 423 Option (or any portion thereof) first becomes exercisable during the calendar year, (ii) the right to purchase stock under a Section 423 Option accrues at the rate provided in the Section 423 Option, but in no case may such rate exceed $25,000 of fair market value of such stock (determined at the time such option is granted) for any one calendar year, and (iii) a right to purchase stock which has accrued under a Section 423 Option may not be carried over to any other Section 423 Option; provided that participants may carry forward amounts so accrued that represent a fractional share of stock and were withheld but not applied towards the purchase of Common Stock under an earlier Offering Period, and may apply such amounts towards the purchase of additional shares of Common Stock under a subsequent Offering Period.

The limitation under this Section 3.1(b) shall be applied in accordance with Section 423(b)(8) of the Code and the Treasury Regulations thereunder.

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4.            Offering Periods. Subject to Section 24, the Plan shall be implemented by consecutive, overlapping Offering Periods which shall continue until the Plan expires or is terminated in accordance with Section 20 hereof. The Administrator shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5.            Participation.

(a)            An Eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions in the form approved by the Administrator and filing it with the Company’s payroll office fifteen (15) days (or such shorter or longer period as may be determined by the Administrator, in its sole discretion) prior to the applicable Enrollment Date.

(b)            Payroll deductions for a participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

(c)            During a leave of absence approved by the Company or a Subsidiary and meeting the requirements of Treasury Regulation Section 1.421-7(h)(2), a participant may continue to participate in the Plan by making cash payments to the Company on each pay day equal to the amount of the participant’s payroll deductions under the Plan for the pay day immediately preceding the first day of such participant’s leave of absence. If a leave of absence is unapproved or fails to meet the requirements of Treasury Regulation Section 1.421-7(h)(2), the participant will cease automatically to participate in the Plan. In such event, the company will automatically cease to deduct the participant’s payroll under the Plan. The Company will pay to the participant his or her total payroll deductions for the Purchase Period, in cash in one lump sum (without interest), as soon as practicable after the participant ceases to participate in the Plan.

(d)            A participant’s completion of a subscription agreement will enroll such participant in the Plan for each successive Purchase Period and each subsequent Offering Period on the terms contained therein until the participant either submits a new subscription agreement, withdraws from participation under the Plan as provided in Section 10 hereof or otherwise becomes ineligible to participate in the Plan.

6.            Payroll Deductions.

(a)            At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount from one percent (1%) to twenty percent (20%) of the Compensation which he or she receives on each pay day during the Offering Period.

(b)            All payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. Except as described in Section 5(c) hereof, a participant may not make any additional payments into such account.

(c)            A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may increase or decrease the rate of, or suspend, his or her payroll deductions during the Offering Period by completing or filing with the Company a new subscription agreement authorizing a change in payroll deduction rate. The Administrator may, in its discretion, limit the number of participation rate changes during any Offering Period. The change in rate shall be effective with the first full payroll period following five (5) business days after the Company’s receipt of the new subscription agreement (or such shorter or longer period as may be determined by the Administrator, in its sole discretion).

(d)            Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant’s payroll deductions may be decreased to zero percent (0%) at any time during a Purchase Period.

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(e)            At the time the option is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Employee.

7.            Grant of Option. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company’s Common Stock determined by dividing such participant’s payroll deductions accumulated prior to such Exercise Date and retained in the participant’s account as of the Exercise Date by the applicable Purchase Price; provided, however, that in no event shall a participant be permitted to purchase during each Offering Period more than 8,000 shares of the Company’s Common Stock (subject to any adjustment pursuant to Section 19) and during each Purchase Period more than 2,000 shares of the Company’s Common Stock (subject to any adjustment pursuant to Section 19); and provided, further, that such purchase shall be subject to the limitations set forth in Sections 3(b) and 13 hereof. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of the Company’s Common Stock a participant may purchase during each Purchase Period and Offering Period. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof or otherwise becomes ineligible to participate in the Plan. The option shall expire on the last day of the Offering Period.

8.            Exercise of Option.

(a)            Unless a participant withdraws from the Plan as provided in Section 10 hereof or otherwise becomes ineligible to participate in the Plan, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of full shares subject to the option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares shall be purchased; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share shall be retained in the participant’s account for the subsequent Purchase Period or Offering Period. Any additional balance of the amount credited to the account of each participant which has not been applied to the purchase of shares of stock shall be paid to such participant in one lump sum in cash as soon as reasonably practicable after the Exercise Date, without any interest thereon. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

(b)            If the Administrator determines that, on a given Exercise Date, the number of shares with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (ii) the number of shares available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect, or (y) provide that the Company shall make a pro rata allocation of the shares available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 20 hereof. The Company may make pro rata allocation of the shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date. The balance of the amount credited to the account of each participant which has not been applied to the purchase of shares of stock because of the limitations set forth in Section 3(b), Section 7 or this Section 8(b) shall be paid to such participant in one lump sum in cash as soon as reasonably practicable after the Exercise Date, without any interest thereon.

XPERI - Proxy Statement	B-5

9.            Deposit of Shares. As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company may arrange for the deposit, into each participant’s account with any broker designated by the Company to administer this Plan, of the number of shares purchased upon exercise of his or her option.

10.          Withdrawal.

(a)            A participant may withdraw all but not less than all of the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by giving written notice to the Company in the form approved by the Administrator. All of the participant’s payroll deductions credited to his or her account during the Offering Period shall be paid to such participant as soon as reasonably practicable after receipt of notice of withdrawal and such participant’s option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period. If a participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement.

(b)            A participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

11.          Termination of Employment. Upon a participant’s ceasing to be an Eligible Employee, for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant’s account during the Offering Period shall be paid to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15 hereof, as soon as reasonably practicable and such participant’s option for the Offering Period shall be automatically terminated.

12.          Interest. No interest shall accrue on the payroll deductions or lump sum contributions of a participant in the Plan.

13.          Shares Subject to Plan.

(a)            Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 3,500,000 shares. If any right granted under the Plan shall for any reason terminate without having been exercised, the Common Stock not purchased under such right shall again become available for issuance under the Plan. The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

(b)            With respect to shares of stock subject to an option granted under the Plan, a participant shall not be deemed to be a stockholder of the Company, and the participant shall not have any of the rights or privileges of a stockholder, until such shares have been issued to the participant or his or her nominee following exercise of the participant’s option. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein.

14.          Administration.

(a)            The Plan shall be administered by the Board unless and until the Board delegates administration to a Committee as set forth below. The Board may delegate administration of the Plan to a Committee comprised of two or more members of the Board, each of whom is a “non-employee director” within the meaning of Rule 16b-3 which has been adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and which is otherwise constituted to comply with applicable law, and the term “Committee” shall apply to any persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers

B-6	XPERI - Proxy Statement

theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each member of the Committee shall serve for a term commencing on a date specified by the Board and continuing until the member dies or resigns or is removed from office by the Board. References in this Plan to the “Administrator” shall mean the Board unless administration is delegated to a Committee or subcommittee, in which case references in this Plan to the Administrator shall thereafter be to the Committee or subcommittee.

(b)            It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with the provisions of the Plan. The Administrator shall have the power to interpret the Plan and the terms of the options and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. The Administrator at its option may utilize the services of an agent to assist in the administration of the Plan including establishing and maintaining an individual securities account under the Plan for each participant. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan.

(c)            The Administrator may adopt sub-plans applicable to particular Designated Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Sections 13 and 23 hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

(d)            All expenses and liabilities incurred by the Administrator in connection with the administration of the Plan shall be borne by the Company. The Administrator may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Administrator, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon all participants, the Company and all other interested persons. No member of the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the options, and all members of the Board shall be fully protected by the Company in respect to any such action, determination, or interpretation.

15.          Designation of Beneficiary.

(a)            A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b)            Such designation of beneficiary may be changed by the participant at any time by written notice to the Company. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

16.          Transferability. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in

XPERI - Proxy Statement	B-7

Section 15 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

17.          Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

18.          Reports. Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

19.          Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

(a)            Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option, the maximum number of shares each participant may purchase each Purchase Period (pursuant to Section 7), as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

(b)            Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Administrator shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(c)            Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, any Purchase Periods then in progress shall be shortened by setting a New Exercise Date and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed sale or merger. The Administrator shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

20.          Amendment or Termination.

(a)            The Board may at any time and for any reason terminate or amend the Plan. Except as provided in Section 19 hereof, no such termination can affect options previously granted, provided that an Offering

B-8	XPERI - Proxy Statement

Period may be terminated by the Board if the Board determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 19 and this Section 20 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant without the consent of such participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain stockholder approval in such a manner and to such a degree as required.

(b)            Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Administrator shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.

(c)            In the event the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i)            altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(ii)            shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Administrator action; and

(iii)            allocating shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.

21.          Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22.          Conditions To Issuance of Shares. The Company shall not be required to issue or deliver any certificate or certificates for shares of Stock purchased upon the exercise of options prior to fulfillment of all the following conditions:

(a)            The admission of such shares to listing on all stock exchanges, if any, on which is then listed; and

(b)            The completion of any registration or other qualification of such shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable; and

(c)            The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable; and

XPERI - Proxy Statement	B-9

(d)            The payment to the Company of all amounts which it is required to withhold under federal, state or local law upon exercise of the option; and

(e)            The lapse of such reasonable period of time following the exercise of the Option as the Administrator may from time to time establish for reasons of administrative convenience.

23.          Term of Plan. This amended and restated Plan shall be effective on the date it is approved by the Company’s stockholders (the “Restatement Effective Date”). This amended and restated Plan shall be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the initial adoption of the amended and restated Plan by the Board. In the event this amended and restated Plan is not approved by the Company’s stockholders, this amended and restated Plan shall not become effective and the Xperi Corporation 2003 Employee Stock Purchase Plan, as in effect prior to the approval of this amended and restated Plan by the Board, shall continue in full force and effect in accordance with its terms. The Plan shall be in effect until terminated under Section 20 hereof.

24.          Automatic Transfer to Low Price Offering Period. To the extent permitted by any applicable laws, regulations, or stock exchange rules, if the Fair Market Value of the Common Stock on any Exercise Date in an Offering Period is lower than the Fair Market Value of the Common Stock on the Enrollment Date of such Offering Period, then (i) a new twenty-four (24) month Offering Period will automatically begin on the first trading day following that Exercise Date, and (ii) all participants in such Offering Period shall be automatically withdrawn from such Offering Period immediately after the exercise of their option on such Exercise Date and automatically re-enrolled in the immediately following Offering Period as of the first day thereof.

25.          Equal Rights and Privileges. Except with respect to sub-plans designed to be outside the scope of Section 423 of the Code, all Eligible Employees of the Company (or of any Designated Subsidiary) will have equal rights and privileges under this Plan to the extent required under Section 423 of the Code or the regulations promulgated thereunder so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code or the Treasury Regulations thereunder. Any provision of this Plan that is inconsistent with Section 423 or applicable Treasury regulations will, without further act or amendment by the Company, the Board or the Administrator, be reformed to comply with the equal rights and privileges requirement of Section 423 or applicable Treasury regulations.

26.          No Employment Rights. Nothing in the Plan shall be construed to give any person (including any Eligible Employee or participant) the right to remain in the employ of the Company, a Parent or a Subsidiary or to affect the right of the Company, any Parent or any Subsidiary to terminate the employment of any person (including any Eligible Employee or participant) at any time, with or without cause.

27.          Notice of Disposition of Shares. Each participant shall give prompt notice to the Company of any disposition or other transfer of any shares of stock purchased upon exercise of an option if such disposition or transfer is made: (a) within two (2) years from the Enrollment Date of the Offering Period in which the shares were purchased or (b) within one (1) year after the Exercise Date on which such shares were purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the participant in such disposition or other transfer.

28.          Governing Law. The validity and enforceability of this Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law.

B-10	XPERI - Proxy Statement

Appendix C—Reconciliation of GAAP and Non-GAAP Financial Measures

Included within this Proxy Statement are certain non-GAAP financial measures that supplement the Company’s operating results prepared under GAAP. Reconciliations of GAAP to non-GAAP amounts presented within this Proxy Statement are provided below. These non-GAAP measures are not meant as a substitute for GAAP, but are included solely for informational and comparative purposes. The Company’s management believes that this information can assist investors in evaluating the Company’s operational trends, financial performance, and cash generating capacity. Management believes these non-GAAP measures allow investors to evaluate the Company’s financial performance using some of the same measures as management. However, the non-GAAP financial measures should not be regarded as a replacement for or superior to corresponding, similarly captioned, GAAP measures.

Reconciliation of GAAP Revenue to Recurring Revenue (in $ millions)

2017

Total revenue	$373.7
Less: episodic revenue	(39.8)

Recurring revenue	$333.9

Reconciliation of 2017 GAAP Revenue to Revenue for MBO Plan Purposes (in $ millions)

	Audio	Imaging	Product licensing segment	Semiconductor and IP licensing segment	Total

GAAP Revenue	$142.7	$25.2	$167.9	$205.8	$373.7
Customer billings not recognized as revenue	51.6	-	51.6	1.4	53.0

Revenue for purposes of MBO Plans	$194.3	$25.2	$219.5	$207.2	$426.7

XPERI - Proxy Statement	C-1

Reconciliation of 2017 GAAP Operating Loss to non-GAAP Net Income (in $ millions)

GAAP operating loss	$(31.5)

Adjustments to GAAP operating loss

Customer billings not recognized as revenue	53.0
Stock-based compensation expense	33.5
Acquisition transaction costs	1.8
Severance from DTS acquisition	1.4
Post acquisition retention bonus to DTS employees	14.5
Assumed tax effect at 30%	(21.8)

Non-GAAP net income	$50.9

Reconciliation of 2017 GAAP Operating Loss to non-GAAP Operating Income (in $ millions)

GAAP operating loss	$(31.5)

Adjustments to GAAP operating loss

Customer billings not recognized as revenue	53.0
Stock-based compensation expense	33.5
Amortization of acquired intangibles	111.9
Acquisition transaction costs	1.8
Severance from DTS acquisition	1.4
Post acquisition retention bonus to DTS employees	14.5

Non-GAAP operating income	$184.6

Reconciliation of 2017 Product Licensing Segment Operating Loss to non-GAAP Operating Income (in $ millions)

Operating loss	$(4.8)

Adjustments to operating loss

Customer billings not recognized as revenue	51.6
Stock-based compensation expense included in R&D	8.4
Amortization of acquired intangibles	90.3
To allocate expenses for MBO plan purposes
Non-GAAP selling, general and administrative	(79.0)

Non-GAAP operating income	$66.5

C-2	XPERI - Proxy Statement

Reconciliation of 2017 Product Licensing Segment Operating Loss to non-GAAP Operating Income by Business (in $ millions)

	Product Licensing	Audio	Imaging

Revenue	$167.9	$142.7	$25.2
Operating expenses	172.7	157.3	15.4

Operating loss	(4.8)	(14.6)	9.8

Adjustments to operating loss

Customer billings not recognized as revenue	51.6	51.6	-
Stock-based compensation expense included in R&D	8.4	8.4	-
Amortization of acquired intangibles	90.3	87.8	2.5
To allocate expenses for MBO plan purposes
Non-GAAP selling, general and administrative	(79.0)	(73.5)	(5.5)

Non-GAAP operating income	$66.5	$59.7	$6.8

XPERI - Proxy Statement	C-3

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 26, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. on April 26, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
	Nominees
		For	Against	Abstain
1A	John Chenault	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.		For	Against	Abstain
1B	David C. Habiger	☐	☐	☐	2.	To approve the Company’s Seventh Amended and Restated 2003 Equity Incentive Plan;	☐	☐	☐
1C	Richard S. Hill	☐	☐	☐	3.	To approve the Company’s Amended and Restated 2003 Employee Stock Purchase Plan;	☐	☐	☐
1D	Jon Kirchner	☐	☐	☐	4.	To hold an advisory vote to approve executive compensation;	☐	☐	☐
1E	V. Sue Molina	☐	☐	☐	5.	To ratify the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm of the Company for its year ending December 31, 2018;	☐	☐	☐
1F	George Riedel	☐	☐	☐
1G	Christopher A. Seams	☐	☐	☐
					NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on April 27, 2018:

The Notice & Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com

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XPERI CORPORATION 2018 Annual Meeting of Stockholders Hyatt Regency Westlake 880 S Westlake Blvd. Westlake Village, CA 91361

Jon Kirchner, Paul Davis and Robert Andersen, or any of them acting alone, are hereby authorized to represent and to vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Xperi Corporation, to be held on April 27, 2018 at 8:00 a.m. Pacific Daylight Time or at any postponement or adjournment thereof. Each of proposals 1 through 5 are proposed by Xperi Corporation.

This proxy, when properly executed, will be voted in the manner directed herein. If no directions are indicated on an executed proxy, the holder of the proxy will vote this proxy in accordence with the Board of Director’s recommendations. The holder of the proxy is authorized to vote in his discretion upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side